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As filed with the Securities and Exchange Commission on February 27, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

IKANOS COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3661 (Primary Standard Industrial Classification Code Number)	73-1721486 (I.R.S. Employer Identification Number)

47669 Fremont Boulevard
Fremont, CA 94538
(510) 979-0400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rajesh Vashist
President and Chief Executive Officer
47669 Fremont Boulevard
Fremont, CA 94538
(510) 979-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John T. Sheridan, Esq. Arthur F. Schneiderman, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	William B. Brentani, Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common stock, par value $0.001 per share	$150,000,000	$16,050

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2006

PROSPECTUS

                  Shares
Common Stock

We are selling                        shares of our common stock and the selling stockholders named in this prospectus are selling            shares. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Nasdaq National Market under the symbol "IKAN." On February 24, 2006, the last sale price for our common stock as reported on the Nasdaq National Market was $22.61 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Ikanos (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

The selling stockholders have granted the underwriters a 30-day option to purchase up to            additional shares of common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about            , 2006.

Citigroup	Lehman Brothers

Deutsche Bank Securities	Thomas Weisel Partners LLC
Needham & Company, LLC

                        , 2006

We design and develop highly programmable semiconductors that enable broadband for interactive services such as internet protocol televison (IPTV), on-line file sharing, gaming and video conferencing.

IKANOS communications®

BME

Fx™ and FxS™ Family of Chipsets

BME
BME

SmartLeap® and CleverConnect® Family of Chipsets

        You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

        You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed under the caption "Risk Factors."

Ikanos Communications

        We are a leading developer and provider of highly programmable semiconductors that enable fiber-fast broadband services over telephone companies' existing copper lines. We use the term "fiber-fast" to refer to maximum transmission rates from 50 megabits per second, or Mbps, to 100 Mbps to download or receive information "downstream" and from 30 Mbps to 100 Mbps to upload or transmit information "upstream." In February 2006, we acquired network processing and ADSL assets, which we refer to as the NPA acquisition, that we believe will enable us to become a leading developer and provider of residential gateway semiconductors providing routing, network security and wireless LAN functionality. Our expertise in high-performance communications, transmission media and carrier systems enables us to integrate digital and analog signal processing functions into a single chipset that consists of multiple semiconductors. Our chipsets are incorporated in communications and residential gateway systems that are deployed by telephone companies, or carriers, to enable subscribers to receive Triple Play services, including data, voice and video content. By deploying communication systems that incorporate our chipsets, carriers are able to leverage their existing copper infrastructure to provide fiber-fast broadband services, thereby enabling cost-effective delivery of advanced digital media, video, communications and interactive broadband applications. We are a "fabless" semiconductor company in that we outsource all of the manufacturing, assembly and testing of our semiconductors to our outsourcing partners.

        Our customers consist primarily of large communications original equipment manufacturers, or OEMs, that sell to leading carriers. To date, we have shipped chipsets to enable over ten million ports. A port is the physical connection between the fiber network and the copper telephone line, as well as between the copper telephone line and the customer premises. Our chipsets have been designed into systems offered by leading OEMs including: Alcatel, Calix, Inc., Dasan Networks, Inc., ECI Telecom, Ltd., Huawei Technologies Co., Ltd., Marconi Corporation plc, Millinet Co., Ltd., NEC Corporation, Netopia, Inc., Nokia Corporation, Salira Optical Network Systems, Inc., the SAFRAN Group, of which Sagem Communication is a subsidiary, Siemens AG, Samsung Electronics Co., Ltd., Sumitomo Electric Industries, Ltd., Tellabs, Inc., UTStarcom Incorporated, Wins Communications Co., Ltd., Woojyun Systec Co., Ltd., ZTE Corporation and ZyXEL Communications Corp. Our OEM customers have sold systems that include our chipsets to the following major carriers: Belgacom, France Telecom, KDDI Corp., Korea Telecom Corp., Nippon Telegraph & Telephone Corp., Softbank BroadBand, Swisscom and Telecom Italia (France). Our chipsets are also being evaluated for deployment by other leading carriers.

        We were incorporated in April 1999 and through December 31, 2001, we were engaged principally in research and development. We began commercial shipment of our semiconductors in the fourth quarter of 2002. Our net revenue increased from $29.0 million in 2003 to $85.1 million in 2005. Sales to NEC Corporation (Magnus), Sumitomo Electric Industries, Ltd., Dasan Networks, Inc. and Millinet Co., Ltd., our four largest OEM customers, accounted for 89.0% of our net revenue for the year ended December 31, 2005. In addition, sales in Asia accounted for 97.8% of our net revenue for the year ended December 31, 2005. We first became profitable in the third quarter of 2005. As of December 31, 2005, we had an accumulated deficit of $86.6 million, and total stockholders' equity of $104.0 million. For the year ended December 31, 2005, our operating activities generated $6.6 million in cash from operations.

        Consumers and businesses are increasingly demanding access to advanced digital media, video, communications and interactive broadband applications that require high data rates for downstream and upstream transmissions. These applications include broadcast television, high definition television, or HDTV, Internet Protocol television, or IPTV, video on demand, or VOD, interactive television, peer-to-peer file sharing, sending and receiving advanced digital media, video conferencing, video surveillance, streaming audio and video, online gaming and game hosting and voice transmission over the Internet Protocol, or VoIP. In addition, carriers offer Triple Play and interactive broadband services to their subscribers. Interactive broadband provides a richer user experience through the combination of higher upstream and downstream transmission rates, which, together with customizable applications, provides more personalized services than broadcast-oriented networks, such as interactive television. Moreover, fiber-fast broadband enables telephone carriers to offer Triple Play and interactive services that may surpass the services currently provided by cable operators.

        The majority of consumers today connect to the Internet and other communications networks through carriers' copper lines. There is an enormous disparity between bandwidth in the carriers' fiber network and the bandwidth available to end users. We believe that deploying fiber directly to the end user in order to reduce the bandwidth gap is cost prohibitive and time consuming. Our chipsets enable carriers to bridge the bandwidth gap between fiber and copper using existing copper lines, thereby enabling the cost-effective and timely deployment of advanced digital media, video, communications, interactive broadband and other Triple Play services. In order to deliver Triple Play and interactive services, increasingly carriers are offering customers residential gateway equipment that implements functions such as network security, IP routing, Wireless LAN and VoIP.

        As a result, with our fiber-fast broadband and residential gateway chipsets, carriers are able to quickly utilize their existing copper lines to deliver advanced revenue-generating services to their customers.

        We offer multiple product lines that are designed to address different segments of the broadband semiconductor markets for both carrier networks and subscriber premises equipment:

  •
  Our Fx and FxS family of products is targeted at the fiber extension over copper market, in which deployment distances are generally no more than 3,000 feet, and provides transmission rates up to 100 Mbps downstream and upstream;

  •
  Our SmartLeap and CleverConnect family of products is targeted at the broadband over copper market, in which deployment distances generally reach up to 15,000 feet, and provides transmission rates up to 60 Mbps downstream and 30 Mbps upstream;

  •
  Our Eagle family of ADSL PHY products is primarily targeted at the broadband over copper market, and provides transmission rates up to 24 Mbps downstream and 1 Mbps upstream; and

  •
  Our Fusiv family of residential gateway products is primarily targeted at customer premises equipment (CPE) for both the fiber extension and broadband over copper markets.

        Carriers choose our chipsets from these multiple product lines based upon the design of their networks, including the distance between the fiber termination point and the customer premises. In addition, carriers choose among the Fusiv family of residential gateway semiconductors based upon the services and functions they wish to provide their customers.

        We have incorporated features and functions into our chipsets that previously had to be developed by our OEM customers as part of their own systems. We refer to these features and functions as our systems-level capabilities. Our systems-level capabilities enable our OEM customers to reduce costs, accelerate time to market and enhance the flexibility of their systems.

Corporate Information

        We were incorporated as a California corporation in April 1999, and we reincorporated in Delaware in September 2005. Our principal executive office is located at 47669 Fremont Boulevard, Fremont, CA 94538. Our telephone number at that location is (510) 979-0400. Our website address is www.Ikanos.com. This is a textual reference only. We do not incorporate the information on our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. We were incorporated in 1999 as Velocity Communications and changed our name to Ikanos Communications in December 2000. When we reincorporated in Delaware in September 2005, our name changed to Ikanos Communications, Inc.

        Ikanos Communications, Ikanos Communications & Designs, SmartLeap, CleverConnect, Eagle and Fusiv are our registered trademarks. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

The Offering

Common stock to be offered by Ikanos	shares
Common stock to be offered by selling stockholders	shares
Common stock to be outstanding after the offering	shares
Use of proceeds	We estimate that the net proceeds to us from the sale of shares of common stock that we are offering will be $ million, assuming an offering price of $ per share. We estimate that our net proceeds will be $ million. We intend to use the net proceeds of the offering that we receive for general corporate purposes, including working capital and capital expenditures, and potential investments and acquisitions. We will not receive any proceeds from the sale of shares by the selling stockholders.
Over-allotment option	The selling stockholders have granted the underwriters a 30-day option to purchase from the selling stockholders from time to time up to an additional of our shares of common stock to cover over-allotments.
Nasdaq National Market symbol	IKAN

        The number of shares of our common stock shown above to be outstanding after the offering is based on shares outstanding as of December 31, 2005. This information excludes:

  •
  3,933,243 shares of common stock issuable upon the exercise of outstanding stock options, with exercise prices ranging from $0.36 to $14.38 per share and a weighted average exercise price of $3.92 per share;

  •
  12,000 restricted stock units; and

  •
  1,105,679 shares of common stock available for future issuance under our stock option plans. Each of our 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan contains a provision that automatically increases its share reserve each year, as more fully described in "Management—Employee Benefit Plans."

        Except as otherwise indicated in this prospectus, information in this prospectus assumes the underwriters' over-allotment option will not be exercised to purchase additional shares in the offering.

Summary Consolidated Financial Data

        The following table presents our historical summary consolidated financial data and summary unaudited pro forma consolidated financial data. You should read this information together with the information included under the captions "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our fiscal years are the 52 or 53 week periods ended on the Sunday nearest the end of December. Our fiscal quarters reported are the consecutive 13th or 14th week periods ending on the Sunday nearest to the end of the month. For presentation purposes, our consolidated financial statements and related notes have been presented as ending on the last day of the nearest calendar month. The unaudited pro forma consolidated financial data is presented for illustrative purposes only and does not purport to represent what our results of operations or financial position would have been if the NPA acquisition had occurred as of the dates indicated or what they will be for future periods.

	Year ended December 31,					Pro forma year ended December 31, 2005 (1)
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Statements of Operations Data:
Net revenue	$—	$4,116	$29,045	$66,676	$85,071	$138,311
Costs and expenses:
Cost of revenue (2)	—	4,122	28,677	40,215	39,281	75,409
Research and development (2)	15,418	16,775	21,419	21,732	28,439	46,593
Selling, general and administrative (2)	2,100	3,676	8,841	13,299	15,532	27,743

Total costs and expenses	17,518	24,573	58,937	75,246	83,252	149,745

Income (loss) from operations	(17,518)	(20,457)	(29,892)	(8,570)	1,819	(11,434)
Interest income (expense), net	(188)	(6)	22	106	1,218	—

Income (loss) before income taxes	(17,706)	(20,463)	(29,870)	(8,464)	3,037	(11,434)
Provision for income taxes	—	—	—	—	(295)	(890)

Net income (loss)	$(17,706)	$(20,463)	$(29,870)	$(8,464)	$2,742	$(12,324)

Basic net income (loss) per share	$(39.70)	$(35.96)	$(43.16)	$(5.59)	$0.14	$(0.65)
Diluted net income (loss) per share	$(39.70)	$(35.96)	$(43.16)	$(5.59)	$0.13	$(0.65)
Weighted average number of shares in calculating net income (loss) per share
Basic	446	569	692	1,515	19,002	19,002
Diluted	446	569	692	1,515	21,161	19,002
	Three months ended
	Mar. 31, 2004	Jun. 30, 2004	Sep. 30 2004	Dec. 31, 2004	Mar. 31, 2005	Jun. 30, 2005	Sep. 30, 2005	Dec. 31, 2005
	(in thousands)
Net revenue	$14,272	$15,919	$18,037	$18,448	$12,286	$19,243	$25,010	$28,532
Cost of revenue	11,741	9,291	9,542	9,641	6,255	8,841	10,950	13,235
Net income (loss)	$(4,922)	$(2,232)	$(844)	$(466)	$(3,875)	$(436)	$3,071	$3,982

(footnotes on following page)

	Actual	Pro forma	Pro forma as adjusted
	(in thousands)
Balance Sheet Data: (3)
Cash, cash equivalents and short-term investments	$93,920	$61,536	$
Working capital	95,627	70,216
Total assets	125,595	122,695
Short and long-term debt and capital lease obligations	1,964	1,964
Total stockholders' equity	103,976	101,076

(1)
Pro forma amounts give effect to the NPA acquisition as if the acquisition had occurred as of January 1, 2005.

(2)
Amounts include stock-based compensation as follows:

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Cost of revenue	$—	$—	$74	$40	$271
Research and development	—	—	2,415	1,054	3,832
Selling, general and administrative	35	14	3,154	3,876	4,120

Total stock-based compensation	$35	$14	$5,643	$4,970	$8,223

(3)
The balance sheet data is a summary of our balance sheet data as of December 31, 2005:

•
on an actual basis;

•
on a pro forma basis to give effect to the NPA acquisition as if the acquisition had occurred as of December 31, 2005; and

•
on a pro forma as adjusted basis to give effect to the NPA acquisition as if the acquisition had occurred as of December 31, 2005 and the sale of                         shares of common stock by us in the offering at an assumed public offering price of $             per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock.

Risks Related to Our Business

We have a limited operating history and our quarterly operating results may fluctuate significantly. As a result, we may fail to meet or exceed our forecasts or the expectations of securities analysts or investors, which could cause our stock price to decline. In addition, we have experienced high growth rates in our net revenue in recent fiscal quarters. We do not expect similar net revenue growth rates in future periods.

        We have a limited operating history which makes it difficult to evaluate our prospects. While our commercial operations began in 1999, we did not begin commercial shipments of our products until the fourth quarter of 2002. Since then, our quarterly net revenue and operating results have varied significantly and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. For example, in the quarter ended March 31, 2005, our net revenue decreased by $6.2 million, or 33.4%, from the previous quarter, ended December 31, 2004, but then increased by $7.0 million, or 56.6%, in the next quarter, ended June 30, 2005. Quarterly fluctuations in revenue are typical in our industry, and are likely to continue in the future. In addition, our expenses are also subject to quarterly fluctuations resulting from factors including the costs related to new product releases. If our operating results do not meet the expectations of securities analysts or investors for any quarter or other reporting period, the market price of our common stock may decline. Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those identified throughout this "Risk Factors" section. As a result, you should not rely on quarter to quarter comparisons of our operating results as an indicator of future performance. In addition, in our last three fiscal quarters ended December 31, 2005, our net revenue has grown 56.6%, 30.0% and 14.1% quarter over quarter. We do not expect similar net revenue growth rates in future periods.

We recently completed the NPA acquisition and if we are not successful in integrating the technology and employees from the acquisition into our existing business, then our operating results may be harmed.

        In February 2006, we completed the NPA acquisition. Through this acquisition, we added 46 employees in Hyderabad, India, 11 in Toronto, Canada and 17 in San Jose, California. This is our first acquisition and we face numerous challenges in integrating these employees into our organization as well as integrating the newly acquired technologies we purchased into our existing broadband solutions.

        The net revenue from the acquired business has been highly concentrated among customers. We do not have a prior relationship with many of these customers. The success of our business is dependent in part upon our ability to develop strong relationships with these customers and for the customers to continue to order network processing products from us.

        We may experience more difficulty and costs than we anticipate in integrating the technology we acquired in the NPA acquisition. Although we do have certain rights to seek indemnification from the seller in the event third parties make claims with respect to ownership of these technologies, these types of claims, if filed, are inherently costly to litigate and distract management from the operation of the business. In addition, we may not be successful in defending ourselves against any such claims. If customer demand for the network processing products we acquired in the NPA acquisition does not meet our expectations, we will have expended significant management and financial resources on assets that will not realize their revenue potential. If any of these risks were to be realized, our operating results would be harmed.

        We expect our working capital requirements to increase significantly as a result of the NPA acquisition as that business has historically been, and may continue to be, operated on different, and frequently less favorable, terms than those we have historically negotiated to operate our fiber-fast broadband business. For example, payment terms on products shipped were generally on longer terms than we customarily provide. Additionally, purchasing decisions were frequently made in advance of receiving customer forecasts. As a result, we have a higher risk of excess inventory with respect to this business. If we are unsuccessful in addressing these challenges, our operating results may be harmed.

We have a history of losses, and future losses may cause the market price of our common stock to decline. We may not be able to generate sufficient net revenue in the future to achieve or sustain profitability.

        We first became profitable in the third fiscal quarter of 2005. We incurred significant net losses prior to that quarter. As a result of the NPA acquisition, we expect to experience a net loss in 2006 primarily relating to non-cash acquisition-related charges. As of December 31, 2005, we had an accumulated deficit of $86.6 million. To achieve or sustain profitability, we will need to generate and sustain higher net revenue while maintaining reasonable cost and expense levels. We expect to increase expense levels to support increased research and development efforts related to new and existing product development and sales and marketing efforts. Because many of our expenses are fixed in the short term, or are incurred in advance of anticipated sales, we may not be able to decrease our costs and expenses in a timely manner to offset any shortfall of sales. Although we have recently achieved profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

If demand for our chipsets declines or does not grow, we will be unable to increase or sustain our net revenue and our operating results will be harmed.

        We currently expect our chipsets to account for substantially all of our net revenue for the foreseeable future. We began deriving revenues in the first quarter of 2006 from products related to the NPA acquisition. If we are unable to develop new products or successfully integrate the newly acquired products to meet our customers' demand in a timely manner or demand for our chipsets declines or fails to grow as a result of competition or technological changes, it would harm our business. The markets for our products are characterized by frequent introduction of new chipsets, short product life cycles and significant price competition. If we or our OEM customers are unable to manage product transitions in a timely and cost-effective manner, our net revenue would suffer. In addition, frequent technology changes and introduction of next generation products may result in inventory obsolescence, which would increase our cost of revenue and adversely affect our operating performance.

The average selling prices of our products are subject to rapid declines, which may harm our net revenue and profitability.

        The products we develop and sell are used for high volume applications and are subject to rapid declines in average selling prices. We have lowered our prices significantly at times to gain market share, and we expect that we will continue to reduce prices in the future. Offering reduced prices to one customer could impact our average selling prices to all customers. Our financial results will suffer if we are unable to offset any future reductions in our average selling prices by increasing our sales volumes, or if we are unable to reduce our costs and expenses or develop new or enhanced products on a timely basis with higher selling prices.

Because we depend on a few significant customers for a substantial portion of our net revenue, the loss of any of our key customers, our inability to continue to sell existing and new products to our key customers in significant quantities or our failure to attract new significant customers could adversely impact our net revenue and harm our business.

        We derive a substantial portion of our net revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer or a decline in business with any significant customer would materially and adversely affect our financial condition and results of operations. The following OEM customers accounted for more than 10% of our net revenue for any one of the periods indicated. Sales made to these OEMs were made through the indicated third-party sales representatives:

		Percentage of our net revenue for year ended December 31,
OEM Customer
	Sales Representative	2004	2005
NEC Corporation (Magnus)	NEC Corporation (USA)	44.9%	44.2%
Sumitomo Electric Industries, Ltd.	Altima	22.9	27.8
Dasan Networks, Inc.	Uniquest Corporation	11.3	11.6
Millinet Co., Ltd.	Uniquest Corporation	6.7	5.4

        We expect that a small group of OEM customers, the composition of which has varied over time, will continue to account for a substantial portion of our net revenue in 2006 and in the foreseeable future. In addition, we expect to continue to sell the network processing and ADSL products acquired in the NPA acquisition to the existing customer base for these products. The SAFRAN Group, of which Sagem Communication is a subsidiary, represented 73% of net sales for the acquired business for the year ended October 29, 2005. Accordingly, our future operating results will continue to depend on the success of our largest OEM customers and on our ability to sell existing and new products to these customers in significant quantities. Demand for our chipset products is based on carrier demand for our OEM customers' systems products. Accordingly, a reduction in growth of carrier deployment of fiber-fast broadband services would adversely affect our product sales and business.

        In addition, our longstanding relationships with some of our larger OEM customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing OEM customers, we have offered and may continue to offer certain customers favorable prices on our products. If these prices are lower than the prices paid by our existing OEM customers, we may have to offer the same lower prices to certain of our customers. In that event, our average selling prices would decline. The loss of a key customer, a reduction in sales to any major customer or our inability to attract new significant customers could harm our business.

Because of the rapid nature of technological development in our industry and the intense competition we face, our products become outmoded in a relatively short period of time, which requires us to provide frequent updates and/or replacements to existing products. If we do not successfully manage the transition process to next generation chipset products, our operating results may be harmed.

        Our industry is characterized by rapid technological innovation and intense competition. Accordingly, our success depends in part on our ability to develop next generation chipset products in a timely and cost-effective manner. The development of new chipset products is complex and time consuming. If we do not rapidly develop our next generation chipset products ahead of our competitors, we may lose both existing and potential customers to our competitors. Conversely, even if we are successful in rapidly developing new chipset products ahead of our competitors and we do not cost-effectively manage our inventory levels of existing products when making the transition to the new chipset products, our financial results may be negatively affected by high levels of obsolete inventory. If either of the foregoing were to occur, then our operating results would be harmed.

We rely on a limited number of independent subcontractors to manufacture, package and test our current products, and our failure to secure and maintain sufficient capacity with these subcontractors could impair our relationships with customers and decrease sales, which would negatively impact our market share and operating results.

        We are a fabless semiconductor company in that we do not own or operate a fabrication or manufacturing facility. Seven outside factory subcontractors located in Taiwan, Austria, Malaysia, Korea, China and Singapore manufacture, assemble and test all of our semiconductor devices in current production, two of which are also our wafer foundries. In addition, in connection with the NPA acquisition, we did not assume specific supply contracts and will need to form relationships with the former suppliers of key components for network processing products. We do not have existing relationships with these suppliers and can make no assurances that these suppliers will continue to provide supplies under the same or similar terms as they had done prior to the NPA acquisition. In past periods of high demand in the semiconductor market, we have experienced delays in meeting our capacity demand and as a result were unable to deliver products to our customers on a timely basis. In addition, we have experienced similar delays due to technical and quality control problems at our subcontractors' facilities. In the future, if any of these events occur, or if these facilities suffer any damage, power outages, financial difficulties or any other disruption, we may be unable to meet our customer demand on a timely basis, or at all, and may need to successfully qualify an alternative facility in a timely manner in order to not disrupt our business. We typically require several months or more to qualify a new facility or process before we can begin shipping products. If we cannot accomplish this qualification in a timely manner, we would experience a significant interruption in supply of the affected products. If we are unable to secure sufficient capacity at our subcontractors' existing facilities, or in the event of a closure or significant delay at any of these facilities, our relationships with our customers would be harmed and our market share and operating results would suffer as a result. In addition, we do not have formal pricing agreements with our subcontractors regarding the pricing for the products and services that they provide us. If their pricing for the products and services they provide increases and we are unable to pass along such increases to our OEM customers, our operating results would be adversely affected.

When demand for manufacturing capacity is high, we may take various actions to try to secure sufficient capacity, which may be costly and negatively impact our operating results.

        The ability of each of our subcontractors' manufacturing facilities to provide us with semiconductors is limited by its available capacity and existing obligations. Although we have purchase order commitments to supply specified levels of products to our OEM customers, we do not have a guaranteed level of production capacity from any of our subcontractors' facilities that we depend on to produce our semiconductors. Facility capacity may not be available when we need it or at reasonable prices. We place our orders on the basis of our OEM customers' purchase orders or our forecast of customer demand, and our subcontractors may not be able to meet our requirements in a timely manner. For example, in 2003 and the first nine months of 2004 as well as the second half of 2005 and continuing, general market conditions in the semiconductor industry resulted in a significant increase in demand at these facilities. The demand for our OEM customers' products increased significantly and we were asked to produce significantly higher quantities than in the past and to deliver on short notice. In addition, our subcontractors have also allocated capacity to the production of other companies' products and reduced deliveries to us on short notice. It is possible that our subcontractors' other customers that are larger and better financed than we are, or that have long-term agreements with our subcontractors, may have induced our subcontractors to reallocate capacity to them. If this reallocation were to occur again, it could impair our ability to deliver products on a timely basis.

        Although we use two independent wafer foundries to manufacture all of our semiconductor products, each of our products is designed to be manufactured in a specific process at only one of these wafer foundries. Accordingly, if one of these wafer foundries were unable to provide us with semiconductors as needed, we could experience significant delays in securing sufficient supplies of those semiconductors. We cannot assure you that any of the existing or new wafer foundries that we use will be able to produce semiconductor devices with acceptable manufacturing yields, or that the wafer foundries will be able to deliver enough devices to us on a timely basis, or at reasonable prices. This could impair our ability to meet our OEM customers' needs.

        In order to secure sufficient manufacturing facility capacity when demand is high and mitigate the risks described in the foregoing paragraphs, we may enter into various arrangements with subcontractors that could be costly and harm our operating results, including:

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  option payments or other prepayments to a subcontractor;

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  nonrefundable deposits with or loans to subcontractors in exchange for capacity commitments;

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  contracts that commit us to purchase specified quantities of components over extended periods;

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  purchase of testing equipment for specific use at our subcontractors' facilities;

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  issuance of our equity securities to a subcontractor; and

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  other contractual relationships with subcontractors.

        We may not be able to make any such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility and not be on terms favorable to us. Moreover, if we are able to secure facility capacity, we may be obligated to use all of that capacity or incur penalties. These penalties and obligations may be expensive and require significant capital and could harm our business.

In the event we seek to use new wafer foundries to manufacture a portion of our semiconductor products, we may not be able to bring the new foundries on-line rapidly enough and may not achieve the anticipated cost reductions.

        As indicated, we use two independent wafer foundries to manufacture all of our semiconductor products, which exposes us to a substantial risk of delay, increased costs and customer dissatisfaction in the event that either one of these foundries were unable to provide us with our semiconductor requirements. Particularly during times when semiconductor capacity is limited, we may seek to qualify additional wafer foundries to meet our requirements. In order to bring these new foundries on-line, our customers would need to qualify the new facility, which process could take as long as several months. Once qualified, these new foundries would then require an additional number of months to actually begin producing semiconductors to meet our needs, by which time our perceived need for additional capacity may have passed or the opportunities we previously identified may have been lost to our competitors. Furthermore, even if these new foundries offer better pricing than our existing manufacturers, if they prove to be less reliable than our existing manufacturers, we would not achieve some or all of our anticipated cost reductions.

If our subcontractors' manufacturing facilities do not achieve satisfactory yields or quality, our relationships with our customers and our reputation will be harmed and, if this were to occur, our net revenue and operating income could decline and our cost of revenue as a percentage of net revenue could increase.

        The fabrication of semiconductors is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be stopped or suspended. Although we work closely with our subcontractors to minimize the likelihood of reduced manufacturing yields, their facilities have from time to time experienced lower than anticipated manufacturing yields that have resulted in our inability to meet our customer demand. It is not uncommon for yields in semiconductor fabrication facilities to decrease in times of high demand, in addition to reduced yields that may result from normal wafer lot loss due to workmanship or operational problems at these facilities. When these events occur, especially simultaneously, as happens from time to time, we may be unable to supply our customers' demand. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. In addition, because we purchase wafers, our exposure to low wafer yields from our subcontractors' wafer foundries is increased. Poor yields from the wafer foundries or defects, integration issues or other performance problems in our products could cause us significant customer relations and business reputation problems, or force us to sell our products at lower gross margins and therefore harm our financial results. Conversely, unexpected yield improvements could result in us holding excess inventory that would also negatively impact our gross margins. In addition, manufacturing defects may not be detected by the testing process performed by our subcontractors. If defects are discovered after we have shipped our products, our reputation would be harmed and our net revenue and operating income could decline and our cost of revenue as a percentage of net revenue could increase.

We base orders for inventory on our forecasts of our OEM customers' demand and if our forecasts are inaccurate, our financial condition and liquidity would suffer.

        We place orders with our suppliers based on our forecasts of our OEM customers' demand. Our forecasts are based on multiple assumptions, each of which may introduce errors into our estimates. In the past, when the demand for our OEM customers' products increased significantly, we were not able to meet demand on a timely basis, and we expended a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations. If we underestimate customer demand, we may forego revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect to or at all. As a result, we would have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our cost of revenue and create a drain on our liquidity. Our failure to accurately manage inventory against demand would adversely affect our financial results.

To remain competitive, we need to continue to transition our semiconductor chips to increasingly smaller sizes, and our failure to do so may harm our business.

        We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller chips, which are measured in microns and referred to as geometry processes. We have designed our products to be manufactured in 0.8 micron, 0.25 micron, 0.18 micron and 0.13 micron geometry processes. We are currently migrating some of our products to even smaller 90-nanometer geometry process technology, and over time, we are likely to migrate to even smaller geometries. The smaller chip size reduces our production and packaging costs, which enables us to be competitive in our pricing. The transition to smaller geometries requires us to work with our subcontractors to modify the manufacturing processes for our products and to redesign some products. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes, all of which could harm our relationships with our customers, and our failure to do so would impact our ability to provide competitive prices to our customers, which would have a negative impact on our sales.

We face intense competition in the semiconductor industry and the broadband communications markets, which could reduce our market share and negatively impact our net revenue.

        The semiconductor industry and the broadband communications markets are intensely competitive. We currently compete or expect to compete with, among others, Broadcom Corporation, Centillium Communications, Inc., Conexant Systems, Inc., Infineon Technologies A.G., Marvell Technology Group Ltd., Metalink Ltd., STMicroelectronics N.V. and Texas Instruments Incorporated, which companies, we believe, have experience in very-high-bit-rate-digital subscriber line, or VDSL, or VDSL-like, technology. We also expect to compete with Freescale Semiconductor, Inc., Intel Corporation, Marvell Technology Group Ltd., PMC-Sierra, Inc. and Realtek Semiconductor Corp., in the network processing market. We expect competition to continue to increase. Competition has resulted and may continue to result in declining average selling prices for our products and market share.

        We consider other companies that have access to discrete multi-tone, or DMT, technology as potential competitors in the future, and we also may face competition from newly established competitors, suppliers of products based on new or emerging technologies and customers who choose to develop their own chipsets. To remain competitive, we need to provide products that are designed to meet our customers' needs. Our products must:

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  achieve optimal product performance;

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  comply with industry standards;

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  be cost-effective for our customers' use in their systems;

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  meet functional specifications;

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  be introduced timely to the market; and

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  be supported by a high-level of customer service and support.

        Many of our competitors operate their own fabrication facilities or have stronger manufacturing partner relationships than we have. In addition, many of our competitors have extensive technology libraries that could enable them to incorporate fiber-fast broadband or network processing technologies into a more attractive product line than ours. Many of them also have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop technologies that more effectively address our markets with products that offer enhanced features and functionality, lower power requirements, greater levels of semiconductor integration or lower cost. We cannot assure you that we will be able to compete successfully against current or new competitors, in which case we may lose market share in our existing markets and our net revenue may fail to increase or may decline.

Other data transmission technologies and network processing technologies may compete effectively with the carrier services addressed by our products, which could adversely affect our product sales and business.

        Our net revenue is dependent on the increase in demand for carrier services that use integrated residential gateways. Residential gateways compete against a variety of different data transmission technologies, including other DMT-based technologies, cable modem and satellite and other wireless technologies. If any of these competing technologies proves to be more reliable, faster or less expensive than, or has any other advantages over, the fiber-fast broadband technologies we provide, the demand for our products may decrease and our business would be harmed.

We rely on third-party technologies for the development of our products and our inability to use such technologies in the future would harm our ability to remain competitive.

        We rely on third parties for technologies that are integrated into some of our products, including memory cells, input/output cells and core processor logic. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed. In addition, if we are unable to successfully license technology from third parties to develop future products, we may not be able to develop such products in a timely manner or at all.

We may be unable to attract, retain and motivate key senior management and technical personnel, which could harm our development of technology and ability to be competitive.

        Our future success depends to a significant extent upon the continued service of our key personnel, including our President and Chief Executive Officer, Rajesh Vashist, and our other senior executives and key technical personnel. Except for Mr. Vashist, we do not have employment agreements with any of these executives or any other key employees that govern the length of their service. The loss of the services of Mr. Vashist or other senior management or technical personnel could harm our business. Furthermore, our future success depends on our ability to continue to attract, retain and motivate other senior management and qualified technical personnel, particularly software engineers, digital circuit designers, mixed-signal circuit designers and systems and algorithms engineers, and we are currently in the process of trying to hire a vice president of engineering. Competition for these employees is intense. Stock options and other equity incentives generally comprise a significant portion of our compensation packages for all employees, and the expected volatility in the price of our common stock may make it more difficult for us to attract and retain key employees, which could harm our ability to provide technologically competitive products.

If we are unable to develop, introduce or to achieve market acceptance of our new chipset products, our operating results would be adversely affected.

        Our future success depends on our ability to develop new chipset products and transition to new products, introduce these products in a cost-effective and timely manner and convince OEMs to select our products for design into their new systems. Our historical quarterly results have been, and we expect that our future results will continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new chipset products is complex, and from time to time we have experienced delays in completing the development and introduction of new products. We have in the past invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. Our ability to develop and deliver new chipset products successfully will depend on various factors, including our ability to:

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  successfully integrate the technologies acquired in the NPA acquisition into our product lines;

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  accurately predict market requirements and evolving industry standards;

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  accurately define new chipset products;

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  timely complete and introduce new product designs;

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  timely qualify and obtain industry interoperability certification of our products and the equipment into which our products will be incorporated;

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  ensure that our subcontractors have sufficient foundry capacity and packaging materials and achieve acceptable manufacturing yields;

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  shift our products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

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  gain market acceptance of our products and our OEM customers' products.

        If we are unable to develop and introduce new chipset products successfully and in a cost-effective and timely manner, we will not be able to attract new customers or retain our existing customers, which would harm our business.

Our success is dependent on achieving design wins into commercially successful OEM systems.

        Our products are generally incorporated into our OEMs customers' systems at the design stage. As a result, we rely on OEMs to select our products to be designed into their systems, which we refer to as a design win. We often incur significant expenditures on the development of a new product without any assurance that an OEM will select our product for design into its own system. Additionally, in some instances, we are dependent on third parties to obtain or provide information that we need to achieve a design win. Some of these third parties may not supply this information to us on a timely basis, if at all. Furthermore, even if an OEM designs one of our products into its system offering, we cannot be assured that its equipment will be commercially successful or that we will receive any net revenue as a result of that design win. Our OEM customers are typically not obligated to purchase our products and can choose at any time to stop using our products if their own systems are not commercially successful, if they decide to pursue other systems strategies, or for any other reason. If we are unable to achieve design wins or if our OEM customers' systems incorporating our products are not commercially successful, our net revenue would suffer.

Acquisitions, strategic partnerships, joint ventures or investments may impair our capital and equity resources, divert our management's attention or otherwise negatively impact our operating results.

        We intend to continue to actively pursue acquisitions, strategic partnerships and joint ventures that we believe may allow us to complement our growth strategy, increase market share in our current markets and expand into adjacent markets, broaden our technology and intellectual property and strengthen our relationships with carriers and OEMs. Any future acquisition, partnership joint venture or investment may require that we pay significant cash, issue stock or incur substantial debt. Acquisitions, partnerships or joint ventures may also result in the loss of key personnel and the dilution of existing stockholders as a result of issuing equity securities. In addition, acquisitions, partnerships or joint ventures require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our business. Furthermore, acquired businesses may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may contribute to increased fixed costs and may expose us to unanticipated liabilities and otherwise harm our operating results.

We rely on third-party sales representatives to assist in selling our products, and the failure of these representatives to perform as expected could reduce our future sales.

        We sell our products to some of our OEM customers through third-party sales representatives. Our relationships with some of our third-party sales representatives have been established within the last three years, and we are unable to predict the extent to which our third-party sales representatives will be successful in marketing and selling our products. Moreover, many of our third-party sales representatives also market and sell competing products. Our third-party sales representatives may terminate their relationships with us at any time. Our future performance will also depend, in part, on our ability to attract additional third-party sales representatives that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives, our sales and operating results could be harmed.

Rapidly changing standards and regulations could make our products obsolete, which would cause our sales and operating results to suffer.

        We design our products to conform to regulations established by governments and to standards set by industry standards bodies such as The American National Standards Institute (ANSI) and The Committee T1E1.4 in North America, European Telecommunications Standards Institute (ETSI) in Europe and ITU-T and the Institute of Electrical and Electronics Engineers, Inc. (IEEE) worldwide. Because our products are designed to conform to current specific industry standards, if competing standards emerge that are preferred by our customers, we would have to make significant expenditures to develop new products. If our customers adopt new or competing industry standards with which our products are not compatible, or the industry groups adopt standards or governments issue regulations with which our products are not compatible, our existing products would become less desirable to our customers and our sales and operating results would suffer.

If we fail to secure or protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our net revenue or increase our costs.

        Our success will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights in the United States. We do not currently have any applications on file in any foreign jurisdictions with respect to our intellectual property notwithstanding the fact that a significant portion of our net revenue is generated abroad. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies or may be held invalid or unenforceable in court. While we are not currently aware of misappropriation of our existing technology, policing unauthorized use of our technology is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where we have not applied for patent protections and, even if such protections were available, the laws may not protect our proprietary rights as fully as U.S. law. The patents we have obtained or licensed, or may obtain or license in the future, may not be adequate to protect our proprietary rights. Our competitors may independently develop or may have already developed technology similar to ours, duplicate our products or design around any patents issued to us or our other intellectual property. In addition, we may be required to license our patents as a result of our participation in various standards organizations. If competitors appropriate our technology and we are not adequately protected, our competitive position would be harmed, our legal costs would increase and our net revenue would be harmed.

Third-party claims of infringement or other claims against us could adversely affect our ability to market our products, require us to redesign our products or seek licenses from third parties, and harm our business. In addition, any litigation required to defend such claims could result in significant costs and diversion of our resources.

        Companies in the semiconductor industry often aggressively protect and pursue their intellectual property rights. From time to time, we receive, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties' proprietary rights. While we are not aware that we are currently infringing on the proprietary rights of third parties, we may in the future be engaged in litigation with parties who claim that we have infringed their patents or misappropriated or misused their trade secrets or who may seek to invalidate one or more of our patents, and it is possible that we would not prevail in any future lawsuits. An adverse determination in any of these types of claims could prevent us from manufacturing or selling some of our products, could increase our costs of products and could expose us to significant liability. Any of these claims could harm our business. For example, in a patent or trade secret action, a court could issue a preliminary or permanent injunction that would require us to withdraw or recall certain products from the market or redesign certain products offered for sale or that are under development. In addition, we may be liable for damages for past infringement and royalties for future use of the technology and we may be liable for treble damages if infringement is found to have been willful. Even if claims against us are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend.

Any potential dispute involving our patents or other intellectual property could also include our manufacturing subcontractors and OEM customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

        In any potential dispute involving our patents or other intellectual property, our manufacturing subcontractors and OEM customers could also become the target of litigation. Because we often indemnify our customers for intellectual property claims made against them for products incorporating our technology, any litigation could trigger technical support and indemnification obligations in some of our license agreements, which could result in substantial expenses. While to date none of our OEM customers has made an indemnification claim against us, in the event an indemnification claim were made, it could adversely affect our relationships with our OEM customers and result in substantial costs to us.

Our products typically have lengthy sales cycles, which may cause our operating results to fluctuate and result in volatility in the price of our common stock. An OEM customer or a carrier may decide to cancel or change its product plans, which could cause us to lose anticipated sales.

        After we have delivered a product to an OEM customer, the OEM will usually test and evaluate our product with its carrier customer prior to the OEM completing the design of its own equipment that will incorporate our product. Our OEM customers and the carriers may need three to more than six months to test, evaluate and adopt our product and an additional three to more than nine months to begin volume production of equipment that incorporates our product. Due to this lengthy sales cycle, we may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time that we generate net revenue from these products. It is possible that we may never generate any net revenue from these products after incurring these expenditures and investments. Even if an OEM customer selects our product to incorporate into its equipment, we have no assurances that the customer will ultimately market and sell its equipment or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that an OEM customer or carrier will decide to cancel or change its product plans. From time to time, we have experienced changes and cancellations in the purchase plans of our OEM customers. A cancellation or change in plans by an OEM customer or carrier could cause us to not achieve anticipated net revenue and result in volatility of the price of our common stock. In addition, our anticipated sales could be lost or substantially reduced if a significant OEM customer or carrier reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

As our international manufacturing, sales and research and development operations expand, we will be increasingly exposed to various legal, business, political and economic risks associated with our international operations.

        We currently obtain substantially all of our manufacturing, assembly and testing services from suppliers and subcontractors located outside the United States, and have a significant portion of our research and development team located in Bangalore and Hyderabad, India. In addition, 99.5% of our net revenue for the year ended December 31, 2005 and 99.8% of our net revenue for the year ended December 31, 2004 was derived from sales to customers outside the United States. Additionally, 98.9% of the net sales for the year ended October 29, 2005 of the network processing business we acquired in the NPA acquisition were derived from sales to customers outside of the United States. We have expanded our international business activities and may open other design and operational centers abroad. International operations are subject to many other inherent risks, including but not limited to:

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  political, social and economic instability, including terrorist acts;

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  exposure to different legal standards, particularly with respect to intellectual property;

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  natural disasters and public health emergencies;

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  trade and travel restrictions;

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  the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

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  burdens of complying with a variety of foreign laws;

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  import and export license requirements and restrictions of the United States and each other country in which we operate;

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  foreign technical standards;

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  changes in tariffs;

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  difficulties in staffing and managing international operations;

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  fluctuations in currency exchange rates;

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  difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

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  potentially adverse tax consequences.

        Because we are currently substantially dependent on our foreign sales, research and development and operations, any of the factors described above could significantly harm our ability to produce quality products in a timely and cost effective manner, and increase or maintain our foreign sales.

Significant fluctuations or a slowdown in deployment of fiber extension over copper and broadband over copper in Asia would adversely affect our operating results.

        Sales to customers located in Asia accounted for 97.2% of our net revenue for the year ended December 31, 2004 and 97.8% for the year ended December 31, 2005. Our sales have been dependent on the continuous growth of new fiber extension over copper and broadband over copper subscribers in Asia. Fluctuations in or a plateau of new subscribers in Asia could impact our net revenue and a sustained slow down in growth of fiber extension over copper and broadband over copper subscribers in Asia may cause our net revenue to decline.

We are in the process of implementing a new ERP system, which could disrupt our operations, negatively impact our sales volume and net revenue and adversely affect our ability to integrate the assets we acquired in the NPA acquisition.

        In January 2006, we completed the first of many phases of a new comprehensive enterprise resource planning, or ERP, information system to manage our business operations, and subsequent enhancements to this new system could disrupt our operations. We have experienced difficulties in the past in implementing new information systems. The process of implementing new information systems could also adversely impact our ability to do the following in a timely manner:

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  report financial results;

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  accurately reflect inventory costs;

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  accept and process customer orders;

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  receive inventory and ship products;

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  invoice and collect receivables;

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  place purchase orders and pay invoices; and

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  accurately reflect all other business transactions related to the finance, order entry, purchasing, supply chain and human resource processes within the new ERP information system.

Fluctuations in exchange rates between the Japanese yen, the Korean won, the Indian rupee, the U.S. dollar, the Canadian dollar and the euro, as well as other currencies in which we do business, may adversely affect our operating results.

        We transact business in an international environment. As a result, we may experience foreign exchange gains or losses due to the volatility of other currencies compared to the U.S. dollar. Our sales have been historically denominated in U.S. dollars and an increase in the U.S. dollar relative to the currencies of the countries that our customers operate in could materially affect our Asian customers' demand for our products, thereby forcing them to reduce their orders, which would adversely affect our business. We recently began to generate a portion of our revenues and expenses in currencies other than the U.S. dollar, including the Japanese yen, Korean won, Indian rupee, Canadian dollar and the euro. As we report our results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of our operating results. Furthermore, currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for us to predict and/or provide guidance on our results.

        Currently we have not implemented any strategies to mitigate risks related to the impact of fluctuations in currency exchange rates. Even if we were to implement hedging strategies, not every exposure is or can be hedged, and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to have been inaccurate. Failure to hedge successfully or anticipate currency risks properly could adversely affect our operating results. We cannot predict future currency exchange rate changes.

We have historically derived a substantial amount of our net revenue from Asia, and with the NPA acquisition, we expect to derive a majority of our network processing revenues from a single customer in Europe. If we fail to diversify the geographic sources and customer base of our net revenue in the future, our operating results could be harmed.

        A substantial portion of our net revenue has historically been derived from sales into Japan and Korea, and our net revenue has been heavily dependent on developments in these markets. As a result, our sales are subject to economic downturns, decrease in demand and overall negative market conditions in Asia. As a result of the NPA acquisition, we expect to continue to sell network processing products to the existing customer base for these products, of which a substantial majority of the revenues are from a single customer in Europe. While part of our strategy is to continue to diversify the geographic sources and customer base of our net revenue, our failure to successfully penetrate markets outside of Japan and Korea, and to successfully diversify our customer base in Europe, could harm our business and operating results.

The complexity of our products could result in unforeseen delays or expenses and in undetected defects or bugs, which could damage our reputation with current or prospective customers and adversely affect the market acceptance of new products.

        Highly complex products such as those that we offer frequently contain defects and bugs, particularly when they are first introduced or as new versions are released. In the past we have experienced, and may in the future experience, defects and bugs in our products. If any of our products contains defects or bugs, or have reliability, quality or compatibility problems, our reputation may be damaged and our OEM customers may be reluctant to buy our products, which could harm our ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales or shipment of our products to our customers.

Recent changes to environmental laws and regulations applicable to manufacturers of electrical and electronic equipment are causing us to redesign our products, and may result in increases to our costs and greater exposure to liability.

        The implementation of new environmental regulatory legal requirements, such as lead free initiatives, could impact our product designs and manufacturing processes. The impact of such regulations on our product designs and manufacturing processes could affect the timing of compliant product introductions as well as their commercial success. For example, a recent directive in the European Union bans the use of lead and other heavy metals in electrical and electronic equipment after July 1, 2006. As a result, in advance of this deadline, some of our customers selling products in Europe have begun demanding product from component manufacturers that do not contain these banned substances. Because most of our existing assembly processes (as well as those of most other manufacturers) utilize a tin-lead alloy as a soldering material in the manufacturing process, we must redesign many of our products if we are to meet customer demand. This redesign may result in increased research and development and manufacturing and quality control costs. In addition, the products that we manufacture that comply with the new regulatory standards may not perform as well as our current products. Moreover, if we are unable to successfully and timely redesign existing products and introduce new products that meet the standards set by environmental regulation and our customers, sales of our products could decline, which could materially adversely affect our business, financial condition and results of operations.

We have incurred increased costs as a result of being a public company.

        Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and recent rules enacted and proposed by the Securities and Exchange Commission, or SEC, and the Nasdaq National Market, are resulting in increased costs to us as we respond to their requirements. In particular, the costs to comply with Section 404 of Sarbanes-Oxley, as presently in effect, could have an adverse effect on our results of operations. The new rules could also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

Compliance with the requirements imposed by Section 404 of the Sarbanes-Oxley Act could harm our operating results, our ability to operate our business and investors' view of us.

        Pursuant to Section 404 of the Sarbanes-Oxley Act, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, we will be required to furnish a report by our management on our internal control over financial reporting. In order to achieve compliance with Section 404 of Sarbanes-Oxley within the prescribed period, we have commenced a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. We can provide no assurance as to our or our independent auditors' conclusions with respect to the effectiveness of our internal control over financial reporting under Section 404 of Sarbanes-Oxley. There is a risk that neither we nor our independent auditors will be able to conclude that our internal controls over financial reporting are effective as required by Section 404 of Sarbanes-Oxley.

        In addition, during the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by Sarbanes-Oxley for compliance with the requirements of Section 404. Furthermore, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Due to the cyclical nature of the semiconductor and telecommunications industries, our operating results may fluctuate significantly, which could adversely affect the market price of our common stock.

        The semiconductor industry is highly cyclical and subject to rapid change and evolving industry standards and, from time to time, has experienced significant downturns. These downturns are characterized by decreases in product demand, excess customer inventories and accelerated erosion of prices. These factors could cause substantial fluctuations in our net revenue and in our operating results. Any downturns in the semiconductor or broadband communications industry may be severe and prolonged, and any failure of this industry or the broadband communications markets to fully recover from downturns could harm our business. The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products. Accordingly, our operating results may vary significantly as a result of the general conditions in the semiconductor or broadband communications industry, which could cause our stock price to decline.

        In addition, the telecommunications industry from time to time has experienced and may again experience a pronounced downturn. To respond to a downturn, many carriers may be required to slow their capital expenditures, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from OEMs, which would have a negative impact on our business. In the future, a downturn in the telecommunications industry may cause our operating results to fluctuate from year to year, which also may tend to increase the volatility of the price of our common stock and harm our business.

Several of the facilities that manufacture our products, most of our OEM customers and the carriers they serve, and our California facility are located in regions that are subject to earthquakes and other natural disasters.

        Several of our subcontractors' facilities that manufacture, assemble and test our products, and one of our subcontractor's wafer foundries, are located in Taiwan. Our customers are currently primarily located in Japan and Korea. The Asia-Pacific region has experienced significant earthquakes in the past and could be subject to additional seismic activities. Any earthquake or other natural disaster in these areas could significantly disrupt these manufacturing facilities' production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of wafers in particular, and possibly in higher wafer prices, and our products in general. Our headquarters in California are also located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of our facilities is located, it could significantly disrupt our operations.

Changes in our tax rates could affect our future results.

        Our future effective tax rates could be favorably or unfavorably affected by the absolute amount and future geographic distribution of our pre-tax income, our ability to successfully shift our operating activities to our foreign operations and the amount and timing of intercompany payments from our foreign operations subject to U.S. income taxes related to the transfer of certain rights and functions.

The requirement to expense stock options in our income statement could have a significant adverse effect on our reported results, and we do not know how the market will react to reduced earnings.

        The Financial Accounting Standards Board, or FASB, and other agencies have made changes to accounting principles generally accepted in the United States, or GAAP, that requires us, starting in our first quarter of fiscal 2006, to record a charge to earnings for the estimated fair value of employee stock option grants and other equity incentives, whereas under existing accounting rules charges are required only for the intrinsic value, if any, of such awards to employees. We may have significant and ongoing accounting charges under the new rules resulting from option grants and other equity incentive expensing, which could reduce our overall net income. In addition, since we historically have used equity-related compensation as a component of our total employee compensation program, the accounting change could make the use of stock options less attractive to us or require us to pay more cash compensation and therefore make it more difficult for us to attract and retain employees. We plan to grant options and restricted stock units as part of our regular annual equity compensation program. The impact of the fair value of these grants cannot be predicted at this time because it will depend on the number of share-based payments granted and the then current fair values.

Risks Related to the Offering and our Common Stock

Our stock price is volatile, and you may not be able to resell shares of our common stock at or above the price you paid, or at all.

        The market price of our common stock has fluctuated substantially since our initial public offering and is likely to continue to be highly volatile and subject to wide fluctuations. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

  •
  quarter-to-quarter variations in our operating results;

  •
  changes in accounting rules, particularly those related to the expensing of stock options;

  •
  announcements of changes in our senior management;

  •
  the gain or loss of one or more significant customers or suppliers;

  •
  announcements of technological innovations or new products by our competitors, customers or us;

  •
  the gain or loss of market share in any of our markets;

  •
  general economic and political conditions and specific conditions in the semiconductor industry and broadband technology markets, including seasonality in sales of consumer products into which our products are incorporated;

  •
  continuing international conflicts and acts of terrorism;

  •
  changes in earnings estimates or investment recommendations by analysts;

  •
  changes in investor perceptions; or

  •
  changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

        In addition, the market prices of securities of semiconductor and other technology companies have been volatile, particularly companies, like ours, with low trading volumes. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, we and other companies that have experienced volatility in the market price of their securities have been, and in the future we may be, the subject of securities class action litigation.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management's attention and resources.

        In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies such as ours in the semiconductor industry and other technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. While we are not aware of any such contemplated class action litigation against us, we may in the future be the target of securities litigation. Any securities litigation could result in substantial costs and could divert the attention and resources of our management.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

        The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us issue an adverse opinion regarding our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

        As of December 31, 2005, we had 23,799,844 shares of common stock outstanding. Of these shares, 6,400,000 were recently sold in our initial public offering and are freely tradable under federal and state securities laws without further registration under the Securities Act of 1933, as amended, or the Securities Act, except that any shares held by our "affiliates" (as that term is defined under Rule 144 of the Securities Act) may be sold only in compliance with the limitations under Rule 144. In addition, the            shares (or            shares assuming the underwriters' overallotment option is exercised in full) being sold in connection with the offering will be similarly freely tradable under federal and state securities laws without further registration under the Securities Act. The remaining outstanding shares after completion of the offering are "restricted securities" and generally will be available for sale in the public market as follows:

  •
  shares, which are subject to lock-up agreements with the underwriters of our initial public offering, will be eligible for sale at various times beginning on March 21, 2006, pursuant to Rules 144 and 701 of the Securities Act. The underwriters may, however, release all or a portion of the shares subject to lock-up agreements at any time without notice. To the extent shares are released before the expiration of the lock-up period and the shares are sold into the market, the market price of our common stock could decline. Of these shares,            shares are subject to lock-up agreements with the underwriters of the offering, and will be eligible for sale at various times beginning 90 days (subject to an extension of up to 18 days) after the date of this prospectus pursuant to Rules 144 and 701 of the Securities Act.

  •
  In addition, holders of            shares of common stock are entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

        In the future, we may also issue additional shares to our employees, directors or consultants, in connection with corporate alliances or acquisitions, and in follow-on offerings to raise additional capital. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales could reduce the market price of our common stock. See the information under the caption "Shares Eligible for Future Sale" for a more detailed description of the shares that will be available for future sales upon completion of the offering.

Our corporate actions are substantially controlled by our directors, executive officers and their affiliated entities who could exert control over our company in a manner that may be contrary to the interests of other investors.

        Prior to the completion of the offering, our directors, executive officers and their affiliated entities beneficially own over 35% of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders, including electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other stockholders, including those who purchase shares in this offering.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

        Provisions in our certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

  •
  the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  the establishment of a classified board of directors requiring that not all members of the board be elected at one time;

  •
  the prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of stockholders to elect director candidates;

  •
  the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders' meeting;

  •
  the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

  •
  the ability of the board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock;

  •
  the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

  •
  the required approval of holders of a majority of the shares entitled to vote at an election of directors to remove directors for cause; and

  •
  the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

        We are also subject to provisions of the Delaware General Corporation Law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years after the point in time that such stockholder acquired shares constituting 15% or more of our shares, unless the holder's acquisition of our stock was approved in advance by our board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, particularly in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "predict," "potential," or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the caption "Risk Factors" and elsewhere in this prospectus, regarding, among other things:

  •
  our limited operating history;

  •
  our ability to integrate the technologies and employees from the NPA acquisition into our existing business;

  •
  decreased demand for our chipsets;

  •
  selling prices of products being subject to declines;

  •
  our dependence on a few customers;

  •
  market acceptance of new products and technologies;

  •
  our reliance on subcontractors to manufacture, test and assemble our products;

  •
  the future growth of the fiber-fast broadband and network processing markets;

  •
  competition and competitive factors of the markets in which we compete; and

  •
  future costs and expenses and financing requirements.

        These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of                        shares will be $             million, at an assumed public offering price of $            per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders. A $1.00 increase (decrease) in the assumed public price of $            per share would increase (decrease) the net proceeds to us from the offering by $     million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from the offering for general corporate purposes, including working capital and capital expenditures, but we have not designated any specific uses. We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, products or technologies. We have no current agreements or commitments with respect to any investment or acquisition, and we currently are not engaged in negotiations with respect to any investment or acquisition. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds in short-term interest-bearing, investment grade securities.

        The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations and the other factors described under the caption "Risk Factors." We may find it necessary or advisable to use portions of the proceeds for other purposes.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. We also may incur indebtedness in the future that may prohibit or effectively restrict the payment of dividends on our common stock. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock has been quoted on the Nasdaq National Market under the symbol "IKAN" since our initial public offering in September 2005. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

	High	Low
Fiscal 2005:
Third quarter	$14.25	$12.05
Fourth quarter	16.35	9.36
Fiscal 2006:
First quarter (through February 24, 2006)	24.97	14.20

        As of January 31, 2006, there were approximately 170 holders of record of our common stock.

CAPITALIZATION

        The following table summarizes our cash and cash equivalents and capitalization as of December 31, 2005:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the NPA acquisition as if the acquisition had occurred as of December 31, 2005; and

  •
  on a pro forma as adjusted basis to give effect to the NPA acquisition as if the acquisition had occurred as of December 31, 2005 and the sale of             shares of common stock by us in the offering at an assumed public offering price of $             per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with information under the captions "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2005,
	Actual	Pro forma	Pro forma as adjusted (1)
	(dollars in thousands, except per share data)
Cash, cash equivalents and short-term investments	$93,920	$61,536

Long-term portion of capital lease obligations and notes payable	951	951
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized, none issued and outstanding	—	—
Stockholders' equity:
Common Stock, $0.001 par value per share, 100,000,000 shares authorized, 23,799,844 shares issued and outstanding, actual and pro forma, and 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	24	24
Additional paid-in capital	195,398	195,398
Warrants	914	914
Notes receivable from stockholders	(19)	(19)
Deferred stock-based compensation	(5,699)	(5,699)
Accumulated other comprehensive loss	(65)	(65)
Accumulated deficit	(86,577)	(89,477)

Total stockholders' equity	103,976	101,076

Total capitalization	$104,927	$102,027

(1)
A $1.00 increase (decrease) in the assumed public offering price of $    per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity (deficit) and total capitalization by $     million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        On October 21, 2004, we entered into a loan and security agreement with Silicon Valley Bank that provides for an up to $5.0 million revolving line of credit and a $2.0 million equipment financing facility. As of December 31, 2005, we had no outstanding balance under the revolving line of credit and $1.4 million outstanding under the equipment financing facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of our acquisition of network processing and ADSL assets, which for purposes of the unaudited pro forma condensed consolidated financial information we refer to as the Broadband Products Product Line, or the Product Line, that we purchased from Analog Devices, Inc., or ADI. This acquisition has been accounted for using the purchase method of accounting. The unaudited pro forma condensed consolidated balance sheet and statement of operations have been derived from the historical audited consolidated financial statements and notes thereto of Ikanos and the Product Line included elsewhere in this prospectus and should be read in conjunction therewith.

        On February 17, 2006, we completed the acquisition. Pursuant to the asset purchase agreement and related documents, Ikanos acquired network processing and ADSL assets from ADI, including broadband products, related technology, intellectual property and development and support teams, for $30.6 million in cash and incurred estimated transaction costs of $1.8 million related thereto.

        The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 gives pro forma effect to the acquisition as if it occurred on December 31, 2005 and, due to the different fiscal period ends, combines the historical condensed consolidated balance sheet of Ikanos at December 31, 2005 and the condensed consolidated balance sheet of the Product Line at October 29, 2005. The Ikanos condensed consolidated balance sheet information was derived from its audited consolidated balance sheet as of December 31, 2005. The condensed balance sheet of the Product Line was derived from the audited consolidated balance sheet of the Product Line as of October 29, 2005.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 gives pro forma effect as if the acquisition had been consummated on January 1, 2005 and, due to different fiscal period ends, combines the historical results of Ikanos for the year ended December 31, 2005 and the historical results of the Product Line for the year ended October 29, 2005. The Ikanos condensed consolidated statement of operations for the year ended December 31, 2005 was derived from its audited consolidated statement of operations for the fiscal year ended December 31, 2005. The condensed consolidated statement of operations of the Product Line for the year ended October 29, 2005 was derived from the audited consolidated statement of operations of the Product Line for the year ended October 29, 2005.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results. The pro forma information should be read in conjunction with the accompanying notes hereto, our historical financial statements and related notes thereto and the Product Line's historical financial statements and related notes thereto, in each case, included elsewhere in this prospectus.

        The unaudited pro forma adjustments give effect to events that are considered to be directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact.

        The acquisition will be accounted for using the purchase method of accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired, available information and assumptions, and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements will depend on a number of factors, including additional information available after the closing date of the acquisition. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The final purchase price allocation related to the acquisition is dependent on, among other things, the finalization of asset valuations. As of the date of this prospectus, we have not completed the valuation studies necessary to estimate the fair values of the assets we acquired and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note 2 under "Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements," to the assets acquired based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the acquisition. Any final adjustment will change the allocations of the purchase price, which could affect the fair value assigned to the assets and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Historical
	Ikanos at December 31, 2005	Product Line at October 29, 2005	Net assets not being acquired (Note 3a)	Pro forma adjustments (Note 3)		Pro forma Ikanos
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short- term investments	$93,920	$106	$(106)	$(32,384	)(b)	$61,536
Accounts receivable—trade	11,015	10,734	(10,734)			11,015
Inventories	9,125	3,258		652	(c)	13,035
Prepaid expenses and other current assets	2,235	1,303	(1,303)			2,235

Total current assets	116,295	15,401	(12,143)	(31,732)		87,821
Property and equipment, net	8,384	1,655		(30	)(c)	10,009
Acquired intangible assets	—	—		17,900	(d)	17,900
Goodwill	—	7,461	(7,461)	6,049	(e)	6,049
Other assets	916	116	(116)			916

Total assets	$125,595	$24,633	$(19,720)	$(7,813)		$122,695

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,371	$4,376	$(4,376)			$8,371
Accrued liabilities	11,284	3,418	(3,418)			11,284
Capital lease obligations, current portion	315	—				315
Notes payable, current portion	698	—				698

Total current liabilities	20,668	7,794	(7,794)			20,668
Capital lease obligations, net of current portion	223	—				223
Notes payable, net of current portion	728	—				728
Other liabilities	—	3	(3)			—

Total liabilities	21,619	7,797	(7,797)			21,619

Total stockholders' equity	103,976	—		(2,900	)(f)	101,076

Total parent company investment in Broadband Products Line	—	16,836	(11,923)	(4,913)		—

Total liabilities and stockholders' equity	$125,595	$24,633	$(19,720)	$(7,813)		$122,695

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended Ikanos December 31, 2005	Product Line Year ended October 29, 2005	Pro forma Adjustments (Note 3)		Pro forma Ikanos
	(in thousands, except per share data)
Net revenues	$85,071	$53,240			$138,311
Costs and expenses:
Cost of revenue	39,281	34,853	$1,275	(g)	75,409
Research and development	28,439	17,654	500	(g)	46,593
Selling, general and administrative	15,532	11,345	866	(g)	27,743

Total costs and expenses	83,252	63,852	2,641		149,745

Income (loss) from operations	1,819	(10,612)	(2,641)		(11,434)
Interest income, net	1,218	—	(1,218	)(h)	—

Income (loss) before income taxes	3,037	(10,612)	(3,859)		(11,434)
Provision for income taxes	(295)	(595)			(890)

Net income (loss)	$2,742	$(11,207)	$(3,859)		$(12,324)

Basic net income (loss) per share	$0.14				$(0.65)
Diluted net income (loss) per share	$0.13				$(0.65)
Weighted-average number of shares in calculating net income (loss) per share:
Basic	19,002				19,002
Diluted	21,161				19,002

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

  1. Basis of presentation

        The unaudited pro forma condensed consolidated financial information gives effect to our acquisition of the Product Line based on the assumptions set forth in the notes hereto. The acquisition will be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" using the purchase method of accounting under which we are the acquiring entity. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets of the Product Line acquired in connection with the asset purchase agreement based on the fair values as of the completion date of the acquisition. Management has estimated the fair value of the assets acquired. In determining these fair values, management has considered the net realizable value attributable to net tangible and intangible assets of the Product Line. Management's preliminary valuation of the fair value of assets acquired was based on the actual net tangible and intangible assets of the Product Line that existed as of the date of the completion of the acquisition.

  2. Preliminary purchase price allocation

        On February 17, 2006, we acquired the Product Line for $30.6 million in cash, and incurred estimated transaction costs of $1.8 million related thereto. In addition, we may incur severance payments associated with the transaction.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table is allocated to the Product Line's net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The estimated purchase price allocation is as follows:

(in thousands)
Tangible assets	$5,535
Goodwill	6,049
Amortizable intangible assets:
Existing technology	4,600
Patents/core technology	2,000
Trademarks	1,000
Customer relationships	3,000
Order backlog	1,200
Non-competition agreement	100
Transition services	1,000
Favorable supply arrangement	5,000

Total intangibles	17,900
In-process research and development	2,900

Total purchase price	$32,384

  Amortizable Intangible Assets

        Existing technology comprises products that have reached technological feasibility and includes the Eagle and Fusiv products. We valued the existing technology utilizing a discounted cash flow, or DCF, model, which uses forecasts of future revenues and expenses related to the intangible asset. We utilized a discount rate of 20% for existing technology and are amortizing on a straight-line basis the intangible assets over their estimated useful life of three to four years.

        Patents/core technology represents a series of awarded patents, filed patent applications, and core architectures that are used in the products and form a major part of the architecture of both current and planned future releases. We valued patents/core technology using the royalty savings method, which represents the benefit of owning this intangible asset rather than paying royalties for its use. We utilized a royalty rate of 2% and a discount rate of 26% for the patents/core technology and are amortizing on a straight-line basis this intangible asset over its estimated useful life of four years.

        The trademark assets were determined using the royalty savings method, which represents the benefit of owning an intangible asset rather than paying royalties for its use. We utilized a royalty rate of 0.5% and a discount rate of 22% for the trademark and are amortizing on a straight-line basis this intangible asset over its estimated useful life of three to five years.

        The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. We valued customer relationships utilizing a DCF model and a discount rate of 22% and are amortizing on a straight-line basis the intangible asset over its estimated useful life of five years.

        The order backlog asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the cost savings approach. We expect these orders to be delivered and billed within three to six months. The order backlog will be amortized in proportion to the value of the backlog shipped.

        We valued the non-competition agreement with ADI by estimating the effect on our future net revenues and cash flows if a non-compete were not in place, thereby allowing ADI to re-enter the market and compete with us. We utilized a discount rate of 22% for the non-compete agreement and are amortizing the intangible asset on a straight-line basis over the three year term of the agreement.

        The transition services asset represents the $1.0 million of transition services that we are entitled to receive from ADI with no obligation to pay.

        The favorable supply arrangement represents a credit for future purchases from a supplier by the Product Line and will be amortized in proportion to the value of related purchases from a supplier, expected to be utilized over nine to 12 months.

        Of the total purchase price, $2.9 million has been allocated to in-process research and development, or IPRD, and will be expensed in the quarter ending March 31, 2006. Projects that qualify as IPRD represent those that have not yet reached technological feasibility and which have no alternative future use. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements. The value of IPRD was determined by considering the importance of each project to our overall development plan, estimating costs to develop the purchased IPRD into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value based on the percentage of completion of the IPRD projects. We utilized the DCF model to value the IPRD using discount rates ranging from 28% to 35%, depending on the estimated useful life of the technology.

  Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

  3. Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

  (a)
  Represents an adjustment for assets and liabilities not acquired as part of the terms of the acquisition agreement.

  (b)
  Represents an adjustment to record payment of $32.4 million in cash, which includes estimated transaction costs of $1.8 million.

  (c)
  Represents an adjustment to record inventories and fixed assets at fair value.

  (d)
  Represents an adjustment to record intangible assets of $18.2 million.

  (e)
  Represents an adjustment to record goodwill of $6.0 million based on values of tangible assets at October 29, 2005.

  (f)
  Represents an adjustment to record IPRD charge of $2.9 million. This adjustment is a non-recurring charge and therefore has been reflected in the pro forma balance sheet only.

  (g)
  Represents an adjustment to record amortization of the acquired intangible assets as follows (in thousands):

Existing technology, allocated to cost of revenue	$1,275
Patents, allocated to research and development	500
Trademarks, customer relationships, and non-compete, allocated to selling, general and administrative	866
  (h)
  Represents an adjustment to reduce interest income for cash used in the acquisition.

  4. Non-recurring adjustments

        Due to their non-recurring nature, the following charges have been excluded from the unaudited pro forma condensed consolidated statement of operations:

  •
  Charges for IPRD, order backlog and the favorable supply arrangement;

  •
  Transition services; and

  •
  Costs incurred by the Product Line directly attributable to the acquisition.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our fiscal years are the 52 or 53 week periods ended on the Sunday nearest the end of December. Our fiscal quarters reported are the consecutive 13 or 14 week periods ending on the Sunday nearest to the end of the month. For presentation purposes, our consolidated financial statements and related notes have been presented as ending on the last day of the nearest calendar month. The selected consolidated balance sheet data as of December 31, 2004 and 2005 and the selected consolidated statement of operations data for each of the three years in the period ended December 31, 2005 has been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2001, 2002 and 2003 and the statement of operations data for each of the two years in the period ended December 31, 2002 have been derived from our audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data
Net revenue	$—	$4,116	$29,045	$66,676	$85,071
Costs and expenses:
Cost of revenue (1)	—	4,122	28,677	40,215	39,281
Research and development (1)	15,418	16,775	21,419	21,732	28,439
Selling, general and administrative (1)	2,100	3,676	8,841	13,299	15,532

Total costs and expenses	17,518	24,573	58,937	75,246	83,252

Income (loss) from operations	(17,518)	(20,457)	(29,892)	(8,570)	1,819
Interest income (expense), net	(188)	(6)	22	106	1,218

Income (loss) before income taxes	(17,706)	(20,463)	(29,870)	(8,464)	3,037
Provision for income taxes	—	—	—	—	(295)

Net income (loss)	$(17,706)	$(20,463)	$(29,870)	$(8,464)	$2,742

Basic net income (loss) per share	$(39.70)	$(35.96)	$(43.16)	$(5.59)	$0.14
Diluted net income (loss) per share	$(39.70)	$(35.96)	$(43.16)	$(5.59)	$0.13
Weighted average number of shares in calculating net income (loss) per share
Basic	446	569	692	1,515	19,002
Diluted	446	569	692	1,515	21,161

(1)
Amounts include stock-based compensation as follows:

	Year ended December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Cost of revenue	$—	$—	$74	$40	$271
Research and development	—	—	2,415	1,054	3,832
Selling, general and administrative	35	14	3,154	3,876	4,120

Total stock-based compensation	$35	$14	$5,643	$4,970	$8,223

	December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$19,249	$4,781	$11,236	$25,428	$93,920
Working capital	16,856	1,116	8,919	18,297	95,627
Total assets	22,804	9,863	20,758	42,031	125,595
Short and long-term debt and capital lease obligations	3,306	3,572	1,835	2,695	1,964
Convertible preferred stock	48,134	52,074	84,963	101,633	—
Total stockholders' equity (deficit)	(29,430)	(49,848)	(73,999)	(76,685)	103,976

Quarterly Results of Operations

        Our fiscal quarters reported are the consecutive 13 or 14 week periods ending on the Sunday nearest to the end of the month. For presentation purposes, our consolidated financial statements and related notes have been presented as ending on the last day of the nearest calendar month. The following table sets forth our consolidated statement of operations data for the eight quarters in the period from January 1, 2004 through December 31, 2005. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of this data. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We believe that our quarterly revenue and operating results are likely to vary in the future.

	Three months ended
	Mar. 31, 2004	Jun. 30, 2004	Sep. 30 2004	Dec. 31, 2004	Mar. 31, 2005	Jun. 30, 2005	Sept.30 2005	Dec. 31 2005
	(in thousands, except per share data)
Net revenue	$14,272	$15,919	$18,037	$18,448	$12,286	$19,243	$25,010	$28,532
Costs and expenses:
Cost of revenue	11,741	9,291	9,542	9,641	6,255	8,841	10,950	13,235
Research and development	4,444	5,536	5,998	5,754	6,570	6,853	7,108	7,909
Selling, general and administrative	3,003	3,350	3,389	3,557	3,431	4,075	3,958	4,067

Total costs and expenses	19,188	18,177	18,929	18,952	16,256	19,769	22,016	25,211

Income (loss) from operations	(4,916)	(2,258)	(892)	(504)	(3,970)	(526)	2,994	3,321
Interest income (expense), net	(6)	26	48	38	95	90	77	956

Income (loss) before income taxes	(4,922)	(2,232)	(844)	(466)	(3,875)	(436)	3,071	4,277
Provision for income taxes	—	—	—	—	—	—	—	(295)

Net income (loss)	$(4,922)	$(2,232)	$(844)	$(466)	$(3,875)	$(436)	$3,071	$3,982

Basic net income (loss) per share	$(4.07)	$(1.47)	$(0.53)	$(0.27)	$(2.18)	$(0.24)	$0.17	0.17
Diluted net income (loss) per share	$(4.07)	$(1.47)	$(0.53)	$(0.27)	$(2.18)	$(0.24)	$0.15	0.15
Weighted average number of shares in calculating net income (loss) per share
Basic	1,208	1,519	1,604	1,714	1,780	1,847	18,074	23,683
Diluted	1,208	1,519	1,604	1,714	1,780	1,847	20,328	26,133

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption "Risk Factors" or in other parts of this prospectus.

Overview

        We are a leading developer and provider of highly programmable semiconductors that enable fiber-fast broadband services over carriers' existing copper lines. We have developed these semiconductors using our proprietary semiconductor designs, specific purpose digital signal processor and advanced mixed-signal semiconductor design capabilities. We recently acquired network processing and ADSL assets in the NPA acquisition, and began deriving revenues relating to network processing and ADSL products in the first quarter of 2006. We offer multiple product lines that are designed to address different segments of the fiber-fast broadband communications semiconductor market for both carrier networks and subscriber premise equipment. We outsource all of our semiconductor fabrication, assembly and test functions, which enables us to focus on design, development, sales and marketing of our products and reduces the level of our capital investment. Our customers are OEMs, who in turn sell our chipsets as part of their product solutions to carriers.

        We were incorporated in April 1999 and through December 31, 2001 we were engaged principally in research and development. We began commercial shipment of our products in the fourth quarter of 2002. Over the last three years, we have experienced significant net revenue growth, primarily due to a rapid rise in deployments of our products in Japan and Korea. Our net revenue has increased from $29.0 million in 2003, to $85.1 million in 2005. Our net revenue, however, can fluctuate significantly on a quarterly basis. For instance, in the first quarter of 2005, our net revenue decreased $6.2 million or 33.4% from the fourth quarter of 2004, yet in the second quarter of 2005, our net revenue increased $7.0 million or 56.6% from the first quarter of 2005. Quarterly fluctuations in net revenue are characteristic of our industry, as carriers purchase equipment based on expected deployment and OEMs may occasionally manufacture equipment at rates higher than equipment is deployed. As a result, periodically and usually without significant notice, carriers will reduce orders with OEMs for new equipment and OEMs in turn will reduce orders for our products, which will adversely impact the quarterly demand for our products, even when deployment rates may be increasing. We believe that our rate of growth in net revenue in the last three quarters of 2005 may be in excess of carrier deployments. The net revenue growth rates in each of these last three fiscal quarters was 56.6%, 30.0% and 14.1% quarter over quarter. We do not expect similar net revenue growth rates in future periods.

        In September 2005, we completed our initial public offering. Aggregate net proceeds from our initial public offering, after deducting underwriting discounts and commissions and issuance costs, were $67.9 million. We also had 15,311,840 shares of redeemable convertible preferred stock outstanding that automatically converted into 15,311,840 shares of our common stock upon the closing of our initial public offering.

        On February 17, 2006, we completed the NPA acquisition for approximately $31 million in cash. This acquisition enables us to enter the growing residential gateway semiconductor market. This acquisition also will diversify our product offerings and allow us to sell into new markets worldwide. As a result of the NPA acquisition, we expect to experience a net loss in 2006, primarily due to non-cash acquisition-related charges.

        Net revenue.    Our net revenue is primarily derived from sales of our chipset products. Net revenue from product sales are generally recognized upon shipment, net of sales returns, rebates and allowances. As is typical in our industry, the selling prices of our products generally decline over time. Therefore, our ability to increase net revenue is dependent upon our ability to increase unit sales volumes of existing products and to introduce and sell new products in greater quantities. Our ability to increase unit sales volume is dependent primarily upon our ability to increase and fulfill current customer demand and obtain new customers.

        We sell our products to OEMs through a combination of our direct sales force and third-party sales representatives. Sales are generally made under short-term, non-cancelable purchase orders. We also have volume purchase agreements with certain customers who provide us with non-binding forecasts. Although our OEM customers may provide us with rolling forecasts, our ability to predict future sales in any given period is limited and subject to change based on demand for our OEM customers' systems and their supply chain decisions.

        Historically, a small number of customers have accounted for a substantial portion of our net revenue, and we expect that significant customer concentration will continue for the foreseeable future. We expect that a small group of OEM customers, the composition of which has varied over time, will continue to account for a substantial portion of our net revenue in the foreseeable future. The following OEMs accounted for more than 10% of our net revenue for the periods indicated. Sales made to these OEMs were made through the indicated third-party sales representatives:

		Percentage of our net revenue for the year ended December 31,
OEM Customer
	Sales Representative	2004	2005
NEC Corporation (Magnus)	NEC Corporation (USA)	44.9%	44.2%
Sumitomo Electric Industries, Ltd.	Altima	22.9	27.8
Dasan Networks, Inc.	Uniquest Corporation	11.3	11.6
Millinet Co., Ltd.	Uniquest Corporation	6.7	5.4

        Moreover, through the NPA acquisition, we expect to continue to sell network processing and ADSL products to the existing customer base for these products. The SAFRAN Group, of which Sagem Communication is a subsidiary, represented 73% of net sales for the acquired business for the year ended October 29, 2005.

        Historically, substantially all of our sales have been to customers outside the United States. Sales to customers in Asia accounted for 97.2% and 97.8% for the year ended December 31, 2004 and 2005, respectively. Net sales of the business acquired in the NPA acquisition to customers in Europe and Asia accounted for 72.2% and 26.7% of total sales of the business, respectively, for the year ended October 29, 2005. We anticipate that a majority of our net revenue will continue to be represented by sales to customers outside the United States.

        Cost of Revenue.    Cost of revenue includes primarily the cost of silicon wafers purchased from our foundries. In addition, cost of revenue includes costs associated with assembling, testing and shipping of our semiconductors and includes accruals for estimated warranty obligations and write-downs of excess, obsolete inventories, stock-based compensation expense and amortization of acquisition-related intangibles because we do not have formal, long-term pricing agreements with our outsourcing partners, our wafer costs and services are subject to price fluctuations based on the cyclical demand for semiconductors. In addition, after we purchase wafers from foundries, we also have the yield risk related to manufacturing these wafers into die. Manufacturing yield is the percentage of acceptable product resulting from the manufacturing process, as identified when the product is tested. If our manufacturing yields decrease, our cost per unit increases, which could have a significant adverse impact on our cost of revenue.

        We purchase our inventory pursuant to standard purchase orders. Because lead-times at our manufacturing subcontractors can be up to three months, we may build inventory based on our estimate of future forecasts rather than customers' orders.

        Since we began shipping products, our gross margin had generally increased as we have introduced new products with lower per port costs, higher functionality and, at times, higher per port selling prices. A port is the physical connection between the fiber network and the copper line as well as between the copper line and the customer premises. Our gross margins (which we define as net revenue minus the cost of revenue divided by net revenue) decreased in the fourth quarter ended December 31, 2005, and we expect gross margins to continue to decrease in the future for, among other reasons, the lower margins of network processing products, which we are selling as a result of our acquisition of the network processing and ADSL assets.

        Research and development expenses.    Research and development expenses consist of compensation and associated costs of employees engaged in research and development, contractors costs, tape-out costs, reference design development costs, development testing and evaluation costs, stock-based compensation expenses, occupancy costs and depreciation expense. Before releasing new products, we incur charges for mask sets, amortization of acquisition-related intangibles, prototype wafers and mask set revisions, which we refer to as tape-out costs. Tape-out costs cause our research and development expenses to fluctuate because they are not incurred uniformly every quarter.

        As of December 31, 2005, we had 130 persons engaged in research and development of which 55 are employed in Bangalore, India and 75 in North America. As a result of the NPA acquisition, we added over 70 persons engaged in research and development.

        All research and development expenses are expensed as incurred. We expect our research and development expenses to substantially increase as we invest to develop new products and as a result of the NPA acquisition.

        Selling, general and administrative expenses.    Selling, general and administrative expenses relate primarily to compensation and associated expenses for personnel in general management, stock-based compensation, amortization of acquisition-related intangibles, sales and marketing, and finance, and sales commissions, as well as outside legal and accounting expenses. Our selling, general and administrative expenses have increased, and we expect them to continue to increase in absolute dollars as we hire additional personnel, expand our sales and marketing efforts, and incur additional expenses required of a publicly traded company.

        Interest income, net.    Interest income consists of interest earned on cash, cash equivalents and short-term investments. Interest expense consists of interest on our equipment loans and capital leases. As a result the payment of approximately $31 million for the acquisition of the network processor assets, we expect our cash balances and interest income to decrease as a result of less cash due to the resulting lower cash balance.

        Provision for income taxes.    As of December 31, 2005, we had net operating loss carry-forwards of $61.7 million at the federal level, which expire through 2019, and $29.0 million at the state level, which expire through 2009. As of December 31, 2005, we also had research and development credit carry-forwards of $3.6 million at the federal level and $2.0 million at the state level. The federal tax credit carry-forward expires beginning in 2019. The state tax credit carry-forward has no expiration. We have provided a valuation allowance on our deferred tax assets, consisting primarily of net operating loss carry-forwards, because of the uncertainty of their realizability due to our history of losses.

        The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. An ownership change, as defined, may restrict utilization of tax attribute carryforwards. We experienced two such ownership changes in May 1999 and in July 2001. The first ownership change limited approximately $93,000 of federal net operating losses and credits to an annual utilization of approximately $32,000 for each of the three years following May 1999. The second ownership change limited approximately $21.0 million of federal net operating losses and credits to an annual utilization of approximately $853,000 for each of the 19 years following July 2001.

        Similarly, the first ownership change limited approximately $116,000 of California net operating losses and credits to an annual utilization of approximately $32,000 for each of the four years following May 1999. The second ownership change limited approximately $23.4 million of California net operating losses and credits to an annual utilization of approximately $853,000 for each of the 18 years following July 2001. Due to the ownership change, approximately $6.7 million of California net operating losses and credits will expire unutilized.

        Based on our historical losses and other available objective evidence, we determined it is more likely than not that the deferred tax asset will not be realized. This is due to the history of net operating losses we have incurred. The amount of the deferred tax asset considered realizable, however, may change if actual future taxable income differs from estimated amounts.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and the results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, bad debts, warranty obligations, inventories and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are set forth below.

        Revenue recognition.    The performance of our semiconductor products is reliant upon firmware. Accordingly, net revenue from the sale of semiconductors is recognized in accordance with EITF 03-05 "Application of AICPA Statement of Position 97-2 to non-software deliverables in an arrangement containing more-than-incidental software."

        Net revenue from sales of semiconductors is recognized upon shipment when persuasive evidence of an arrangement exists, the required firmware is delivered, legal title and risk of ownership has transferred, the price is fixed or determinable and collection of the resulting receivable is probable.

        In instances where semiconductors are shipped prior to the release of the related production level firmware, revenue is deferred as we have not established vendor-specific objective evidence of fair value for the undelivered firmware. Net revenue related to these products is recognized when the firmware is delivered or otherwise made available to the customer.

        In addition, we record reductions to net revenue for estimated product returns and pricing adjustments, such as volume purchase incentives, in the same period that the related net revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in volume purchase incentives agreements, and other factors known at the time. Additional reductions to net revenue would result if actual product returns or pricing adjustments exceed our estimates.

        Inventories.    We value our inventories at the lower of cost or estimated market value. We estimate market value based on our current pricing, market conditions and specific customer information. We write down inventory for estimated obsolescence of unmarketable inventories and quantities on hand in excess of estimated future demand and market conditions. If actual shipments are less favorable than expected, additional charges may be required. Once inventory is written down, a new accounting basis is established and it is not written back up in future periods.

        Stock options.    Prior to January 1, 2006, we elected to follow the intrinsic value-based method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees," or APB 25, and related interpretations in accounting for employee stock options rather than adopting the alternative fair value accounting provided under Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock Based Compensation." Therefore, we did not record any compensation expense for stock options we granted to our employees where the exercise price equaled the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period were fixed.

        During the first quarter of fiscal 2005, we completed a stock option exchange program. The voluntary program allowed eligible employees, consultants and directors to return to us existing options with an exercise price greater than $3.84 per share and exchange them on a one-for-one basis for new options that were granted on March 1, 2005. The new option grants to purchase 633,002 aggregate shares of common stock have a vesting period identical to the exchanged options and carry an exercise price of $3.84 per share. As a result of the option exchange program, stock options to purchase 633,002 shares of are common stock will be subject to variable accounting until such options are either exercised, forfeited, cancelled or expired. Variable accounting requires us to value the variable options at the end of each accounting period based upon the then current market price of the underlying common stock. Accordingly, our stock compensation expense is subject to significant fluctuation based on changes in the fair value of our common stock. We recorded $5.6 million of stock-based compensation during the year ended December 31, 2005 related to the stock option exchange program.

        We comply with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which require that we disclose our pro forma net income or loss and net income or loss per common share as if we had expensed the fair value of the options. In calculating such fair value, there are certain assumptions that we use, as disclosed in note 1 of our consolidated financial statements included elsewhere in this prospectus.

        In addition, in connection with the grant of stock options during 2004 and 2005, we recorded an aggregate of $4.3 million and $8.2 million, respectively, in deferred stock-based compensation expense. These options are considered compensatory because the fair market value of our stock determined for financial reporting purposes is greater than the fair value determined by the board of directors on the date of the grant or issuance. Warrants issued to non-employees are accounted for at fair value, which is estimated using the Black-Scholes option pricing model. The fair value of these warrants is amortized to expense over the vesting period.

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Public companies will be required to apply SFAS No. 123(R) as of the first annual reporting period beginning after June 15, 2005. We will adopt SFAS No. 123(R) in the first quarter of fiscal 2006. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or SAB 107. SAB 107 expresses views of the staff regarding the interaction between FAS 123R and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. We are evaluating the requirements of SFAS No. 123(R) and SAB 107 to assess what impact its adoption will have on our financial position and results of operations.

        Accounts receivable allowance.    We perform ongoing credit evaluations of our customers and adjust credit limits, as determined by our review of current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience, our anticipation of uncollectible accounts receivable and any specific customer collection issues that we have identified. While our credit losses have historically been low and within our expectations, we may not continue to experience the same credit loss rates that we have in the past. Our receivables are concentrated in a relatively few number of customers. Therefore, a significant change in the liquidity or financial position of any one of our significant customers would have a significant impact on our results of operations and cash flows.

        Warranty accrual.    We provide for the estimated cost of product warranties at the time net revenue is recognized. While we engage in product quality programs and processes, including monitoring and evaluating the quality of our suppliers, our warranty obligation is affected by product failure rates, the cost of replacing chipsets, rework costs and freight incurred in replacing a chipset after failure. We monitor chipset returns for warranty and maintain a reserve for the related warranty expenses based on historical experience of similar products. Should actual failure rates, cost of chipset replacement and inbound and outbound freight costs differ from our estimates, revisions to the estimated warranty reserve would be required.

        Accounting for income taxes.    We record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the balance sheets, as well as operating loss and tax credit carry forwards. We have recorded a full valuation allowance against our deferred tax asset. Based on our historical losses and other available objective evidence, we determined it is more likely than not that the deferred tax asset will not be realized. While we have considered potential future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the full valuation allowance, in the event that we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax asset would increase net income in the period such determination was made.

        The above items are not a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP with no need for our management's judgment in their application. There are also areas in which our management's judgment in selecting any available alternative would not produce a materially different result. See our consolidated financial statements and related notes thereto included elsewhere in this prospectus that contain accounting policies and other disclosures required by GAAP.

Results of Operations

        The following table sets forth our financial results, as a percentage of net revenue, for the years ended December 31, 2003, 2004 and 2005:

	Year Ended December 31,
	2003	2004	2005
Net revenue	100%	100%	100%
Cost of revenue	98.7	60.3	46.2
Research and development expenses	73.7	32.6	33.4
Selling, general and administrative expenses	30.4	19.9	18.3
Income (loss) from operations	(102.9)	(12.9)	2.1
Interest income, net	0.1	0.2	1.4
Provision for income taxes	0.0	0.0	(0.3)
Net income (loss)	(102.8)	(12.7)	3.2

Comparison of 2005 to 2004

        Net revenue.    Net revenue for 2005 was $85.1 million, as compared to $66.7 million for 2004, an increase of $18.4 million, or 27.6%. The increase in our net revenue was the result of increased port shipments offset by slight decreases in average selling prices per port.

        In 2005, we experienced significant sequential quarterly volatility as our net revenue in the first quarter of 2005 decreased 33.4% from the fourth quarter of 2004, and then increased by 56.6% in the second quarter of 2005 from the first quarter of 2005. This volatility was primarily due to our two largest customers in Japan significantly reducing orders for our products for the quarter ended March 31, 2005 and subsequently reinitiating orders for the quarter ended June 30, 2005 and thereafter.

        Cost of revenue.    Cost of revenue for 2005 was $39.3 million, as compared to $40.2 million for 2004, a decrease of $934,000, or 2.3% despite an increase in net revenue in 2005. As a percentage of net revenue, cost of revenue was 46.2% in 2005 compared to 60.3% in 2004. Gross margin was 53.8% for 2005 as compared to 39.7% for 2004. These decreases in cost of revenues and increase in gross margin reflect a shift to sales of newer generation products in 2005. These products have a lower manufacturing cost per port than our older products.

        Research and development expenses.    Research and development expenses for 2005 were $28.4 million as compared to $21.7 million in 2004, an increase of $6.7 million, or 30.9%. We incurred stock-based compensation expense associated with research and development personnel of $3.8 million in 2005 and $1.1 million in 2004. Personnel expenses increased by $1.9 million, or 15.8% related to a 32.7% increase in headcount for the year ended December 31, 2005 as compared to the year ended 2004.

        Selling, general and administrative expenses.    Selling, general and administrative expenses were $15.5 million in 2005 as compared to $13.3 million for 2004, an increase of $2.2 million, or 16.5%. We incurred stock-based compensation expense associated with sales, marketing and administrative personnel of $4.1 million in 2005 and $3.9 million in 2004. Personnel expenses increased by $3.2 million due to a 35.4% increase in headcount in 2005 as compared to 2004. This was partially offset by a decrease in recruiting and external commission expense of $1.1 million as we replaced external sales representatives with full time employees.

        Interest income, net.    Net interest income increased $1.1 million to $1.2 million in 2005, as compared to interest income of $106,000 in 2004. This increase was primarily due to the $67.9 million of net proceeds raised in our initial public offering.

        Income tax expense.    Income tax expense was $295,000 in 2005 as compared to no income tax expense in 2004. The income tax expense in 2005 represented federal and state alternative minimum income taxes.

        Net income (loss).    As a result of the above factors, we had a net income of $2.7 million in 2005, as compared to a net loss of $8.5 million in 2004, an increase of $11.2 million.

Comparison of 2004 to 2003

        Net revenue.    Net revenue for 2004 was $66.7 million, as compared to $29.0 million for 2003, an increase of $37.7 million, or 130.0%. The increase in net revenue was due to accelerated deployment of OEM systems using our chipsets in Japan and Korea, as well as increases in selling prices per port for new products shipped during 2004.

        Cost of revenue.    Cost of revenue for 2004 was $40.2 million, as compared to $28.7 million for 2003, an increase of $11.5 million, or 40.1%. Cost of revenue as a percentage of net revenue decreased to 60.3% for 2004 from 98.7% for 2003. Gross margin was 39.7% in 2004 as compared to 1.3% in 2003. The reduction in cost of revenue as a percentage of net revenue was primarily due to the introduction and sales of our new products that comprised a majority of our net revenue for 2004. These new products had lower manufacturing costs per port than products sold in the corresponding period in 2003.

        Research and development expenses.    Research and development expenses for 2004 were $21.7 million as compared to $21.4 million in 2003, an increase of $313,000, or 1.5%. While we increased headcount by 73.0%, our personnel costs increased by 10.0%. This was primarily due to the hiring of employees and consultants in India. We incurred stock-based compensation expense associated with research and development personnel of $1.1 million in 2004 and $2.4 million in 2003. In addition, we incurred additional hiring fees of $428,000 in 2004 as compared to 2003 in connection with transitioning consultants to full-time employees in India.

        Selling, general and administrative expenses.    Selling, general and administrative expenses were $13.3 million in 2004 as compared to $8.8 million for 2003, an increase of $4.5 million, or 51.1%. We incurred stock-based compensation expense associated with sales, marketing and administrative personnel of $3.9 million in 2004 and $3.2 million in 2003. Personnel, recruiting and travel expenses increased by $2.3 million due to an increase in revenue-generation activities. We also incurred additional professional costs of $291,000 in 2004 as compared in 2003 in connection with our initial public offering.

        Interest income, net.    Net interest income was $106,000 in 2004 as compared to net interest income of $22,000 in 2003, an increase of $84,000.

        Net loss.    As a result of the above factors, we had a net loss of $8.5 million in 2004 as compared to a net loss of $29.9 million in 2003, a decrease of $21.4 million, or 71.6%.

Quarterly Results of Operations

        Net revenue.    Quarterly net revenue has increased significantly from $14.3 million in the quarter ended March 31, 2004 to $28.5 million in the quarter ended December 31, 2005. This increase was primarily due to the increase in deployment of equipment incorporating our products, the increase in the number of our design wins and our introduction of new products. Our net revenue, however, has fluctuated on a quarterly basis. For instance, in the quarter ended March 31, 2005, our net revenue decreased 33.4% sequentially as two of our customers decreased their orders and increased 56.6% sequentially in the subsequent quarter ended June 30, 2005 when those same customers re-initiated their orders. In addition, the large increase in net revenue in the first quarter of 2004 was due to ramp-up of deployments of fiber-fast broadband over copper lines by carriers in Japan and Korea.

        Cost of revenue.    Quarterly cost of revenue as a percentage of net revenue decreased significantly from 82.3% in the first quarter of 2004 to 46.4% for the fourth quarter of 2005. Cost of revenue has decreased primarily due to the introduction and sales of our new products, which had lower manufacturing costs per port. Since the first quarter of 2004, cost of revenue has decreased in each subsequent quarter until the third quarter of 2005 due to the continuing penetration of new products, which had lower costs per port and when introduced, occasionally had higher selling prices than the products they replaced. In the fourth quarter of 2005, cost of revenue as a percentage of net revenue increased to 46.4% from 43.8% in the third quarter of 2005 due to decreases in average selling prices per port.

        Research and development expenses.    Research and development expenses fluctuated quarter to quarter, due primarily to fluctuation in the frequency and cost of new product releases.

        Selling, general and administrative expenses.    Selling, general and administrative expenses have typically increased in absolute dollars in every quarter. The increases were primarily due to an increase in headcount and commissions associated with higher net revenue and more recently with costs associated with being a public company from March to December 2005.

        Our quarterly revenues and operating results are difficult to predict, and have in the past and may in the future fluctuate from quarter to quarter. We base our planned operating expenses in part on our expectations of future revenues, and our expenses are relatively fixed in the short term. If revenues for a particular quarter are lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of our future performance. In future periods, the market price of our common stock could decline if our revenues and results of operations are below the expectations of analysts and investors.

        For additional discussion of factors that may cause our revenues and operating results to fluctuate, please see those discussed under the caption "Risk Factors" in this prospectus.

Liquidity and Capital Resources

        At December 31, 2005 cash, cash equivalents and short-term investments were $93.9 million as compared to $25.4 million at December 31, 2004, an increase of $68.5 million. This increase was primarily due to the $67.9 million of net proceeds raised in our initial public offering and $6.6 million generated from operations partially offset by purchases of property, equipment and short-term investments totalling $7.2 million. In February 2006, we reduced our cash and cash equivalents by approximately $31 million as a result of the NPA acquisition. We believe there will be additional working capital requirements to fund and operate the network processing and ADSL business we acquired. We expect to finance our operations primarily through operating cash flows and our cash balances.

        Operating expenses will increase as a result of the NPA acquisition, and we also expect to increase our operating expenses as we continue to execute our business strategy. This increase in operating expenses may not result in an increase in our net revenue and our anticipated net revenue may not be sufficient to support these increased expenditures. We anticipate that operating expenses and working capital will constitute a material use of our cash and cash equivalents.

        The following table summarizes our statement of cash flows for the years ended December 31, 2003, 2004 and 2005:

	Year ended December 31,
	2003	2004	2005
Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$(21,932)	$699	$6,635
Net cash used in investing activities	(692)	(3,993)	(7,192)
Net cash provided by financing activities	29,087	17,489	67,086
Effect of exchange rates on cash and cash equivalents	(8)	(3)	(25)
Net increase in cash and cash equivalents	6,455	14,192	66,504
Cash and cash equivalents—beginning of period	4,781	11,236	25,428
Cash and cash equivalents—end of period	11,236	25,428	91,932

Operating Activities

        Our operating activities generated $6.6 million in cash from operations during 2005. The primary source of these cash flows was $13.9 million in net income before depreciation of $2.9 million and stock-based compensation expense of $8.2 million. Operating cash flows also benefited from an increase in accounts payable and accrued liabilities of $5.3 million. This increase related principally to an increase in inventory purchases required to support our increased revenues and the timing of payment for these inventory purchases to our suppliers. These sources of operating cash flows were partially offset by a $10.9 million increase in accounts receivable caused by the increase in sales volume, the timing of our sales and subsequent cash collections.

        We anticipate that accounts receivable, inventory and accounts payable will increase.

        Our operating activities provided $699,000 in cash in 2004. This was primarily due to a net loss of $8.5 million and increases to inventories of $2.9 million and other assets of $2.0 million which were offset by $5.0 million of non-cash charges for amortization of stock based compensation, a $3.4 million increase in accounts payable, a $2.9 million increase in accrued liabilities and $1.8 million of depreciation of property and equipment.

        Our operating activities used $21.9 million of cash in 2003. This was primarily due to net losses of $29.9 million and a $2.9 million increase to inventories which were partially offset by $5.6 million of non-cash charges for amortization of stock based compensation, a $2.4 million increase to accounts payable, a $1.5 million increase to accrued liabilities and $1.4 million of depreciation of property and equipment.

Investing Activities

        Our investing activities used net cash of $7.2 million, $4.0 million and $692,000 during 2005, 2004 and 2003, respectively. Cash used in investing activities related to the acquisition of property and equipment and purchase of short-term investments. We anticipate that our capital expenditures will be approximately $7.0 to $10.0 million in 2006.

Financing Activities

        Our financing activities provided $67.1 million in 2005 as compared to $17.5 million in 2004 and $29.1 million in 2003. Cash generated by financing activities in 2005 was primarily due to the completion of our initial public offering in which we received $67.9 million of net proceeds. In 2004 and 2003, cash generated by financing activities was primarily due to the net proceeds from the issuance of convertible preferred stock of $16.7 million and $30.6 million, respectively.

        On October 21, 2004, we entered into a loan and security agreement with Silicon Valley Bank that provides for an up to $5.0 million revolving line of credit and a $2.0 million equipment financing facility. As of December 31, 2005, we had no balance outstanding under the revolving line of credit and $1.4 million outstanding under the equipment financing facility which bear interest rates from 5.95% to 6.31%.

        The revolving line of credit can be used to (1) borrow revolving loans for working capital requirements, (2) issue letters of credit, (3) enter into foreign exchange forward contracts and (4) support cash management services. Revolving loans will bear interest at a floating rate of interest equal to Silicon Valley Bank's prime rate plus 0.50%. Equipment loans bear interest at a fixed rate of interest equal to Silicon Valley Bank's prime rate at the time of borrowing plus 1.00%. So long as the amount of our unrestricted cash and cash equivalents less outstanding indebtedness under the loan and security agreement exceeds $35.0 million, a maximum of $5.0 million will be available for borrowing under the revolving line of credit. Otherwise, the maximum amount available for borrowing under the revolving line of credit is an amount equal to the lesser of $5.0 million or 80% of our accounts receivable eligible under the terms of the loan and security agreement.

        On October 21, 2006, the revolving line of credit matures and Silicon Valley Bank's commitment to extend revolving loans terminates. Principal and interest on the equipment facility is payable monthly and bears interest at a fixed rate. The outstanding equipment facilities will be paid in full by February 2007.

        The revolving and equipment loans under the loan and security agreement are collateralized by a first priority lien on substantially all of our assets, excluding intellectual property. The loan and security agreement requires us to maintain a profitability covenant and a minimum quick ratio of not less than 1.15 to 1.00. Quick ratio means the ratio of the sum of unrestricted cash and cash equivalents and accounts receivable to current liabilities. In addition, we are required to comply with covenants that limit our ability to, among other things, dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends or repurchase stock.

        The loan and security agreement includes events of default that, include among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross-default to certain other indebtedness, bankruptcy and insolvency events, change of control and material judgments. The occurrence of an event of default could result in the acceleration of our obligations under the loan and security agreement and foreclosure on the collateral securing our obligations under the loan and security agreement. We were not in compliance with the minimum profitability financial covenant during the quarter ended March 31, 2005. Silicon Valley Bank agreed to forebear its rights to call the equipment financing facility as a result of the non-compliance. This forbearance pertains to the covenant violation during the quarter ended March 31, 2005 in perpetuity; however, it does not extend to any future non-compliance with covenants.

        We believe that our existing cash, cash equivalents and cash flow expected to be generated from future operations will be sufficient to meet our anticipated cash needs for at least the next 12 months. Our future capital requirements will depend on many factors including our rate of net revenue growth, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, the costs to ensure access to adequate manufacturing capacity and the continuing market acceptance of our products. Although we are currently not a party to any agreement with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that such financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Contractual Commitments and Off-Balance Sheet Arrangements

        As of December 31, 2005, we have no off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC's Regulation S-K.

        The following table summarizes our contractual obligations at December 31, 2005 and the effect those obligations are expected to have on our liquidity and cash flow in future periods:

	Payment due by period
	Total	Less than 1 year	1 to 3 years	After 3 years
	(in thousands)
Capital lease obligations	$557	$330	$227	$—
Operating leases	3,616	579	1,424	1,613
Notes payable	1,517	765	752	—
Inventory purchase obligations	8,050	8,050	—	—

Total	$13,740	$9,724	$2,403	$1,613

        For the purpose of this table, purchase obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current manufacturing needs and are fulfilled by our vendors within short time horizons. In addition, we have purchase orders that represent authorizations to purchase rather than binding agreements. We do not have significant agreements for the purchase of raw materials or other goods specifying minimum quantities or set prices that exceed our expected requirements. In addition, during February 2006, we completed the NPA acquisition for cash consideration of approximately $31 million.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Public companies will be required to apply SFAS No. 123(R) as of the first annual reporting period beginning after June 15, 2005. We expect to adopt SFAS No. 123(R) in the first quarter of fiscal 2006. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, or SAB 107. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. We are evaluating the requirements of SFAS No. 123(R) and SAB 107 to assess what impact its adoption will have on our financial position and results of operations.

        In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (FAS 154). FAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. FAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of FAS 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Risk

        Our net revenue and the majority of our costs and expenses, including subcontractor manufacturing expenses, are denominated in U.S. dollars. An increase of the U.S. dollar relative to the currencies of the countries that our customers operate in would make our products more expensive to them and increase pricing pressure or reduce demand for our products. We recently began to generate a portion of our revenues and expenses in currencies other than the U.S. dollar, including the Japanese yen, Korean won, Indian rupee and Canadian dollar. As we report our results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of our operating results. Furthermore, currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for us to predict and/or provide guidance on our results. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we feel our foreign currency exposure has increased, we may consider entering into hedging transactions to help mitigate that risk. Even if we were to implement hedging strategies, not every exposure is or can be hedged, and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to have been inaccurate. Failure to hedge successfully or anticipate currency risks properly could adversely affect our operating results.

Interest Rate Sensitivity

        We had unrestricted cash and cash equivalents totaling $91.9 million at December 31, 2005. Our investment portfolio currently consists of money market funds, commercial paper and government agency bonds. Our primary objective with this investment portfolio is to invest available cash while preserving principal and meeting liquidity needs. In accordance with our investment policy, we place investments with high credit quality issuers and limit the amount of credit exposure to any one issuer other than U.S. governmental entities. These securities are subject to interest rate risks. However, based on the liquidity of our investments, we believe that if a significant change in interest rates were to occur, it would not have a material effect on our financial condition.

        During October 2004 we entered into a loan agreement with Silicon Valley bank. As of December 31, 2005, no balance was outstanding under the working capital facility and $1.4 million was outstanding under the equipment financing facility. Interest on borrowings under the working capital line is payable monthly and is calculated at a floating rate of interest equal to Silicon Valley Bank's prime rate plus 0.50%, while interest on the equipment financing facility is payable monthly at a fixed rate of interest equal to Silicon Valley Bank's prime rate at the time of borrowing plus 1.00% as of December 31, 2005. Interest rates on the amounts drawn under the equipment financing facility range from 5.95% to 6.31%.

BUSINESS

Overview

        We are a leading developer and provider of highly programmable semiconductors that enable fiber-fast broadband services over telephone companies' existing copper lines. We have developed these semiconductors for the fiber-fast broadband services market using our proprietary semiconductor design techniques, specific purpose digital signal processor and advanced mixed-signal semiconductor design capabilities. In February 2006, we completed the NPA acquisition, which we believe will enable us to become a leading developer and provider of residential gateway semiconductors providing routing, security and wireless LAN functionality. We are a "fabless" semiconductor company in that we outsource all of the manufacturing, assembly and testing of our semiconductors to our outsourcing partners.

        We offer multiple product lines including very-high-bit-rate-digital subscriber line, or VDSL, that are designed to address different segments of the broadband semiconductor market for both carrier networks and subscriber premises equipment:

  •
  Our Fx and FxS family of VDSL Physical Layer, or PHY, products is targeted at the fiber extension over copper market, in which deployment distances are generally no more than 3,000 feet, and provides transmission rates up to 100 Mbps downstream and upstream;

  •
  Our SmartLeap and CleverConnect family of VDSL PHY products is targeted at the broadband over copper market, in which deployment distances generally reach up to 15,000 feet, and provides transmission rates up to 60 Mbps downstream and 30 Mbps upstream;

  •
  Our Eagle family of ADSL PHY products is primarily targeted at the broadband over copper market, and provides transmission rates up to 24 Mbps downstream and 1 Mbps upstream; and

  •
  Our Fusiv family of residential gateway products is primarily targeted at customer premises equipment, or CPE, for both the fiber extension and broadband over copper markets.

        Carriers choose chipsets from these multiple PHY product lines based upon the design of their networks, including the distance between the fiber termination point and the customer premises. Moreover, carriers choose amongst the Fusiv family of residential gateway semiconductors based upon the services and functions they wish to provide to their customers.

        Our customers consist primarily of large communications OEMs that sell to leading carriers. To date, we have shipped chipsets to enable over ten million ports. A port is the physical connection between the fiber network and the copper telephone line, as well as between the copper telephone line and the customer premises. Our chipsets have been designed into systems offered by leading OEMs including: Alcatel, Calix, Inc., Dasan Networks, Inc., ECI Telecom, Ltd., Huawei Technologies Co., Ltd., Marconi Corporation plc, Millinet Co., Ltd., NEC Corporation, Netopia, Inc., Nokia Corporation, Salira Optical Network Systems, Inc., the SAFRAN Group, of which Sagem Communication is a subsidiary, Siemens AG, Samsung Electronics Co., Ltd., Sumitomo Electric Industries, Ltd., Tellabs, Inc., UTStarcom Incorporated, Wins Communications Co., Ltd., Woojyun Systec Co., Ltd., ZTE Corporation and ZyXEL Communications Corp. Our OEM customers have sold systems that include our chipsets to the following major carriers: Belgacom, France Telecom, KDDI Corp., Korea Telecom Corp., Nippon Telegraph & Telephone Corp., Softbank BroadBand, Swisscom and Telecom Italia (France). Our chipsets are also being evaluated for deployment by other leading carriers.

Recent Acquisition

        On February 17, 2006, we acquired the broadband products product line, which consists of network processing and ADSL assets, for approximately $31 million in cash. The NPA acquisition enables us to enter the growing residential gateway semiconductor market. The NPA acquisition also will diversify our product offerings and allow us to sell into new markets worldwide. Furthermore, this acquisition expands our Triple Play and interactive services expertise by adding over 70 personnel to our research and development team.

Industry Background

Demand for Fiber-Fast Broadband Services

        The growth of the Internet, the proliferation of advanced digital media and the advancement of communications infrastructure have fundamentally changed the way people work, shop, entertain and communicate. According to IDC, in 2004, there were over 273 million online households worldwide. Of these households, approximately 127 million were accessing the Internet through broadband connections, while the majority continued to access the Internet through dial-up connections. Dial-up connections provide transmission rates of up to 56 Kbps, allowing for basic applications such as e-mail and low bandwidth Internet access. Comparatively, most of the 127 million households accessing the Internet through broadband connections were utilizing first generation broadband, such as DSL, ADSL or cable modems, for faster downloading of data. We believe that typical first generation broadband transmission rates are 1 Mbps downstream and 256 Kbps upstream, which limit users to sending and receiving emails with attachments utilizing low-bandwidth Internet access and some multi-media applications. Today, consumers and businesses are increasingly demanding access to advanced digital media, video, communications and interactive broadband applications, including:

  •
  Broadcast television;

  •
  High definition television, or HDTV;

  •
  Internet Protocol television, or IPTV;

  •
  Video on demand, or VOD;

  •
  Interactive television;

  •
  Peer-to-peer file sharing;

  •
  Sending and receiving advanced digital media such as music, photos and video;

  •
  Video conferencing;

  •
  Video surveillance;

  •
  Streaming video and audio;

  •
  Online gaming and game hosting; and

  •
  Voice over Internet Protocol, or VoIP.

        Additionally, users are increasingly creating, interacting with and transmitting advanced digital media. As a result, the ability to send information upstream has become equally as important as the ability to receive information downstream. For example, applications such as peer-to-peer file sharing or online gaming have the same high bandwidth requirements for both upstream and downstream transmissions. As data and media files increase in size, we believe users will become increasingly dissatisfied with their existing dial-up connections and first generation broadband technology, which do not maintain sufficient transmission rates for satisfactory delivery of these advanced digital media, video, communications and interactive broadband applications.

        The table below illustrates selected applications and the comparative user experience of using alternative technologies:

First Generation Broadband
		Dial-up	DSL	Cable	Fiber-Fast Broadband

Typical Downstream Speed/Upstream Speed		56 Kbps/ 56 Kbps	1 Mbps/ 256 Kbps	3 Mbps/ 256 Kbps	50 Mbps to 100 Mbps/ 30 Mbps to 100 Mbps
Service Provider		Carrier	Carrier	Cable Operator	Carrier

Application	Specification	Availability of Reliable Applications (Yes/No)

Web Browsing		Yes	Yes	Yes	Yes
Broadcast TV Services	3 TVs per household 4.5 Mbps per TV	No	No	Yes	Yes
Watch Live HDTV	12 Mbps to 19 Mbps per TV	No	No	Yes	Yes
Video On Demand	Full length motion picture 4.5 Mbps	No	No	Yes	Yes
Peer-to-Peer File Sharing	5 Mbps upstream/ 5 Mbps downstream	No	No	No	Yes
On Line Game Hosting	Super Extended Graphics Array, 30 frames per second	No	No	No	Yes
Video Conferencing	Full motion, Super Extended Graphics Array, 30 frames per second	No	No	No	Yes
Streaming Video	Full screen	No	No	No	Yes

Application	Specification	Estimated Time

Send 30 Digital Photos	2.5 megabytes each	>2 hours	>30 minutes	>30 minutes	<10 seconds
Receive 30 Digital Photos	2.5 megabytes each	>2 hours	>10 minutes	>3 minutes	<10 seconds
Send Typical Video Clip	10 megabytes	>20 minutes	>5 minutes	>5 minutes	<2 seconds
Receive Typical Video Clip	10 megabytes	>20 minutes	>1 minute	>20 seconds	<2 seconds

The Carrier Market Opportunity for Fiber-Fast Broadband Services and Residential Gateways

        Historically, carriers have used their copper lines primarily for providing basic voice services. While demand for Internet access has increased, traditional basic voice service revenue has experienced little growth. Carriers' legacy voice revenue has also been under pressure due to increased competition from cable operators and other alternative service providers.

        Anticipating a significant increase in advanced communications traffic, carriers upgraded their core and metro area networks with millions of miles of high-capacity optical fiber in the 1990s. However, broadly deploying fiber directly to the end user on the access network to provide fiber-fast broadband is cost prohibitive and time consuming. As a result, there is an enormous disparity between bandwidth in the fiber network and the bandwidth available to the end user. Given that the majority of Internet users are connected to carriers' copper lines, the most practical means available to the carriers for delivering fiber-fast broadband services is to utilize their existing copper lines.

        In an attempt to meet the growth in demand for Internet access and to supplement their legacy voice revenues, carriers have been deploying first generation broadband technologies in the form of DSL solutions over copper lines. First generation DSL typically offers transmission rates that are becoming inadequate for providing the bandwidth necessary for advanced digital media, video and communications applications.

        Second-generation broadband offerings, specifically the ADSL2 and ADSL2+ standards, were introduced to provide carriers with the ability to offer basic video, voice and data services, and provided speed improvement over first-generation broadband technologies. While second-generation broadband technologies do not offer the high maximum upstream and downstream data rates of third- generation, or VDSL-based technologies, second-generation broadband technology offerings have achieved market acceptance in early deployments of Triple Play services.

        Third-generation interactive broadband provides a richer user experience through the combination of higher upstream and downstream transmission rates, which, together with customizable applications, such as interactive television, provides more personalized services than broadcast-oriented networks. Moreover, fiber-fast broadband enables telephone carriers to offer Triple Play and interactive services that may surpass the services currently provided by cable operators.

        To accommodate the requirements of Triple Play and interactive services, a number of carriers are deploying fiber-fast broadband services over their existing copper infrastructure. Fiber-fast broadband technology bridges the bandwidth gap between fiber and copper while avoiding the costs and time of deploying fiber all the way to the premises. This enables carriers to quickly meet the needs of their users and increase their revenues through the delivery of advanced digital media, video, communications and interactive broadband applications while minimizing costs and capital expenditures.

        In order to deliver Triple Play and interactive services, carriers are increasingly offering customers residential gateway equipment that implements some or all of the following key functions:

  •
  Network security;

  •
  Internet Protocol, or IP, routing;

  •
  Wireless local area networking, or LAN, such as 802.11x; and

  •
  VoIP.

        We believe the size of the VDSL semiconductor market opportunity from 2006 through 2010 could exceed $4 billion. Furthermore, we believe the residential gateway semiconductor market opportunity from 2006 through 2010 could exceed $1.5 billion.

The Ikanos Solution

        We are a leading developer and provider of highly programmable semiconductors that enable fiber-fast broadband services over telephone companies' existing copper lines. We have developed these semiconductors for the fiber-fast broadband services market using our proprietary semiconductor design techniques, specific purpose digital signal processor and advanced mixed-signal semiconductor design capabilities. Our expertise in high-performance communications, transmission media and carrier systems enables us to integrate digital and analog signal processing functions into a single chipset that consists of multiple semiconductors.

        In February 2006, we completed the NPA acquisition, which we believe will enable us to become a leading developer and provider of residential gateway semiconductors providing key functions such as routing, network security, wireless LAN and VoIP. Through this acquisition, we added over 70 engineers with expertise in developing and designing high performance network processing semiconductors and related software that enables us to integrate key residential gateway functions into a single chipset that consists of multiple semiconductors.

        Our chipsets are incorporated in communications systems that are deployed by carriers to enable subscribers to access data, voice and video. We offer highly programmable chipsets that support the multiple international standards used in fiber-fast broadband deployments worldwide, including VDSL, VDSL2, ADSL2 and ADSL2+, as well as network processing semiconductors.

        We have incorporated features and functions into our chipsets that previously had to be developed by our OEM customers as part of their own systems. We refer to these features and functions as our systems-level capabilities, which enable our OEM customers to reduce costs, accelerate time to market and enhance the flexibility of their systems.

        We believe that our key competitive advantages include our system-level expertise, the programmability of our chipsets, our technology leadership and experience working directly with carriers in mass deployment of this technology. Our chipsets are deployed by several leading carriers and are also being evaluated by other leading carriers.

Key features of our technology include:

        Integrated analog technology.    One of the key technology differentiations of our chipsets is our analog technology that is incorporated into our integrated analog front-end. The analog front-end performs the high-precision analog-to-digital and digital-to-analog conversion and the various analog functions necessary to interface between the digital signal processor and the physical transmission medium. Our integrated analog technology includes programmable transmit and receive filters, low-noise amplifiers, and a power-optimized line driver with synthesized impedance and hybrid cancellation. Our analog technology enables systems to increase performance, adapt to noisy signal conditions, reduce power consumption and be programmed for multiple international standards. Additionally, our analog technology eliminates the need for a large number of discrete components and hence reduces costs for our OEM customers and increases the number of connections, or ports, in OEM systems.

        Highly programmable platform and software.    We provide a highly programmable platform for the fiber-fast broadband industry that enables significant customization of reach, transmission rates and other specifications to optimize transmission performance. Our software enables the programmability of our digital signal processor as well as provides an interface to an external processor for diagnostic testing and configuration of key functions. Our software can be remotely downloaded into our chipsets incorporated into customer premises equipment. This capability allows the carriers to upgrade their existing systems without having to replace them, thereby enabling carriers to protect their investments and reduce costs. In addition, we provide application software that can be used by our OEM customers to facilitate the incorporation of our chipsets into their systems.

        High performance digital signal processing and advanced algorithms.    Communications algorithms are special techniques used to transform between digital data streams and specially conditioned analog signals suitable for transmission over copper lines. In order to reliably transmit and receive signals at fiber-fast transmission rates, it is critical to execute advanced algorithms in real time. Algorithm processing is typically performed by the digital signal processor. We have designed high-performance, low power usage digital signal processors for high transmission rate applications that utilize our proprietary software. Our processing algorithms enable reliable transmission and recovery of signals at fiber-fast transmission rates over the existing copper lines even under noisy signal conditions. We believe the combination of speed and programmability of our digital signal processor and our advanced algorithms provides us a competitive advantage.

        Flexible network interfaces.    Carriers globally use multiple communications protocols for transmitting data, voice and video over their networks. Such protocols include Asynchronous Transfer Mode, or ATM, and IP. Our chipsets have the capability to support multiple network protocols and interfaces, including ATM and IP, to a variety of different OEM systems. For example, carriers in Japan and Korea typically deploy our chipsets to build IP-based line cards while carriers in Europe and North America have typically deployed ATM-based systems.

        High performance network processing.    The delivery of high-quality video and other Triple Play services requires a high performance residential gateway to process the digital data streams that travel in both the upstream and downstream directions from the end customer. Common data processing functions include routing of IP based packets, providing voice, video and data streams with different classes of priority within the system and implementing VoIP, network security and wireless LAN functionality. Our products include high performance network processing semiconductors that are designed to perform residential gateway functions at rates of up to 200 Mbps, which is equal to the rates of our VDSL PHY solutions. We believe the combination of our high performance network processing products and our broad range of VDSL and ADSL PHY solutions provides us a competitive advantage.

Key benefits of our technology for our OEM customers and carriers are:

        Enabling the delivery of advanced digital media, video, communications and interactive broadband applications.    Our PHY chipsets provide fiber-fast transmission rates of up to 100 Mbps downstream and upstream, which we believe are the highest transmission rates currently achievable over copper telephone lines. These transmission rates enable carriers to deliver advanced digital media, video, communications and interactive broadband applications such as broadcast television, HDTV, IPTV VOD, interactive television, peer-to-peer file sharing, sending and receiving advanced digital media, video conferencing, video surveillance, streaming audio and video, online gaming and game hosting and VoIP, as well as traditional telephony services.

        Improving time-to-market with programmable systems-level chipsets.    Our chipsets are programmable through our software, which allows our OEM customers to provide a single line card, instead of multiple line cards, to support multiple international standards. Our systems-level capabilities enable us to design our chipsets to accelerate our OEM customers' time-to-market. Because of the programmability of our chipsets, carriers can deliver multiple service packages and charge different amounts for these packages.

        Cost-effective, fiber-fast transmission over existing copper lines.    Our chipsets minimize carriers' capital expenditures and costs because they enable transmission of signals at fiber-fast transmission rates over their existing copper lines. As a result, carriers can leverage their previous investments in their access network infrastructure to deliver advanced revenue-generating services to their customers. Our chipsets are also compatible with carriers' existing systems, enabling these carriers to add line cards without having to replace existing systems, thus lowering upfront capital expenditures and reducing inventory costs. Moreover, we offer chipsets for both second-generation ADSL2 and ADSL2+ broadband solutions, as well as third-generation VDSL broadband solutions, thereby providing our customers with a convenient single source from which to purchase a wide range of broadband access chipsets.

        End-to-end solutions.    We offer chipsets for carrier networks as well as for customer premises equipment including modems and residential gateways. We ensure seamless interoperability by providing end-to-end solutions for the carrier network end and the customer premises end.

        Proven technology.    To date, we have shipped chipsets to enable over ten million VDSL ports. Our chipsets are already deployed or in field testing at several leading carriers worldwide such as Belgacom,

BellSouth Corporation, France Telecom, KDDI Corp., Korea Telecom Corp., Nippon Telegraph & Telephone Corp., Softbank BroadBand and Telecom Italia (France). Our OEM customers and the carriers they serve conduct extensive system-level testing and field qualification of a new chipset over a six to 18 month period to ensure that it meets performance, standards compliance and stability requirements before that chipset is approved for mass deployment. Our chipsets have been designed into systems offered by leading OEMs including: Alcatel, Calix, Inc., Dasan Networks, Inc., ECI Telecom, Ltd., Huawei Technologies Co., Ltd., Marconi Corporation plc, Millinet Co., Ltd., NEC Corporation, Nokia Corporation, the SAFRAN Group of which Sagem Communication is a subsidiary, Salira Optical Network Systems, Inc., Siemens AG, Samsung Electronics Co., Ltd., Sumitomo Electric Industries, Ltd., Tellabs, Inc., UTStarcom Incorporated, Wins Communications Co., Ltd., Woojyun Systec Co., Ltd., ZTE Corporation and ZyXEL Communications Corp.

Our Strategy

        Our objective is to be the leading developer and provider of highly programmable semiconductors for fiber-fast broadband over telephone copper lines and to accommodate the requirements of Triple Play and interactive services. In addition, we intend to further expand into new applications and adjacent markets. The principal elements of our strategy are:

        Leverage our market and technology leadership positions.    We believe we have achieved a leadership position in the fiber-fast broadband market. We have been a leader in the development of the standards for fiber-fast broadband over copper lines and our solutions are compliant with many of those standards. Our chipsets have been deployed by several leading carriers, which we believe provides us with an incumbent position with these carriers. We intend to leverage our incumbent position to accelerate the deployment of our chipsets around the world.

        Capitalize on our existing carrier and OEM relationships.    Broadband technology requires customization for the specific needs of carriers. We intend to continue to capitalize on our close relationships with leading carriers and OEMs to accelerate the deployment of our chipsets. We believe that our close relationships with carriers and OEMs provide us with a deep understanding of their needs and enable us to continue to develop customized technology to meet their requirements.

        Continue to pursue acquisitions, strategic partnerships and joint ventures.    We intend to continue to actively pursue acquisitions, strategic partnerships and joint ventures that we believe may allow us to complement our growth strategy, increase market share in our current markets and expand into adjacent markets, broaden our technology and intellectual property and strengthen our relationships with carriers and OEMs. For example, in February 2006, we completed the NPA acquisition, which we believe will enable us to become a leading developer and provider of residential gateway semiconductors.

        Leverage our technology capabilities to pursue new market opportunities.    We have developed expertise in technologies that are key to fiber-fast broadband, including analog and mixed-signal semiconductor design, digital signal processing, advanced-signal processing algorithms, firmware and software. Through the NPA acquisition, we added over 70 engineers with expertise in developing and designing high performance network processing semiconductors and related software that enables us to integrate key residential gateway functions into a single chipset that consists of multiple semiconductors. We plan to further extend our technology expertise by devoting engineering resources to research and development in analog and mixed-signal, digital signal and network processing as well as by exploring potential technology acquisition opportunities. We intend to use our core technologies and establish partnerships to develop new complementary products that incorporate additional functionality to our current chipsets to expand our addressable market.

        Rapidly expand our geographic presence.    We have a significant local presence in Japan and Korea. In addition, we have expanded our sales reach by adding sales personnel, field application engineers, consultants and third-party representatives in Taiwan (also serving China), Europe and the United States. We intend to continue to expand our sales team, technical support organization and third-party sales channels to broaden our customer reach on a global basis. Particularly, we intend to achieve significant growth in key countries such as Belgium, Canada, China, France, Germany, India, Italy, The Netherlands, Sweden, Switzerland, Taiwan, the United Kingdom and the United States. We believe that such geographic expansion provides significant potential for additional long-term growth for our company.

        Capitalize on our fabless operating model.    We intend to continue to operate as a fabless semiconductor company by outsourcing all the manufacturing, assembling and testing of our chipsets to reliable outsourcing partners. We also intend to continue working closely with our third-party outsourcing partners to achieve higher performance and lower cost for our chipsets. We believe that our fabless operating model has enabled us to continue to focus on innovation, integration and the marketing and selling of our products. This enables us to maximize our growth opportunities while minimizing our need for capital and increasing our flexibility.

Ikanos Target Markets

        We offer multiple product lines that are designed to address different segments of the fiber-fast broadband and residential gateway semiconductor markets. Using equipment based on our programmable chipsets, carriers deploy advanced digital media, video, communications and interactive broadband applications over their existing copper infrastructure. Carriers choose our chipsets from these multiple product lines based upon the design of their networks, including the distance between the fiber termination point and the customer premises.

Fiber Extension Over Copper Market

        The fiber extension over copper market refers to transmission rates up to 100 Mbps downstream and upstream, with deployment distances that are generally no more than 3,000 feet of copper line, between the point of fiber termination and the end user.

        Carrier networks connect to their customers through fiber followed by copper lines. As carriers extend fiber closer to the customer, the length of the copper line shortens. With copper lines of 3,000 feet or shorter, carriers can provide fiber-fast transmission rates over existing copper lines. Carriers have been increasing the deployment of fiber and bringing it closer to the customer. However, we believe that deploying fiber directly to the customer is cost prohibitive and time consuming. The fiber extension over copper market utilizes copper lines to bridge the connection between the customer premises and the nearest fiber termination point, thereby enabling carriers to deliver fiber-fast services cost effectively. By providing fiber-fast transmission rates over existing copper lines, carriers enable the provision of advanced digital media, video, communications and interactive broadband applications including broadcast television, HDTV, IPTV, VOD, interactive television, peer-to-peer file sharing, sending and receiving advanced digital media, video conferencing, video surveillance, streaming video and audio, online gaming and game hosting and VoIP, as well as traditional telephony services.

        The fiber extension over copper market is driven by the increasing deployment of fiber using various topologies, such as fiber to the home, premises, building, curb and node, collectively referred to as FTTx. The fiber extension over copper market, although still in its infancy, is a rapidly growing market. Growth is currently being fueled by markets in Asia, particularly Japan and Korea.

Ikanos' Fiber Extension Over Copper Products

        Our fiber extension over copper PHY chipsets enable OEMs to develop systems and line cards that connect consumers to carriers' fiber networks using existing copper lines at transmission rates of up to 100 Mbps downstream and upstream. Our product line to address this market includes our Fx and FxS chipsets:

  •
  Our Fx chipsets are incorporated into line cards that are installed at the carrier network and in optical line terminals, or OLT, and optical network units, or ONU, and other types of optical-based access systems to connect the fiber network to the consumer over existing copper lines.

  •
  Our FxS chipsets are incorporated into equipment located at the customer premises, referred to as subscriber located equipment, or SLE, or the optical network terminal, or ONT, and are integral to the delivery of fiber fast broadband services.

        The following diagram depicts typical network connectivity of fiber extension over copper:

Broadband Over Copper Market

        The broadband over copper market refers to transmission rates of up to 60 Mbps downstream and 30 Mbps upstream and in which deployment distances generally reach up to 15,000 feet of copper line between the point of fiber termination and the end user. DSL is currently the predominant technology worldwide to deploy broadband using existing copper lines. A variety of DSL technologies currently exist in the marketplace, including asymmetric DSL, or ADSL, and very high bit-rate DSL, or VDSL and VDSL2, among others. These DSL technologies vary by their downstream and upstream transmission rates and the effective distance over which they operate. Standards-based ADSL transmission rates currently range up to 25 Mbps downstream and 1 Mbps upstream, with the majority of subscribers typically achieving transmission rates of up to 1 Mbps downstream and 256 Kbps upstream. According to IDC, of the 146 million worldwide broadband services subscribers in 2004, more than 95 million subscribed to DSL services. That number is expected to grow to 199 million by 2009, growing at a compounded annual growth rate of 15.7%.

Ikanos' Broadband Over Copper Products

        Our broadband over copper chipsets supply transmission rates up to 60 Mbps downstream and 30 Mbps upstream over a single copper line. Our chipsets are incorporated in systems to provide point-to-point connection between the carriers' central office or remote terminal and the customers' premises. Depending on distance requirements, carriers can provision services from the central office or through neighborhood remote terminals. In carriers' central office installations, our chipsets are incorporated into digital subscriber line access multiplexers, or DSLAMs, while in neighborhood remote terminal cabinets or multi-dwelling wiring closets, our chipsets are incorporated in mini-remote access multiplexers, or mini-RAMs. Copper lines run from the DSLAM or mini-RAM to the customer premises where our chipsets are also incorporated into customer premises equipment.

        Our broadband over copper product line to address this market includes our SmartLeap, CleverConnect and Eagle chipsets:

  •
  Our SmartLeap chipsets are incorporated on line cards that are installed in existing carrier equipment such as broadband access concentrators, DSLAMs and mini-RAMs.

  •
  Our CleverConnect and Eagle chipsets are incorporated into the equipment located at the customer premises. CleverConnect chipsets provide PHY connectivity, Eagle chipsets provide ADSL / ADSL2 / ADSL2+ physical layer connectivity, and Fusiv provides high-layer packet and data processing functions.

        The following diagram depicts typical network connectivity in broadband over copper applications (setting forth transmission rates upstream/downstream):

Customer Premise
Ikanos VDSL / VDSL2 60/30 Mbps
Customer Premise
Ikanos VDSL / VDSL2 60/30 Mbps
Central Office
DSLAM
Remote Terminal
mini-RAM
Ikanos VDSL / VDSL2 60/30 Mbps
Business Premise
Ikanos VDSL / VDSL2 60/30 Mbps
Business Premise
Copper
Fiber

Residential Gateway Market

        The residential gateway market refers to high-performance customer premises equipment provided by carriers in order to reliably deliver video and other Triple Play services to their subscribers. While system designs may vary from one carrier to another, common functions include the following:

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  A high-speed PHY that enables communications between the carrier network and the CPE;

  •
  IP routing capability;

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  VoIP capability;

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  Wireless LAN capability;

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  Network security capability;

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  Quality of service capability; and

  •
  Industry standard interfaces to support connection of additional networked devices or functions.

Ikanos' Network Processing Products

        Our network processing products are primarily targeted at the residential gateway market, but may also be utilized in adjacent applications including but not limited to routers and security appliances for small and medium enterprises, analog telephone adapters and small IP-based private branch exchanges, or PBXs.

        Our Fusiv family of network processing products includes the following product lines:

  •
  Fusiv Vx products are incorporated in customer premises equipment that include VoIP capability, including VoIP gateways, integrated access devices, residential gateways, routers and IP-based PBXs;

  •
  Fusiv AT products are incorporated into ADSL2 and ADSL2+ based data routers and bridges; and

  •
  Fusiv NP products are incorporated into wired or wireless security appliances and routers.

Ikanos Family of Products

Fx and FxS Families of Chipsets for Fiber Extension Over Copper Applications:

Product	Description		Primary market applications
Fx 100100	Fx 100100 chipset provides transmission rates up to 100 Mbps downstream and up		•	Fiber extension over copper applications
	to 100 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used with OLT and ONU multi-dwelling unit concentrators
	•	4-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
	•	4-port packet transport mode framer
Fx 100100S-4 and	Fx 100100S-4 and Fx 100100S-4-EX chipsets provides transmission rates up to		•	Fiber extension over copper applications

Fx 100100S-4-EX	100 Mbps downstream and up to 100 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in CPE or SLE such as residential gateways and modems
	•	1-port burst mode engine
	•	1-port integrated front end
Fx 10050	Fx 10050 chipset provides transmission rates up to 100 Mbps downstream and up		•	Fiber extension over copper applications
	to 50 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in OLT and ONU multi-dwelling unit concentrators
	•	4-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
	•	4-port packet transport mode framer
Fx 10050S-4	Fx 10050S-4 chipset provides transmission rates up to 100 Mbps		•	Fiber extension over copper applications
	downstream and up to 50 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in CPE or SLE such as residential gateways and modems
	•	1-port burst mode engine
	•	1-port integrated front end
Fx 100100-4 and Fx 100100-4-EX	Fx 100100-4 and Fx 100100-4-EX chipsets provide transmission rates up to		•	Fiber extension over copper applications
	100 Mbps downstream and up to 100 Mbps upstream and consist of the following devices and port densities:		•	Chipsets are used with OLT and ONU multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	4-port analog front end
	•	1-port integrated front end
Fx 10050-4	Fx 10050-4 chipset provides transmission rates up to 100 Mbps downstream and up		•	Fiber extension over copper applications
	to 50 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used with OLT and ONU multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	4-port analog front end
	•	1-port integrated front end
Fx 10050S	Fx 10050S chipset provides transmission rates up to 100 Mbps downstream and up		•	Fiber extension over copper applications
	to 50 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in CPE or SLE such as residential gateways and modems
	•	1-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end

Fx 7030	Fx 7030 chipset provides transmission rates up to 70 Mbps downstream and up		•	Fiber extension over copper applications
	to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in OLT and ONU multi-dwelling unit concentrators
	•	4-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
	•	4-port packet transport mode framer

Chipsets for Broadband Over Copper Applications:

Product	Description		Primary market applications
SL9402	SL9402 chipset provides transmission		•	Broadband over copper applications
	rates up to 60 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in DSLAM, mini-RAM and multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	4-port analog front end
	•	2-port integrated front end
SL9450	SL9450 chipset provides transmission		•	Broadband over copper applications
	rates up to 60 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in DSLAM, mini- RAM and multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	4-port analog front end
	•	2-port integrated front end
SL9400	SL9400 chipset provides transmission		•	Broadband over copper applications
	rates up to 60 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in DSLAM, mini- RAM and multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	4-port analog front end
	•	1-port integrated front end
SL8800	SL8800 chipset provides transmission		•	Broadband over copper applications
(SmartLeap)	rates up to 50 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in DSLAM, mini- RAM and multi-dwelling unit concentrators
	•	8-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
	•	8-port packet transport mode framer
SL8100	SL8100 chipset provides transmission		•	Broadband over copper applications
(SmartLeap)	rates up to 50 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets are used in DSLAM, mini- RAM and multi-dwelling unit concentrators

	•	8-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
	•	8-port packet transport mode framer
CC600	CC600 chipset provides transmission		•	Broadband over copper applications
(CleverConnect)	rates up to 50 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets used in customer premises equipment such as residential gateways and modems
	•	1-port burst mode engine
	•	1-port integrated front end
CC300	CC300 chipset provides transmission		•	Broadband over copper applications
(CleverConnect)	speeds of up to 50 Mbps downstream and up to 30 Mbps upstream and consists of the following devices and port densities:		•	Chipsets used in customer premises equipment such as residential gateways and modems
	•	1-port burst mode engine
	•	1-port analog front end
	•	1-port integrated front end
Eagle IV	Eagle IV chipset provides transmission		•	Broadband over copper applications
	rates up to 25 Mbps downstream and up to 2 Mbps upstream and consists of the following devices and port densities:		•	Chipsets used in USB modem customer premises equipment
	•	1-port digital back end
	•	1-port analog front end
Eagle Plus	Eagle Plus chipset provides transmission		•	Broadband over copper applications
	rates up to 25 Mbps downstream and up to 2 Mbps upstream and consists of the following devices and port densities:		•	Chipsets used in customer premises equipment such as residential gateways and modems
	•	1-port digital back end
	•	1-port analog front end
Eagle III	Eagle III chipset provides transmission		•	Broadband over copper applications
	rates up to 12 Mbps downstream and up to 1 Mbps upstream and consists of the following devices and port densities:		•	Chipsets used in USB modem customer premises equipment
	•	1-port digital back end
	•	1-port analog front end

Fusiv Chipsets for Network Processing Applications

Product	Description	Primary market applications
Vx150	Vx150 is a high-performance network media processor for voice and data bundled services. It provides high speed switching, routing, packet filtering, firewall, and VoIP functions	•	Processor used in customer premises equipment such as VoIP gateways, integrated access devices, residential gateways and routers
Vx200	Vx200 is a high-performance network media processor for voice, data and security bundled services. It provides high speed switching, routing, packet filtering, firewall, VoIP and IPSec-based	•	Processor used in customer premises equipment such as VoIP gateways, integrated access devices, residential gateways, routers and IP PBX
	virtual private network, or VPN, functions	•	Firewall and VPN routers and security access systems
AT100	The AT100 is a high-performance ADSL2 and ADSL2+ network processor for data bundled services. It provides high speed switching, routing, packet filtering and firewall functions.	•	Processor used in ADSL2 and ADSL2+ routers and bridge customer premises equipment
• 1-port network media processor
• 1-port analog front end
AT200	The AT200 is a high-performance ADSL2 and ADSL2+ network processor for wireless data bundled services. It provides high speed switching, routing, packet filtering, and firewall functions.	•	Processor used in ADSL2 and ADSL2+ wireless routers and bridge customer premises equipment
• 1-port network media processor
• 1-port analog front end
AT300	The AT300 is a high-performance ADSL2 and ADSL2+ network processor for wireless data bundled services. It provides high speed switching, routing, packet filtering and firewall functions	•	Processor used in ADSL2 and ADSL2+ wireless routers and bridges with home networking customer premises equipment
• 1-port network media processor
• 1-port analog front end
NP210
	NP210 is a highly integrated network security processor with cryptographic accelerators for wired VPN and firewall bundled services. It provides high speed switching, routing, packet filtering, firewall and IPSec-based VPN functions	•	Processor used in wired VPN and firewall appliances, IPSec VPN-enabled equipment and secure ethernet routers

NP220	NP220 is a highly integrated network security processor for wired or wireless firewall bundled services. It provides high speed switching, routing, packet filtering and firewall functions	•	Processor used in wired or wireless secure firewall ethernet routers
NP230
	NP230 is a highly integrated network security processor with cryptographic accelerators for wired or wireless VPN and firewall bundled services. It provides high speed switching, routing, packet filtering, firewall, IPSec-based VPN and VPN functions	•	Processor used in wired or wireless VPN and firewall appliances, IPSec or VPN-enabled equipment and secure ethernet routers

Customers and Carriers

Customers

        The markets for systems utilizing our products and services are mainly served by large OEMs. We work directly with OEMs to understand their requirements and the requirements of the carriers they serve to provide the OEMs with semiconductors that can be qualified for use within the carriers' networks.

        Below is the list of our OEM customers who have purchased at least $100,000 of our products directly from us or through third-party sales representatives identified during the year ended December 31, 2005:

OEM customer	Direct sales or third-party sales representative
Aethra Telecommunications	Direct Sales
Alcatel	Alcatel
Alpha Networks	Edom Technology
Dasan Networks, Inc.	Uniquest Corporation
Lucent Technologies, Inc.	Solectron
Millinet Co., Ltd.	Uniquest Corporation
NEC Corporation (Magnus)	NEC Corporation (USA)
Sumitomo Electric Industries, Ltd.	Altima
Woojyun Systec Co., Ltd.	Uniquest Corporation
ZyXEL Communications Corp.	Direct sales

        In addition, we have design wins with Adtran, Inc., Huawei Technologies Co., Ltd., Marconi Corporation plc, Salira Optical Network Systems, Inc., Siemens AG and ZTE Corporation.

        In 2005, NEC Corporation accounted for 44.2%, Uniquest Corporation accounted for 23.9% and Altima accounted for 27.8% of our net revenue. In 2004, NEC Corporation accounted for 44.9%, Uniquest Corporation accounted for 26.7% and Altima accounted for 22.9% of our net revenue. In 2003, NEC Corporation accounted for 43.3%, Uniquest Corporation accounted for 26.1%, Altima accounted for 18.2% and Wins Communications Co., Ltd. and Woojyun Systec Co., Ltd. collectively accounted for 9.7% of our net revenue. In addition, through the NPA acquisition, we expect to continue to sell network processing and ADSL products to the existing customer base. The SAFRAN Group, of which Sagem Communication is a subsidiary, represented 73% of net sales of the acquired business for the year ended October 29, 2005.

        Historically, substantially all of our sales have been to customers outside the United States. Sales to customers in Asia accounted for 97.8% in the year ended December 31, 2003, 97.2% in the year ended December 31, 2004 and 97.8% in the year ended December 31, 2005. Net sales of the business acquired in the NPA acquisition to customers in Europe and Asia accounted for 72.2% and 26.7% of the net sales of the business, respectively, for the year ended October 29, 2005. We anticipate that a substantial majority of our net revenue will continue to be represented by sales to customers in that region.

Carriers

        We work directly with several of the major carriers and their OEMs worldwide in connection with the optimization of our technology for mass deployment or trials into the carriers' networks. Our OEM customers have sold products that include our chipsets to the following major carriers:

  •
  Belgacom (Belgium);

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  France Telecom (France);

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  KDDI Corp. (Japan);

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  Korea Telecom Corp. (Korea);

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  Nippon Telegraph & Telephone Corporation (Japan);

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  Softbank BroadBand (Japan);

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  Swisscom (Switzerland); and

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  Telecom Italia (France).

Ikanos Service and Support for Customers and Carriers

        To accelerate design and development of our OEM customers' systems and the qualification and mass deployment of our technology, we have an application engineering team and a field application engineering team to support our OEM customers and the carriers they serve. These application engineers and field application engineers work closely with the OEMs as well as directly with the carriers. Application engineers have expertise in hardware, software and have access to the various expertise within our company to ensure proper service and support for our OEM customers and the carriers.

        Our service and support involves multiple stages beginning with the carriers' evaluation of our technology through utilization of our reference platforms and optimizing our technology to meet the carriers' performance and other requirements.

        In parallel, our engineers help our OEM customers with the design and review of their system designs. Our application engineers and field application engineers help the OEM engineers design their systems by providing the necessary reference designs, gerber files, schematics, data sheets, sample software codes and other documentation. By doing this, we assist our OEM customers and the carriers they serve in meeting their deployment requirements. Once the hardware incorporating our chipset solutions is built by the OEMs, we work closely with the OEMs' engineers to integrate our software into the OEMs' systems through site visits and extensive field-testing with the carriers. This entire cycle may take six to 18 months depending upon the region, carrier requirements and deployment plans.

Sales and Marketing

        Our sales and marketing strategy is to achieve design wins with leading OEMs and mass deployment with carriers worldwide. We consider a design win to occur when an OEM notifies us that it has selected our solution to be incorporated into its system. We refer to our sales and marketing strategy as "direct touch" since we have significant contact directly with the customers of our OEMs, the carriers. We believe that applications support at the early stages of design is critical to reducing time to deployment and minimizing costly redesigns for our OEM customers and the carriers. By simultaneously working with our OEM customers and the carriers, we are able to use the pull of carrier network compatibility and interoperability to push design wins with our OEM customers, which is further augmented by our support and service capabilities.

        We market and sell our products worldwide through a combination of direct sales and third-party sales representatives. We utilize third-party sales representatives to expand the impact of our sales team. We have strategically located our sales personnel, field applications engineers and third-party sales representatives near our major customers in Japan, Korea, Taiwan (serving Taiwan and China), Europe and the United States.

        Our marketing team focuses on our product strategy and management, product development road maps, product pricing and positioning, new product introduction and transition, demand assessment, competitive analysis and marketing communications and promotions. Our marketing team is also responsible for ensuring that product development activities, product launches, channel marketing program activities and ongoing demand and supply planning occur on a well-managed, timely basis in coordination with our development, operations, and sales groups, as well as our OEM customers and third-party sales representatives.

Competition

        We compete or expect to compete with, among others, Broadcom Corporation, Centillium Communications, Inc., Conexant Systems, Inc., Infineon Technologies A.G., Marvell Technology Group Ltd., Metalink Ltd., STMicroelectronics N.V. and Texas Instruments Incorporated who either offer, or we believe may be developing, semiconductors for segments of the fiber-fast broadband market. Our newly acquired network processing business will also compete with additional companies including Freescale Semiconductor, Inc., Intel Corporation, Marvell Technology Group Ltd., PMC-Sierra, Inc. and Realtek Semiconductor Corp. We believe that our products are not easily interchangeable with the products of our competitors, due to the level of collaboration in product design and development that is typically demanded by our customers from the earliest stages of development, but nonetheless we must constantly maintain our technology developments in order to continue to achieve design wins with our customers.

        We also consider other companies that have access to discrete multi-tone, or DMT, or network processing technology as potential future competitors. In addition, we may also face competition from newly established competitors, suppliers of products based on new or emerging technologies, and customers who choose to develop their own technology.

        We compete primarily with respect to the following factors:

  •
  product performance;

  •
  compliance and influencing industry standards;

  •
  price and cost effectiveness;

  •
  functionality;

  •
  time to market; and

  •
  customer service and support.

        We believe that we are competing effectively with respect to these factors.

Technology and Architecture

        We believe that one of our key competitive advantages is in the integration of our broad base of core technologies encompassing the complete space from systems, algorithms, hardware and software to silicon. We believe this vertical integration of core competencies enables us to make optimal architectural choices in designing and developing cost-effective, high-performance, and programmable chipsets. Our products are manufactured on standard low-cost, complementary metal-oxide semiconductor, or CMOS, or bi-polar complementary metal-oxide semiconductor, or Bi-CMOS, processes. We have the following core competencies:

  •
  ability to develop system-level solutions that incorporate analog and digital processing, as well as software and algorithms;

  •
  a programmable analog and digital architecture that allows our chipset solutions to be programmed for multiple standards and applications;

  •
  highly optimized digital signal processing algorithms;

  •
  highly optimized packet processing engine;

  •
  carrier deployed VoIP digital signal processing capability;

  •
  digital design, verification, and back-end capability for leveraging advancements in process technologies;

  •
  analog design capability in both CMOS and Bi-CMOS processes; and

  •
  our knowledge of the carrier network, which enables us to help carriers with their network planning and deployment of services.

        Where cost-effective, we purchase designed and verified specific functional blocks, such as real time operating systems, from third-party vendors.

        Our PHY chipsets utilize DMT line coding technology. Starting in June 2003, DMT was adopted as the principal standard for VDSL by three standards committees: in North America, by The American National Standards Institute (ANSI), The Committee T1E1.4, and worldwide, by the Institute of Electrical and Electronics Engineers (IEEE) and ITU-T. In May 2005, the VDSL2 standard was recommended by the ITU-T and in February 2006 the standard was approved. The VDSL2 standard represents an advance in capability over the VDSL standard and defines a series of "profiles" for high-speed DMT-based transmission in both the upstream and downstream directions for a variety of deployment models.

        VDSL and VDSL2 are the highest-rate forms of DSL technology available today and can enable fiber-fast broadband services using existing copper lines. VDSL2 transmits aggregate data at rates of 60 Mbps and over for a reach of 3,000 feet. VDSL2 also offers longer reach of up to 15,000 feet at lower transmission rates. VDSL and VDSL2 are significantly faster than alternative DSL technologies and enable carriers to provide revenue enhancing multiple services to respond to competitive and industry pressures from cable operators and other carriers. We provide products based on the VDSL, VDSL2 standards ADSL, ADSL2 and ADSL2+.

        Our networking processor products have high performance packet processing capacity and implement a broad suite of protocol functionality, VoIP, and networking security. These products are capable of 200+ Mbps packet processing throughput at any standard packet size. This complements our high performance PHY products to accommodate the requirements of Triple Play and interactive services, and provides carriers the scalability and flexibility to add additional broadband applications in the future.

Research and Development

        Our research and development efforts are focused on the development of advanced semiconductors and related software. We have experienced engineers who have significant expertise in fiber-fast broadband and network processing technologies. These areas of expertise include communication systems, system architecture, digital signal and network processing, data networking, analog design, digital and mixed signal, very large scale integration development, software development, reference boards, and system design. In addition, we work closely with the research and development teams of our OEM customers and the carriers. As of December 31, 2005, we had 130 persons engaged in research and development, of whom 55 are employed in Bangalore, India and 75 in North America. As a result of the NPA acquisition, we added over 70 persons engaged in research and development. Our research and development expenses were $21.4 million in 2003, $21.7 million in 2004 and $28.4 million in 2005.

Operations

Semiconductor Fabrication

        We do not own or operate a semiconductor fabrication, packaging or testing facility, except for some of the test equipment that we place at our subcontractors sites for our usage. By owning some of the test equipment, we gain some cost benefit and assurance of capacity. We depend on third-party subcontractors to manufacture, package and test our products. By outsourcing manufacturing, we are able to substantially avoid the cost associated with owning and operating our own manufacturing facility. This allows us to focus our efforts on the design and marketing of our products. We currently outsource our semiconductor wafer manufacturing to Taiwan Semiconductor Manufacturing Company and Austriamicrosystems AG. We work closely with our foundries to forecast on a monthly basis our manufacturing capacity requirements. Our semiconductors are currently fabricated in several advanced, sub-micron manufacturing processes. Because finer manufacturing processes lead to enhanced performance, smaller silicon chip size and lower power requirements, we continually evaluate the benefits and feasibility of migrating to smaller geometry process technologies in order to reduce cost and improve performance. We believe that our fabless manufacturing approach provides us with the benefits of superior manufacturing capability as well as flexibility to move the manufacturing, assembly and testing of our products to those vendors that offer the best capability at an attractive price. Nevertheless, because we do not have formal, long-term pricing agreements with our subcontracting partners, our wafer costs and services are subject to sudden price fluctuations based on the cyclical demand for semiconductors. Our engineers work closely with our foundries and other subcontractors to increase yields, lower manufacturing costs and improve quality.

Assembly and Test

        Our products are shipped from our third-party foundries to third-party sort, assembly and test facilities where they are assembled into finished semiconductors and tested. We outsource all product packaging and all testing requirements for these products to several assembly and test subcontractors, including Advanced Semiconductor Engineering, Inc. in Taiwan and Malaysia, United Test and Assembly Center Ltd. in Singapore, and STATSChipPac Ltd. in Singapore, Korea, and China. Our products are designed to use low cost, standard packages and to be tested with widely available test equipment. In addition, we specifically design our semiconductors for ease of testability, further reducing production costs.

Quality Assurance

        Our quality assurance program begins with the design and development process. Our designs are subjected to extensive circuit simulation under extreme conditions of temperature, voltage and processing before being committed to manufacture. We pre-qualify each of our subcontractors and conduct quality audits. We closely monitor foundry production to ensure consistent overall quality, reliability and yield levels. All of our independent foundries and assembly and test subcontractors have been awarded ISO 9000 certification as well as other internationally accepted quality standards.

Intellectual Property

        Our success and future growth will depend on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, contractual provisions, and licenses to protect our intellectual property. We also attempt to protect our trade secrets and other proprietary information through agreements with our customers, suppliers, employees and consultants, and through other security measures.

        As of January 31, 2006, we held 20 issued U.S. patents and have 23 additional U.S. patent applications pending. Our patents and patent applications cover features, arts, and methodology employed in each of our existing product families. The expiration dates are generally 2019 and beyond. We continue to actively pursue the filing of additional patent applications.

        We claim copyright protection for the proprietary documentation used in our products and for the firmware and software components of our products. We have registered "SmartLeap," "CleverConnect," "Fusiv," "Eagle," "Ikanos Communications & Designs" and the "Ikanos Communications" name and logo as trademarks in the United States.

Employees

        As of December 31, 2005, we had a total of 178 full-time employees, of whom 130 were involved in research and development, 10 of whom focus on operations, and 48 in sales and marketing, customer support, finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that our relationships with our employees are good. As a result of the NPA acquisition in February 2006, we added 46 employees in Hyderabad, India, 11 in Toronto, Canada and 17 in San Jose, California.

Facilities

        Our headquarters are located at 47669 Fremont Boulevard, Fremont, California. We lease approximately 74,500 square feet of space under our lease agreements expiring in April 2011. We believe that our facilities are adequate for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations. In addition to our headquarters, we lease office space in Toronto, Canada, Bangalore and Hyderabad in India, Tokyo, Japan and Seoul, Korea.

Backlog

        Our sales are made pursuant to short term purchase orders. These purchase orders are made without deposits and may be rescheduled, canceled or modified on relatively short notice, and in most cases without substantial penalty. Therefore, we believe that the purchase orders are not a reliable indicator of future sales.

Legal Proceedings

        From time to time we are involved in legal proceedings and litigation arising in the ordinary course of business. We are not currently a party to any litigation or other legal proceedings that we believe would have a material adverse effect on our business, financial condition, results of operations and cash flows.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages and positions of our executive officers and directors as of February 27, 2006:

Name	Age	Position
Rajesh Vashist	48	President, Chief Executive Officer and Director, Chairman of the Board
Daniel K. Atler	46	Chief Financial Officer
Derek Obata	47	Vice President of Worldwide Sales
Rouben Toumani	62	Vice President of Systems Engineering
Yehoshua Rom	54	Vice President of Operations
Chris H. Smith	58	Vice President of Human Resources
Dean Grumlose	48	Vice President of Marketing
Danial Faizullabhoy (1)(3)	44	Director
Michael Goguen (2)(3)	41	Director
Michael Gulett (1)(2)(3)	53	Director
Paul G. Hansen (1)(2)	57	Director
G. Venkatesh	48	Director

(1)
Member of the nominating and corporate governance committee.

(2)
Member of the audit committee.

(3)
Member of the compensation committee.

        Rajesh Vashist has served as our President, Chief Executive Officer, and one of our directors since August 1999 and as our Chairman of the Board since June 24, 2004. From January 1999 to August 1999, Mr. Vashist consulted as a Vice President of Business Development at RightWorks. From March 1991 to July 1998, Mr. Vashist worked at Adaptec, Inc. in various marketing and general management positions and served most recently as General Manager of the OEM Solutions Group. Prior to Adaptec, Mr. Vashist held various marketing and management positions at Vitelic Semiconductor and Samsung Semiconductor. Mr. Vashist holds an engineering degree from Regional Engineering College, Rourkela (India) and an M.B.A. from Marquette University.

        Daniel K. Atler has served as our Chief Financial Officer since October 2003. Prior to joining Ikanos, Mr. Atler was an executive for Silicon Image, Inc. During his tenure at Silicon Image, Mr. Atler served as the Vice President of Finance and Administration and Chief Financial Officer from June 1998 to October 2001, and as the Executive Vice President of Strategic Business Development from November 2001 to September 2003. Prior to Silicon Image, Mr. Atler served as the Chief Financial Officer and Vice President of Finance and Administration for Wireless Access, Inc., and as a Senior Manager at Ernst & Young. Mr. Atler holds a degree in business administration from Colorado State University.

        Derek Obata has served as our Vice President of Worldwide Sales since March 2005, having previously served as our Vice President of Sales, Asia Pacific since October 2003. From April 2002 to September 2003, Mr. Obata worked as an independent consultant advising management at technology start-up companies. Prior to that, Mr. Obata was with PCTEL, Inc. where he served as Executive Vice President and General Manager of the core business unit from February 2001 to November 2001, and as Vice President of Worldwide Sales from March 1998 to January 2001. Mr. Obata holds a degree in engineering from the University of California at Berkeley.

        Rouben Toumani has served as our Vice President of Systems Engineering since March 2000. From May 1989 to March 2000, Mr. Toumani was at Anritsu Corporation as the Director of Research and Development of the Telecom Division. From 1971 to 1975 and from 1978 to 1989, Mr. Toumani was at Bell Labs in the Loop Transmission Division. Mr. Toumani received both his M.S. and Ph.D. degrees in electrical engineering from Stanford University, and completed his undergraduate degree in electrical engineering at the American University of Beirut (Lebanon).

        Yehoshua Rom has served as our Vice President of Operations since August 2002. Prior to that, Mr. Rom served as Director of Engineering at Broadcom Corporation from March 2001 to August 2002. From February 2000 to March 2001, Mr. Rom served as Director of Operations at Virage Logic Inc. From July 1997 to January 2000, Mr. Rom was Director of VLSI Engineering at MMC Networks Inc. Mr. Rom holds a B.S. degree in electrical engineering from the Tel Aviv University (Israel) and a M.B.A. degree from San Jose State University.

        Chris H. Smith has served as our Vice President of Human Resources since February 2005. From 1996 until 2005, Mr. Smith was the Vice President of Human Resources at Tularik Inc. and from 1980 until 1996, he was Director of Human Resources at ESL/TRW Incorporated. Mr. Smith holds a Bachelor's degree from Perth College.

        Dean Grumlose has served as our Vice President of Marketing since January 2005. From October 2003 until September 2004, Mr. Grumlose served as Vice President of Marketing at Azanda Network Devices. From April 2003 until September 2003, Mr. Grumlose served as Vice President of Marketing at Velio Communications, Inc. Prior to that, he was Vice President of Routing Products at PMC-Sierra, Inc. in 2001, and held various management positions at Conexant Systems, Inc. from 1996 to 2001. Mr. Grumlose holds a degree in electrical engineering from the University of British Columbia.

        Danial Faizullabhoy has served as one of our directors since July 2001. From July 1998 to July 2005, Mr. Faizullabhoy was a Managing Director with Walden International, a venture capital firm. From 1986 to 1998, he held various positions at Adaptec, including Applications Engineer, Product / Marketing Manager, and Vice President and General Manager of Target and Optical division. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation. He received a Bachelor's degree in electrical engineering from Norwich University and a M.B.A. degree from Santa Clara University.

        Michael L. Goguen has served as one of our Directors since May 1999. Mr. Goguen has held various positions at Sequoia Capital, a venture capital firm, since 1996 and has been a general partner since 1997. Prior to that, Mr. Goguen spent ten years in various engineering, research, and product management roles at DEC, SynOptics and Centillion, and was a Director of Engineering at Bay Networks (Nortel). Mr. Goguen was also a Technical Chairman of the ATM Forum. Mr. Goguen received a B.S. degree in Electrical Engineering from Cornell University and a M.S. degree in Electrical Engineering from Stanford University.

        Michael Gulett has served as one of our directors since August 2003. From December 2004 to August 2005, Mr. Gulett served as the interim Chief Executive Officer of Siliquent Technologies, Inc., a semiconductor company, which was acquired by Broadcom Corporation in August 2005. From December 2001 to December 2003, he was President and Chief Executive Officer of ARC International plc, a technology licensing and embedded software company. From November 1998 to January 2001, Mr. Gulett served as President and Chief Operating Officer of Virata Corporation, a leading supplier of DSL processors. Prior to that, Mr. Gulett was President and Chief Executive Officer at Paradigm Technology, a developer of fast static random access memory devices. Mr. Gulett has also held management positions at VLSI Technology, California Devices, Intel Corporation and NCR. Mr. Gulett holds a B.S.E.E. from the University of Dayton.

        Paul G. Hansen has served as one of our directors since July 2004. Since April 2001, Mr. Hansen has worked as an independent consultant. Prior to that, Mr. Hansen served as Executive Vice President and Chief Financial Officer of TIBCO Software from July 1998 to April 2001. From 1984 to July 1998, Mr. Hansen held various positions at Adaptec, Inc. including Vice President, Finance, Chief Financial Officer and Assistant Secretary from 1988 to July 1998. Mr. Hansen received a B.S. degree in business from the State University of New York Fredonia.

        G. Venkatesh has served as one of our directors since November 2001. Mr. Venkatesh is the Managing Member of Texan Ventures, LLC, a venture capital and management consulting firm. From July 2003 through September 2004, he has served as Chairman and Interim Chief Executive Officer of Matisse Networks. From June 1999 to November 2001, Mr. Venkatesh served as Vice President of Switching Products at Broadcom Corp. Prior to that he was President and Chief Executive Officer of Maverick Networks, a company he founded in 1998 and which was acquired by Broadcom in 1999. Mr. Venkatesh received a degree in electronics from the Indian Institute of Technology (India) and a M.S.E.E. degree in electrical and computer engineering from the University of Massachusetts.

Board Composition

        Our board of directors currently consists of six members, who are Messrs. Faizullabhoy, Goguen, Gulett, Hansen, Vashist and Venkatesh. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Goguen and Venkatesh are "Class I" directors whose term expires at our annual meeting of our stockholders in 2006. Messrs. Faizullabhoy and Gulett are "Class II" directors whose term expires at our annual meeting of our stockholders in 2007. Messrs. Vashist and Hansen are "Class III" directors whose term expires at our annual meeting of our stockholders in 2008. Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. Under the listing standards of the Nasdaq National Market, within one year of the effectiveness of the registration statement filed with the SEC in connection with our initial public offering, which effectiveness was declared on September 21, 2005, our board must consist of a majority of independent directors. Our board has determined that four of our six directors (Messrs. Faizullabhoy, Goguen, Gulett and Hansen) are independent under such standards.

Director Compensation

        Prior to our initial public offering in September 2005, our directors did not receive any cash fees for their services on the board of directors, but were entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and board committee meetings and our non-employee directors were eligible under our 1999 Stock Option Plan to receive stock options.

        Following our initial public offering in September 2005, our non-employee directors are entitled to receive $1,000 per meeting and are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. The chairman of our board of directors, our audit committee, our compensation committee and our nominating and corporate governance committee are each entitled to receive $1,500 per committee meeting attended. In addition, our 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. Each new non-employee director appointed to the board of directors will receive an initial option to purchase 30,000 shares upon such appointment except for those directors who become non-employee directors by ceasing to be employee directors.

The initial option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months receive a subsequent option to purchase 12,000 shares immediately following each annual meeting of our stockholders. The subsequent option grants shall vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. See "Benefit Plans—2004 Equity Incentive Plan."

        In January 2005, as consideration for his service as a member of the board of directors, Mr. Hansen received an option exercisable for 33,333 shares of our common stock at an exercise price per share of $3.84 that vests with respect to 1/48th of the shares upon the completion of each of the 48 months of continuous service after the vesting commencement date, with vesting commencing in January 2005.

        We have a consulting agreement with Texan Ventures, LLC entered into on November 7, 2001. G. Venkatesh, who is also a member of our board of directors, is the Managing Member of Texan Ventures, LLC. Under the consulting agreement, Texan Ventures, LLC is entitled to $3,000 per month and reimbursement for reasonable expenses, and was granted an option to purchase 13,333 shares that vested monthly over a period of 12 months commencing on November 7, 2001. We paid Texan Ventures, LLC, $57,000 in 2003, $36,000 in 2004 and $39,000 in 2005 for consulting services.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

  Audit Committee

        Our audit committee is responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, the audit committee is responsible for:

  •
  overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

  •
  appointing and overseeing the work of our independent accountants and reviewing the adequacy of our system of overseeing the independent accountant's qualifications, independence and performance;

  •
  assisting the board of directors in the oversight and monitoring of our compliance with legal and regulatory requirements;

  •
  reviewing our internal accounting and financial controls; and

  •
  reviewing our audited financial statements and reports and discussing the statement and reports with management, including any significant adjustments, management judgments and estimates, new accounting polices and disagreement with management.

        The members of our audit committee are Messrs. Goguen, Gulett and Hansen. Mr. Hansen chairs the audit committee. Our board of directors has determined that each of the members of our audit committee is "independent," as defined under and required by the federal securities laws and the rules of the Nasdaq National Market, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934, as amended. Our board of directors has determined that Mr. Hansen qualifies as an "audit committee financial expert" under the federal securities laws and has the "financial sophistication" required under the rules of the Nasdaq National Market. The charter of our audit committee may be found on our website at www.Ikanos.com.

  Compensation Committee

        Our compensation committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers, evaluating the performance for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters. The charter of our compensation committee may be found on our website at www.ikanos.com

        Our compensation committee currently consists of Messrs. Faizullabhoy, Goguen and Gulett, each of whom is a non-management member of our board of directors. Mr. Gulett chairs the compensation committee.

  Nominating and Corporate Governance Committee

        The members of our nominating and corporate governance committee are Messrs. Faizullabhoy, Gulett and Hansen. Mr. Faizullabhoy chairs the nominating and corporate governance committee. Our nominating and corporate governance committee identifies, evaluates and recommends nominees to our board of directors and its committees, conducts searches for appropriate directors, and evaluates the performance of our board of directors and of individual directors. The nominating and corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board concerning corporate governance matters. The charter of our nominating and corporate governance committee may be found on our website at www.ikanos.com.

Compensation Committee Interlocks and Insider Participation

        In 2005, the compensation committee approved matters concerning executive officer compensation, and Mr. Vashist participated in these deliberations other than those related to his own compensation. In addition, Messrs. Faizullabhoy and Goguen were involved in certain transactions described under the heading "Certain Relationships and Related Party Transactions." None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive Compensation

        The following table sets forth information concerning the compensation earned by our Chief Executive Officer, each of our four other most highly compensated executive officers who were serving in such roles at the end of the last completed fiscal year, and whose total annual salary and bonus exceeded $100,000 and an additional individual who served as an executive officer during the last completed fiscal year, collectively referred to as the named executive officers, during the fiscal year ended December 31, 2005:

Summary Compensation Table

Long-term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options (#)	All Other Compensation
	Year	Salary	Bonus (1)
Rajesh Vashist President and Chief Executive Officer	2005 2004	$204,788 199,613	$150,000 100,000	125,000 175,484	—
Derek Obata (2) Vice President of Worldwide Sales	2005 2004	170,578 152,885	134,761 163,541	99,999 33,334	—
Yehoshua Rom Vice President of Operations	2005 2004	166,718 165,000	26,800 34,750	54,166 33,332	—
Daniel K. Atler Chief Financial Officer	2005 2004	179,242 178,365	46,000 36,251	58,333 16,667	—
Rouben Toumani Vice President of Systems Engineering	2005 2004	180,937 176,601	28,100 55,450	116,666 50,000	—
Anoop Khurana (3) Vice President of Engineering	2005 2004	178,818 173,269	18,800 36,250	75,000 58,333	—

(1)
We generally pay bonuses in the year following the year in which they were earned. Bonus amounts in the table are reported for the year in which they were earned even if they were paid in the following year.

(2)
Derek Obata was promoted to Vice President of Worldwide Sales in 2005.

(3)
Anoop Khurana resigned in January 2006.

Stock Option Grants in the Last Fiscal Year

        The following table sets forth certain information concerning grants of stock options to each of our named executive officers during the fiscal year ended December 31, 2005. The percentage of total options set forth below is based on an aggregate of options granted to employees during the fiscal year ended December 31, 2005. All options were granted at the fair market value of our common stock, as determined by our board of directors, on the date of grant.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price Per share		Expiration Date
						5%	10%
Rajesh Vashist	125,000	6.20%	$10.20		07/19/15	$1,109,458	$2,434,555
Derek Obata	28,317 16,667 38,349 16,666	1.41 0.83 1.90 0.83	3.84 3.84 3.84 10.20	(1)	06/14/15 06/01/11 06/14/15 07/19/15	431,428 197,564 584,272 147,922	731,610 273,829 990,802 324,594
Yehoshua Rom	25,000 29,166	1.24 1.45	3.84 10.20	(1)	06/01/11 07/19/15	442,182 258,868	662,464 568,050
Daniel K. Atler	16,667 41,666	0.83 2.07	3.84 10.20	(1)	06/01/11 07/19/15	197,564 369,813	273,829 811,505
Rouben Toumani	50,000 25,000 41,666	2.48 1.24 2.07	3.84 10.20 10.20	(1)	06/01/11 07/19/15 08/26/15	592,680 221,892 369,813	821,470 486,911 811,505
Anoop Khurana (3)	33,334 41,666	1.65 2.07	3.84 10.20	(1)	06/01/11 07/19/15	548,396 502,305	754,944 1,017,637

(1)
Each of these grants was issued on March 1, 2005 pursuant to our stock option exchange program, in replacement of options granted in 2004 that had exercise prices of $8.04 per share.

(2)
Potential realizable value is based on the closing price of our common stock on December 30, 2005 (the last trading day prior to December 31, 2005) of $14.74 per share as reported on the Nasdaq National Market. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC, based on the closing price of our common stock on December 30, 2005 (the last trading day prior to December 31, 2005) of $14.74 per share as reported on the Nasdaq National Market and do not represent our estimate or projection of the future stock price.

(3)
The calculations of potential realizable value for Mr. Khurana are based on the original expiration dates of the options listed but, pursuant to the terms of the options, each of these options shall expire 90 days after Mr. Khurana's resignation on January 2, 2006.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

        This table sets forth the number and value of our common stock underlying options held by each of the named executive officers as of December 31, 2005.

			Number of Securities Underlying Unexercised Options at December 31, 2005
					Value of Unexercised In-the-Money Options at December 31, 2005 (2)
	Number of Shares Acquired on Exercise
Name		Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Rajesh Vashist	—	—	750,482	—	$9,421,874	$—
Derek Obata	—	—	201,858	—	2,436,503	—
Yehoshua Rom	—	—	133,219	—	1,532,209	—
Daniel K. Atler	—	—	116,499	—	1,200,295	—
Rouben Toumani	20,833	169,997	152,915	—	1,362,853	—
Anoop Khurana	—	—	147,032	—	1,572,922	—

(1)
The value realized is calculated based on the fair value of the Company's common stock as determined by the Company's board of directors on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2)
Amounts are based on the closing price on December 30, 2005 (the last trading day prior to December 31, 2005) of $14.74 per share as reported on the Nasdaq National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

Offer Letters and Change of Control Arrangements

        On August 31, 2005, we entered into an employment agreement with Rajesh Vashist, our Chief Executive Officer. This agreement provides that Mr. Vashist will receive an annual base salary of $215,000. For fiscal year 2006, Mr. Vashist is also eligible to receive a bonus equal to 50% of his base salary, based on the achievement of performance goals established by the Compensation Committee of our Board of Directors. Any such bonus will be prorated for that portion of the year during which Mr. Vashist did not serve as our Chief Executive Officer. Mr. Vashist is also eligible to receive stock options or other forms of equity compensation. He is also entitled to participate in our standard employee benefit plans and to receive three weeks of vacation per year.

        Pursuant to his employment agreement, if Mr. Vashist's services are terminated without cause (as defined in the employment agreement), or he resigns for good reason (as defined in the employment agreement), he will continue to receive his base salary for six months following his termination, will receive a prorated target bonus payable over the six month period following his termination, will receive benefits under our benefit plans for one year and will receive acceleration of 50% of the unvested portion of any equity awards, including any stock options. He will also be entitled to exercise any vested stock options or similar equity awards for one year following such termination. If Mr. Vashist's services are terminated without cause, or he resigns for good reason, immediately prior to, in connection with, or within 12 months after we undergo a change of control, in lieu of receiving the severance benefits described above, he will be entitled to a lump sum payment in an amount equal to 100% of his then current annual salary and target bonus for the year of termination, and he will receive benefits under our benefit plans for one year. He would also be entitled to full acceleration of all of his outstanding equity awards, including his stock option grants, and would have one year following such termination to exercise any outstanding stock options or similar equity awards. Mr. Vashist would be required to execute and not revoke a separation agreement and release of claims and to refrain from specified competitive activities and refrain from soliciting our employees for alternative employment in order to continue receiving his severance benefits.

        On August 29, 2003, we entered into an offer letter with Daniel K. Atler, our Chief Financial Officer. The offer letter provides that Mr. Atler will receive an annual base salary and a quarterly performance bonus of up to 15% of his base annual salary if he meets the performance criteria set forth by our board of directors. Mr. Atler was also granted an option to purchase shares of common stock pursuant to his offer letter. If Mr. Atler is terminated without cause or is constructively terminated three months before or 12 months after a change in control, he will receive accelerated vesting on all of his options as well as 15 months of compensation and benefits. Pursuant to the terms of Mr. Atler's option agreement, following a change of control he will receive accelerated vesting on all of his options.

        On October 8, 2003, we entered into an offer letter with Derek Obata, who was promoted to the position of Vice President of Worldwide Sales in 2005. The offer letter provides that Mr. Obata will receive an annual base salary and a quarterly sales commission payment if he meets the performance criteria set forth in our sales commission plan. Mr. Obata was granted an option to purchase shares of common stock by our board of directors. The offer letter provides that upon our change of control, Mr. Obata shall be entitled to acceleration of vesting with respect to 25% of all of his unvested options outstanding at the time if his responsibilities are significantly changed or diminished, unless otherwise specified.

        We entered into an offer letter with Mr. Toumani, our Vice President of Systems Engineering on March 10, 2000. This offer letter provided that Mr. Toumani will receive an annual base salary. Mr. Toumani is also entitled to an annual bonus to be awarded at the discretion of the board of directors. On August 22, 2005, we entered into a Change of Control Agreement with Mr. Toumani. This agreement provides that if (1) Mr. Toumani resigns for good reason or is terminated without cause within 12 months following a change of control and (2) Mr. Toumani executes a release of claims with us, he shall receive accelerated vesting with respect to 25% of his unvested options outstanding at the time.

        On July 24, 2001, we entered into an offer letter with Yehoshua Rom, our Vice President of Operations. The offer letter provides that Mr. Rom will receive an annual base salary. Mr. Rom was granted an option to purchase shares of common stock by our board of directors. The offer letter provides that, if Mr. Rom's responsibilities are significantly changed or diminished (1) within one year of a change of control, Mr. Rom will be entitled to acceleration of vesting with respect to 50% of the option grant or (2) more than one year after a change of control, he will be entitled to acceleration of vesting with respect to 25% of the option grant.

        On February 17, 2005, we entered into an offer letter with Chris H. Smith, our Vice President of Human Resources. The offer letter provides that Mr. Smith will receive an annual base salary and an annual bonus of up to 15% of his base annual salary based on attainment of individual and company goals. Mr. Smith was also granted an option to purchase shares of common stock by our board of directors. On August 22, 2005, we entered into a Change of Control Agreement with Mr. Smith. This agreement provides that if (1) Mr. Smith resigns for good reason or is terminated without cause within 12 months following a change of control and (2) Mr. Smith executes a release of claims with us, he shall receive accelerated vesting with respect to 25% of his unvested options outstanding at the time.

        On January 29, 2005, we entered into an offer letter with Dean Grumlose, our Vice President of Marketing. The offer letter provides that Mr. Grumlose will receive an annual base salary and an annual bonus of up to 15% of his base annual salary based on attainment of individual and company goals. Mr. Grumlose was also granted an option to purchase shares of common stock by our board of directors. On August 22, 2005, we entered into a Change of Control Agreement with Mr. Grumlose. This agreement provides that if (1) Mr. Grumlose resigns for good reason or is terminated without cause within 12 months following a change of control and (2) Mr. Grumlose executes a release of claims with us, he shall receive accelerated vesting with respect to 25% of his unvested options outstanding at the time.

        On November 19, 1999, we entered into an offer letter with Anoop Khurana, our Vice President of Engineering. The offer letter provides that Mr. Khurana will receive an annual base salary and a signing bonus. Mr. Khurana was also granted an option to purchase shares of common stock by our board of directors. On August 23, 2005, we entered into a Change of Control Agreement with Mr. Khurana. This agreement provides that if (1) Mr. Khurana resigns for good reason or is terminated without cause within 12 months following a change of control and (2) Mr. Khurana executes a release of claims with us, he shall receive accelerated vesting with respect to 25% of his unvested options outstanding at the time.

Benefit Plans

1999 Stock Option Plan

        Our 1999 Stock Option Plan was adopted by our board of directors and approved by our stockholders in September 1999. Our 1999 Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or the Code, to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants and our parent and subsidiary corporations' employees, directors and consultants. We are no longer granting any additional awards under our 1999 Stock Option Plan following our initial public offering. Instead we now grant awards under our 2004 Equity Incentive Plan.

        As of December 31, 2005, options to purchase 3,823,944 shares of common stock were outstanding under this plan. Our 1999 Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each award. If the outstanding awards are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the award as to all of the shares subject to the award, including shares that would not otherwise be exercisable, for a period of 15 days from the date of notice. The award will terminate upon the expiration of the 15-day period.

2004 Equity Incentive Plan

        Our board of directors adopted the 2004 Equity Incentive Plan in June 2004 and our stockholders approved the plan in August 2004. The 2004 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights, deferred stock units, performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations' employees and consultants. In August 2005, our board of directors and our stockholders approved an amendment and restatement of the 2004 Equity Incentive Plan.

        Number of Shares Reserved for Issuance. As of December 31, 2005, a total of 226,978 shares of our common stock were authorized for issuance under the 2004 Equity Incentive Plan. As of December 31, 2005, options to purchase 109,299 shares of our common stock and 12,000 restricted stock units were outstanding and 105,679 shares were available for future grant under this plan. In addition, the 2004 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning in 2006, equal to the lesser of:

  •
  4.4% of the outstanding shares of our common stock on the first day of the fiscal year,

  •
  3,000,000 shares, or

  •
  such other amounts as our board of directors may determine.

        If an award expires or is forfeited, terminated or cancelled without having been exercised or settled in full, the terminated or forfeited portion of the award will become available for future grant or sale under the 2004 Equity Incentive Plan.

        Administration. Our board of directors or a committee of our board administers the 2004 Equity Incentive Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise or settlement. The administrator also has the authority to institute an exchange program whereby the exercise or purchase prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for the same type of award with a lower exercise or purchase price, a different type of award, or cash.

        Stock Options. A stock option is the right to purchase shares of our common stock at a fixed price for a fixed period of time. The administrator determines the exercise price of options granted under the 2004 Equity Incentive Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. After termination of one of our employees, directors, or consultants, he or she may exercise his or her options for the time period stated in the award agreement. If termination is due to death or disability, the option generally will remain exercisable for 12 months. In all other cases, the option generally will remain exercisable for three months. However, no option may be exercised following the expiration of its maximum term. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

        Stock Appreciation Rights. A stock appreciation right allows the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant for the number of shares as to which the right is exercised. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash, with shares of our common stock, or a combination thereof. The same expiration rules that apply to options also apply to stock appreciation rights.

        Restricted Stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on continued service or the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to forfeiture. The administrator will determine the number of shares of restricted stock granted to an employee.

        Restricted Stock Units. Restricted stock units may be granted under the 2004 Equity Incentive Plan. Restricted stock units will vest in accordance with terms and conditions established by the administrator. Restricted stock units may be granted at the sole discretion of the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate including the participant's continued employment with us and the achievement of company-wide, business unit or other individual goals. Earned restricted stock units may be paid out in cash, shares of common stock or any combination hereof at the sole discretion of the administrator.

        Performance Shares and Units. Performance shares and performance units are awards that result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance goals, in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance goals may be based upon the achievement of company-wide, divisional, or individual goals including solely continued service, applicable securities laws, or any other basis determined by the administrator. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for earned performance shares and performance units may be in the form of cash, shares of equivalent value, or in some combination, as determined by the administrator.

        Deferred Stock Units. The administrator may permit an award of restricted stock, performance shares, or performance units to be reflected by deferred stock units. Deferred stock units provide for the payment or settlement of an award in installments or on a deferred basis in accordance with rules and procedures established by the administrator. Payment for earned units may be in the form of cash, shares of equivalent value, or in some combination, as determined by the administrator.

        Non-employee Director Grants. The 2004 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Each non-employee director appointed to the board will receive an initial option to purchase 30,000 shares upon such appointment except for those directors who become non-employee directors by ceasing to be employee directors. Initial option grants shall vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 12,000 shares on the date of each annual meeting of our stockholders. These subsequent option grants shall vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. All options granted under these automatic grant provisions have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant.

        Transferability of Awards. Unless the administrator provides otherwise, our 2004 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

        Adjustments Upon Merger or Change in Control. Our 2004 Equity Incentive Plan provides that in the event of our merger or change in control, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If the successor corporation refuses to assume or substitute for outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise options and stock appreciation rights as to all of the shares subject to his or her awards, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares, performance units, and deferred stock units will be deemed achieved, and all other terms and conditions met. The awards will terminate 15 days following notice by the administrator. In the event the service of a non-employee director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her awards will fully vest and all applicable restrictions will lapse.

        Amendment and Termination. The 2004 Equity Incentive Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2004 Equity Incentive Plan provided such action does not impair the rights of any participant.

2004 Employee Stock Purchase Plan

        Our board of directors adopted the 2004 Employee Stock Purchase Plan in June 2004 and our stockholders approved the plan in August 2004. In August 2005, our board of directors and our stockholders approved an amendment and restatement of the 2004 Employee Stock Purchase Plan.

        Number of Shares Reserved for Issuance. As of December 31, 2005, a total of 1,000,000 shares of our common stock were available for sale under the 2004 Employee Stock Purchase Plan. In addition, the 2004 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning in 2006 and ending in 2015, equal to the lesser of:

  •
  2.5% of the outstanding shares of our common stock on the first day of the fiscal year;

  •
  1,500,000 shares; or

  •
  such other amount as may be determined by our board of directors.

        Administration. Our board of directors or a committee of our board administers the 2004 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2004 Employee Stock Purchase Plan and determine eligibility.

        Eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

  •
  immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  •
  would have rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for any calendar year.

        Offering Periods. The 2004 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except that the first offering period will commence on the first trading day on or after the effective date of this offering and will end on the earlier of (1) the first trading day on or after November 1, 2007 and (2) 27 months after the offering period commences, and the second offering period will commence on the first trading day on or after May 1, 2006.

        Limitations. Our 2004 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation. Eligible compensation includes a participant's base salary, commissions, overtime and shift premiums but excludes incentive compensation, bonuses and other compensation paid directly to the employee. A participant may purchase a maximum of 1,500 shares on any purchase date.

        Purchase of Shares. Amounts deducted and accumulated by a participant are used to purchase shares of our common stock at the end of each six-month purchase period (the first purchase period will end on the first trading day on or after May 1, 2006). The purchase price is 85% of the lower of the fair market value of our common stock (1) at the beginning of an offering period, or (2) on the date the purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following the purchase of shares on the purchase date and automatically will be re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date, without interest. Participation ends automatically upon termination of employment with us.

        Transferability. A participant may not transfer rights granted under the 2004 Employee Stock Purchase Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2004 Employee Stock Purchase Plan.

        Adjustments Upon Change of Control. In the event of our change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering periods then in progress will be shortened, and a new purchase date will be set. The administrator will notify each participant at least ten business days prior to the new purchase date, and participants may withdraw if they do not want to purchase shares on the new date.

        Amendment and Termination. The 2004 Employee Stock Purchase Plan automatically will terminate in 2024, unless we terminate it sooner. Our board of directors has the authority to amend or terminate our 2004 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2004 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the 2004 Employee Stock Purchase Plan.

401(k) Plan

        We maintain a 401(k) plan, which is intended to qualify under Section 401(k) of the Code. This plan allows each participant to contribute up to 60% of his or her eligible pre-tax compensation, up to a statutory limit, which is $15,000 for participants under 50 years of age and $20,000 for participants over 50 years of age in calendar year 2006. Under the plan, each employee is fully vested in his or her deferred salary contributions.

Indemnification of Directors and Executive Officers and Limitation of Liability

        As permitted by the Delaware General Corporation Law, we adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        The limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of the liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

        Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. Our bylaws permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law. Our bylaws specify circumstances in which indemnification for our directors and executive officers is mandatory and when we may be required to advance expenses before final disposition of any litigation.

        We entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

  •
  indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

  •
  advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

  •
  obtain directors' and officers' insurance.

        At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in clams for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since January 1, 2001, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest, other than as described above in the section captioned "Management" and in the transactions described below.

Sale of Preferred Stock

        Since inception, we have issued and sold an aggregate of 15,235,082 shares of preferred stock in the following rounds of financing (excluding shares of preferred stock issued upon exercise of preferred stock warrants):

  •
  in May 1999, we sold 347,206 shares of series A preferred stock at a price of $3.60 per share;

  •
  in February 2000 and March 2000, we sold an aggregate of 678,823 shares of series B preferred stock at a price of $23.6712 per share;

  •
  in July 2001, September 2001, December 2001, February 2002 and July 2002, we sold an aggregate of 3,457,797 shares of series C preferred stock at a price of $10.3368 per share;

  •
  in January 2003 and February 2003, we sold an aggregate of 8,666,641 shares of series D preferred stock at a price of $3.8112 per share; and

  •
  in March 2004, April 2004 and May 2004, we sold an aggregate of 2,084,615 shares of series E preferred stock at a price of $7.7232 per share.

        In connection with our initial public offering, each share of series A, series B, series C, series D and series E preferred stock was converted into one share of common stock.

Transactions with Directors, Executive Officers and 5% Stockholders

        The following table summarizes purchases of our preferred stock since inception by our directors, executive officers and holders of more than 5% of our common stock (excluding shares of preferred stock issued upon exercise of preferred stock warrants):

	Shares of Preferred Stock
	Series A	Series B	Series C	Series D	Series E
Entities affiliated with Sequoia Capital (1)	138,882	308,938	497,794	1,762,826	299,129
Entities affiliated with Greylock Partners	—	228,115	253,509	1,311,915	203,666
Entities affiliated with Walden International (2)	—	—	707,528	1,574,305	259,118
Entities affiliated with TeleSoft Partners	104,166	96,614	231,788	1,311,921	201,205
Ridgewood Ikanos, LLC	—	—	616,562	787,153	159,402
Venkatesh Family Living Trust (3)	—	—	24,185	31,664	—
Anoop Khurana	—	—	—	6,299	—
Rouben Toumani	—	—	—	833	—

(1)
Michael L. Goguen, who is a member of our board of directors, is a Managing Member of SCFF Management, LLC, the general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. Mr. Goguen is a Managing Member of SC VIII Management, LLC, the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII and Sequoia International Technology Partners VIII(Q). Mr. Goguen has the authority to vote shares held by the Sequoia entities. Mr. Goguen disclaims beneficial ownership of all shares except to the extent of his individual pecuniary interest therein.

(footnotes continued on following page)

(2)
Danial Faizullabhoy, who is a member of our board of directors, was previously a Managing Director of Walden International.

(3)
G. Venkatesh, who is a member of our board of directors, is affiliated with the Venkatesh Family Living Trust.

        In July 2001, we issued warrants to purchase an aggregate of 96,742 shares of our series C preferred stock to the following directors, executive officers or holders of more than 5% of our common stock (all of which were exercised in July 2004):

Holders	Shares Subject to Warrants
Entities affiliated with Sequoia Capital (1)	45,528
Entities affiliated with Greylock Partners (2)	23,187
TeleSoft Partners	23,187

(1)
Number of shares includes a warrant exercisable for 42,274 shares of our series C preferred stock issued to Sequoia Capital VIII, a warrant exercisable for 523 shares of our series C preferred stock issued to Sequoia International Technology Partners VIII, and a warrant exercisable for 2,731 shares of our series C preferred stock issued to Sequoia International Technology Partners VIII(Q).

(2)
Greylock X GP Limited Partnership was issued a warrant in the name of Greylock Partners exercisable for 23,187 shares of our series C preferred stock. In July 2004, entities affiliated with Greylock Partners exercised their warrant on a cashless basis, resulting in the purchase of 3,206 shares of our series C preferred stock.

        In March 2001 and June 2001, we issued to various investors convertible Series C promissory notes that converted into an aggregate of approximately 256,605 shares of series C preferred stock to funds affiliated with Sequoia Capital, 130,388 shares of series C preferred stock to funds affiliated with Greylock Partners, 24,248 shares of series C preferred stock to funds affiliated with Walden International, 127,232 shares of series C preferred stock to funds affiliated with TeleSoft Partners and 24,261 shares of series C preferred stock to Ridgewood Ikanos, LLC. In December 2002, we issued to various investors convertible Series D promissory notes that converted into an aggregate of approximately 396,294 shares of series D preferred stock to funds affiliated with Sequoia Capital, 132,098 shares of series D preferred stock to funds affiliated with Greylock Partners and 66,049 shares of series D preferred stock to funds affiliated with Walden International.

        The affiliates purchased the securities described above at the same prices and on the same terms and conditions as the unaffiliated investors in the private financings.

        In February 2000, simultaneously with the closing of the purchase of series B preferred stock, TeleSoft Partners IA, L.P., and TeleSoft Strategic Side Fund I, L.L.C. purchased a total of 27,343 shares of common stock at a purchase price of $3.60 per share.

        In November 2001, we granted an option exercisable for 13,333 shares of our common stock with an exercise price of $1.08 per share as partial compensation pursuant to a consulting agreement to Texan Ventures, LLC. Mr. Venkatesh, who is a member of our board of directors, is a Managing Member of Texan Ventures, LLC. The consulting agreement with Texan Ventures, LLC is described in the section captioned "Management—Director Compensation."

        In August 2003, we granted options to each of Messrs. Gulett and Venkatesh exercisable for 170,000 shares of our common stock with an exercise price of $0.48 per share as consideration for their service as members of our board of directors.

        In August 2004, we granted an option exercisable for 66,666 shares of our common stock with an exercise price of $4.80 per share to Mr. Hansen as consideration for his service as a member of our board of directors. In addition, in January 2005, we granted Mr. Hansen an additional option exercisable for 33,333 shares of our common stock with an exercise price of $3.84 per share.

Consulting Agreement

        We have a consulting agreement with Texan Ventures, LLC. Mr. Venkatesh, who is also a member of our board of directors, is a managing member of Texan Ventures, LLC. The consulting agreement with Texan Ventures, LLC is described in the section captioned "Management—Director Compensation."

Investor Rights Agreement and Registration Rights

        We have entered into an agreement with the purchasers of our preferred stock, and certain holders of warrants to purchase our capital stock, including entities with which certain of our directors are affiliated, that provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their preferred stock or other warrants. See "Description of Capital Stock—Registration Rights."

Stock Option Grants

        For more information regarding the grant of stock options to directors and executive officers, please see the sections captioned "Management—Director Compensation" and "Management—Executive Compensation."

        During the first quarter of 2005, we completed a stock option exchange program. The voluntary program allowed all of our U.S. employees, including our executive officers and all of our directors, to replace existing stock options with exercise prices greater than $3.84 per share for new options with the same terms, including vesting terms, as the replaced stock options, except that the exercise price for the new options was $3.84 per share and the term of the new options was seven years, instead of ten years for the replaced options. The following executive officers and director participated in the stock option exchange program, and returned stock options for the number of shares of common stock listed below for an equal number of new stock options, as follows:

Name and Position	Number of Shares Underlying Stock Options Exchanged	Exercise Price For Stock Options Returned	Exercise Price For New Stock Options
Daniel K. Atler Chief Financial Officer	16,666	$8.04	$3.84
Derek Obata Vice President of Worldwide Sales	16,666	$8.04	$3.84
Anoop Khurana Vice President of Engineering	33,333	$8.04	$3.84
Yehoshua Rom Vice President of Operations	25,000	$8.04	$3.84
Rouben Toumani Vice President of Systems Engineering	50,000	$8.04	$3.84
Paul Hansen Director	66,666	$4.80	$3.84

Loans to Officer

        From September 2000 to December 2000, we provided two loans to Rouben Toumani, our Vice President of Systems Engineering, for the total principal amount of $88,000, at interest rates ranging from 5.87% to 6.20%. These loans matured on September 13, 2005 and December 10, 2005 and as of December 31, 2005, no balance was outstanding under these loans. These loans were provided in connection with the early exercise of stock options.

Offer Letters

        We have entered into offer letters with our officers. See "Management—Employment Agreements and Change of Control Arrangements."

Indemnification and Insurance

        We have entered into an indemnification agreement with each of our directors and executive officers and have purchased directors' and officers' liability insurance. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management—Indemnification of Directors and Executive Officers and Limitation of Liability."

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 31, 2005, and as adjusted to reflect the sale of common stock offered by us in the offering, for

  •
  each person who we know beneficially owns more than 5% of our common stock;

  •
  each of our directors;

  •
  each named executive officer;

  •
  all of our directors and officers as a group; and

  •
  other selling stockholders.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all common stock shown to be held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options or a warrant held by the person or entity that are exercisable within 60 days of December 31, 2005, but excludes common stock underlying options or warrants held by any other person or entity. Percentage of beneficial ownership is based on 23,799,844 shares of common stock outstanding as of December 31, 2005. For purposes of calculating the percentage of shares beneficially owned after the offering, the number of shares of common stock claimed outstanding after this offering assumes the issuance of            additional shares of common stock in the offering. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

						Shares beneficially owned after the offering without over-allotment			Shares beneficially owned after the offering with over-allotment
	Shares beneficially owned prior to the offering		Shares offered for sale
Name of Beneficial Owner
	Number	Percent	Number	Percent		Number	Percent		Number	Percent
5% Shareholders:
Entities affiliated with Sequoia Capital (1)	3,050,024	12.8%			%			%			%
Entities affiliated with Walden International (2)	2,540,953	10.7
Entities affiliated with Greylock Partners (3)	2,000,426	8.4
Entities affiliated with Telesoft Partners (4)	2,017,058	8.5
Ridgewood Ikanos, LLC (5)	1,563,118	6.6
Named Executive Officers and Directors:
Rajesh Vashist (6)	1,037,746	4.4
Derek Obata(7)	198,524	*
Yehoshua Rom (8)	165,439	*
Daniel K. Atler (9)	262,332	1.1
Rouben Toumani (10)	269,581	1.1
Anoop Khurana (11)	275,118	1.2
Danial Faizullabhoy (2)	2,540,953	10.7
Michael L. Goguen (Sequoia) (1)	3,050,024	12.8
Michael Gulett (12)	170,000	*
Paul Hansen (13)	99,999	*
G. Venkatesh (14)	239,182	1.0
All executive officers and directors as a group (13 persons)	8,558,898	32.9
Other Selling Stockholders:
**

*
Represents beneficial ownership of less than 1% of our common stock

**
To be completed by amendment.

(footnotes continued on following pages)

(1)
Principal address is 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, CA 94025. Number of shares includes (a) 26,782 shares held by Sequoia International Technology Partners VIII, (b) 139,740 shares held by Sequoia International Technology Partners VIII (Q), (c) 2,159,432 held by Sequoia Capital VIII, (d) 86,888 shares held by Sequoia Capital Franchise Partners, (e) 637,182 shares held by Sequoia Capital Franchise Fund. Michael L. Goguen, who is a member of our board of directors, is a Managing Member of SCFF Management, LLC, the general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. Mr. Goguen is a Managing Member of SC VIII Management, LLC, the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII and Sequoia International Technology Partners VIII(Q). Mr. Goguen disclaims beneficial ownership of the listed shares except to the extent of his pecuniary interest therein. Mr. Goguen has the authority to vote shares held by the Sequoia entities.

(2)
Principal address is One California Street, 28th Floor, San Francisco, CA 94111. Number of shares includes (a) 279,224 shares held by Pacven Walden Ventures IV, L.P., (b) 2,819 shares held by Pacven Walden Ventures IV Associates Fund, L.P., (c) 2,145,049 shares held by WIIG Communications Partners L.P. and (d) 113,861 shares held by WIIG Communications Partners Associates Fund, L.P. Danial Faizullabhoy, who is a member of our board of directors, was previously a Managing Director of Walden International. Mr. Faizullabhoy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)
Principal address is 880 Winter Street, Waltham, MA 02451. Number of shares includes (a) 1,671,896 shares held by Greylock X Limited Partnership, (b) 128,512 shares held by Greylock X-A Limited Partnership, (c) 398 shares held by David B. Aronoff, (d) 9,000 shares held by Aneel Bhusri, (e) 13,000 shares held by Charles Chi and Renee van Dieen Community Property, (f) 35,006 shares held by Howard E. Cox, Jr., (g) 9,000 shares held by Charles M. Hazard, Jr., (h) 17,802 shares held by William W. Helman, (i) 17,802 shares held by William S. Kaiser, (j) 20,253 shares held by Mapache Investments L.P., (k) 8,427 shares held by McCance Family Limited Partnership, (l) 26,578 shares held by Henry F. McCance, (m) 6,749 shares held by David N. Strohm, (n) 9,000 shares held by David Sze and (o) 27,003 shares held by The Roger L. Evans Revocable Trust dated 12/16/99. Each person identified above disclaims beneficial ownership of aforementioned shares and shares held by Greylock X Limited Partnership and Greylock X-A Limited Partnership, except to the extent of his or her pecuniary interest therein.

(4)
Principal address is 1450 Fashion Island Blvd., Suite 610, San Mateo, CA 94404. Number of shares includes (a) 476,903 shares held by Telesoft Partners IA, L.P., (b) 43,047 shares held by Telesoft Partners II, L.P., (c) 632,434 shares held by Telesoft Partners II QP. L.P., (d) 2,623 shares held by Telesoft NP Employee Fund, L.L.C., (e) 855,854 shares held by Telesoft Partners II SBIC, L.P. and (f) 6,197 shares held by Telesoft Strategic Side Fund I, LLC. Arjun Gupta is the President of TeleSoft IA-GP, Inc., which is the General Partner of TeleSoft Partners IA, L.P. Arjun Gupta is the President of TeleSoft II SBIC-GP, Inc., which is the General Partner of TeleSoft Partners II SBIC, L.P. Arjun Gupta is the Executive Manager of TeleSoft Management II, L.L.C. which is the General Partner of TeleSoft Partners II, L.P. and TeleSoft Partners II QP, L.P. Allan Howard and Tom Dennedy are the Managers of TeleSoft NP Employee Fund, L.L.C. Arjun Gupta is the Executive Manager of the Manager of TeleSoft Strategic Side Fund I, L.L.C. Messrs. Gupta, Howard and Dennedy disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in these entities. Mr. Gupta has voting and investment power with regard to the shares held by TeleSoft Partners IA, L.P., TeleSoft Partners II, L.P., TeleSoft Partners II QP, L.P., TeleSoft Partners II SBIC, L.P. and TeleSoft Strategic Side Fund I, L.L.C. Messrs. Howard and Dennedy share voting and investment power with regard to the shares held by TeleSoft NP Employee Fund, L.L.C.

(5)
Principal address is 947 Linwood Avenue, Ridgewood, NJ 07450. Ridgewood Ikanos, LLC is managed by Ridgewood Venture Management Corporation. The officers of Ridgewood Venture Management Corporation, Robert Swanson, Chairman, Robert Gold, President and Warren Majek, Vice President, are authorized to sign documents and make decisions for the management of Ridgewood Ikanos, LLC. Each of these managers disclaims beneficial ownership of these shares except to the extent of their pecuniary interest in the funds that are the owners of Ridgewood Ikanos, LLC.

(6)
Represents (a) 282,682 shares of common stock held by Mr. Vashist, (b) 4,166 shares held by Rajesh Vashist and Rohini Vashist, Trustees of Vashist Family Trust u/i dtd February 10, 2000, (c) 416 shares held by Rohini Vashist, Custodian for Mallika Vashist, a minor under CUTMA until age 21 and (d) options granted to Mr. Vashist to purchase 750,482 shares of common stock that are immediately exercisable, of which 189,305 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Vashist's employment.

(7)
Represents (a) 3,333 shares of common stock held by Mr. Obata, none of which are subject to our right of repurchase as of 60 days of December 31, 2005 and (b) options granted to Mr. Obata to purchase 198,524 shares of common stock that are immediately exercisable, of which 115,704 shares underlying options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Obata's employment.

(8)
Represents (a) 32,220 shares of common stock held by Mr. Rom, none of which are subject to our right of repurchase as of 60 days of December 31, 2005 and (b) options granted to Mr. Rom to purchase 133,219 shares of common stock that are immediately exercisable, of which 72,114 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Rom's employment.

(9)
Represents (a) 145,833 shares of common stock held by Mr. Atler, 26,833 shares of which are subject to our right of repurchase as of 60 days of December 31, 2005 and (b) options granted to Mr. Atler to purchase 116,499 shares of common stock that are immediately exercisable, of which 81,854 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Atler's employment.

(10)
Represents (a) 37,082 shares of common stock held by Mr. Toumani, (b) 115,833 shares of common stock held by Toumani Family 2000 Trust and (c) options granted to Mr. Toumani to purchase 116,666 shares of common stock that are immediately exercisable, of which 57,291 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Toumani's employment.

(11)
Represents (a) 128,089 shares of common stock held by Mr. Khurana, none shares of which are subject to our right of repurchase as of 60 days of December 31, 2005 and (b) options granted to Mr. Khurana to purchase 147,029 shares of common stock that are immediately exercisable, of which 71,687 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Khurana's employment.

(12)
Represents options granted to Mr. Gulett to purchase 170,000 shares of common stock that are immediately exercisable, of which 63,750 shares underlying the options would remain subject to our repurchase right upon termination of Mr. Gulett's status as a member of the Board of Directors of Ikanos as of 60 days of December 31, 2005.

(13)
Represents options granted to Mr. Hansen to purchase 99,999 shares of our common stock that are immediately exercisable, of which 64,582 shares underlying the options would remain subject to our repurchase right upon termination of Mr. Hansen's status as a member of the Board of Directors of Ikanos as of 60 days of December 31, 2005.

(14)
Represents (a) 55,849 shares of common stock held by Venkatesh Family Living Trust, (b) 13,333 shares of common stock held by Texan Ventures LLC, of which Mr. Venkatesh is a Managing Member, and (c) options granted to Mr. Venkatesh to purchase 170,000 shares of common stock that are immediately exercisable, of which 38,958 shares underlying the options would remain subject to our repurchase right as of 60 days of December 31, 2005 upon termination of Mr. Venkatesh's status as a member of the Board of Directors of Ikanos.

        Our right to repurchase shares identified in footnotes (6) through (10) above is subject to the provisions of applicable offer letters described in the section entitled "Offer Letters and Change of Control Agreements."

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

        The following summary of provisions of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of Delaware law.

Common Stock

        As of December 31, 2005, there were 23,799,844 shares of common stock outstanding held of record by approximately 101 stockholders. In addition, as of December 31, 2005, 3,933,243 shares of our common stock were subject to outstanding options and 12,000 restricted stock units were issued and outstanding. Upon completion of the offering, there will be                        shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option.

        The holders of common stock are entitled to one vote for each share held of record on all matters properly submitted to a vote of stockholders. The holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or windup, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock that we may designate in the future.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges of the preferred stock, including dividend rights, conversion rights, voting rights terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. The board of directors, without common stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of or make removal of management more difficult and/or impair the liquidation rights of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Upon the effectiveness of the registration statement related to the offering, no shares of preferred stock will be outstanding, and we currently have no plans to issue any preferred stock.

Warrants

        As of December 31, 2005, warrants to purchase a total of 6,390 shares of our common stock were outstanding with exercise prices ranging from $23.6712 to $47.40 per share, with expiration dates of between January 10, 2007 and May 12, 2007. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications, a merger and consolidations.

Registration Rights

        Upon completion of the offering, the holders of warrants exercisable for            shares of common stock and certain holders of            shares of our common stock are entitled to rights to cause their shares to be registered under the Securities Act. These registration rights are contained in our fourth amended and restated investors' rights agreement and in certain outstanding warrants, which incorporate the terms of the investors' rights agreement. These registration rights include demand registration rights, piggyback registration rights exercisable in connection with any registration proposed by us, and Form S-3 registration rights, as described below. The registration rights under the investors' rights agreement will expire five years following the effectiveness of the registration statement filed in connection with our initial public offering, or for any particular stockholder with registration rights, at such time following the offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any 90 day period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

Demand Registration Rights

        At any time six months after the closing of the offering, and before the expiration of these registration rights, if requested by the holders of at least 30% of our then outstanding shares of common stock having registration rights under the investors' rights agreement, we will be required to register all or a portion of their shares. We are only required to effect two registrations in response to this demand registration right. Each demand registration right exercised must cover a sale of the lesser of (i) 10% of the common stock having such registration rights, or (ii) securities with a total aggregate public offering price, net of commissions, of more than $5.0 million. We may postpone the filing of any registration statement for up to 90 days once in any 12-month period if we determine that the filing would be detrimental to our stockholders and us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights, subject to certain conditions. We must pay all expenses, except for underwriters' discounts and selling commissions, incurred in connection with these demand registration rights.

Piggyback Registration Rights

        If we register any securities for public sale, our stockholders with registration rights under the investors' rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders, subject to certain limitations. We must pay all expenses, except for underwriters' discounts and selling commissions, incurred in connection with these piggyback registration rights.

Form S-3 Registration Rights

        If we are eligible to file a registration statement on Form S-3, each holder of our then outstanding shares of common stock having Form S-3 registration rights under the investors' rights agreement can request that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $2.5 million and subject to other exceptions. We are not required to file a registration statement on Form S-3 if we have already effected two registrations on Form S-3 at the request of the holders of shares having these registration rights in the 12-month period prior to the holder's request. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if we determine that the filing would be detrimental to our stockholders and us and subject to certain additional limitations. We must pay all expenses, except for underwriters' discounts and selling commissions, incurred in connection with these Form S-3 registration rights.

Certain Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certificate of Incorporation and Bylaws

        Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

        Our certificate of incorporation and bylaws include provisions that:

  •
  provide for our board of directors to be divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders;

  •
  allow the board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

  •
  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

  •
  prohibit cumulative voting in the election of directors;

  •
  require that special meetings of our stockholders be called only by a majority of the board of directors, the chairman of the board, the chief executive officer or the president;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

  •
  require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding voting stock.

The Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

        These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of us. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Exchange Listing

        Our common stock is quoted on the Nasdaq National Market under the trading symbol "IKAN." We have not applied to list our common stock on any other exchange or quotation system.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the effectiveness of the registration statement relating to the offering, we will have outstanding an aggregate of                        shares of common stock, assuming the issuance of                        shares of common stock. Of these outstanding shares, the shares sold by us in the offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The                        shares of common stock outstanding upon the effectiveness of the registration statement relating to the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Lock-up Agreements

        In connection with the offering, our directors, executive officers and certain stockholders, including the selling stockholders, have agreed to a 90-day lock-up with respect to approximately             shares, representing substantially all the shares they will beneficially own following the offering. In addition, the lock-up will apply to all shares of our common stock which such persons may acquire during this 90-day period upon exercise of options and warrants to acquire our capital stock. This generally means that they cannot sell these shares during the 90 days following the date of this prospectus. After the 90-day lock-up period ends, these shares may be sold only in accordance with an available exemption from registration, such as Rule 144 or 701, which are described below. The lock-up agreements permit transfers of shares of our common stock in limited circumstances, provided that the transferee agrees to be bound in writing by the provisions of the lock-up agreement.

        In connection with our initial public offering, the underwriters of such offering obtained lock-up agreements from all of our officers and directors, certain of our employees and each stockholder of at least 1% of our capital stock under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock until March 21, 2006.

        Citigroup Global Markets, Inc. and Lehman Brothers Inc. may release the shares subject to the 90-day lock-up agreement in whole or in part at anytime with or without notice. We have been advised by Citigroup and Lehman Brothers that, when determining whether or not to release shares from the lock-up agreements, Citigroup and Lehman Brothers will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Citigroup and Lehman Brothers have advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

        As a result of these lock-up agreements and the rules of the Securities Act,

  •
  restricted shares will be available for sale in the public market, subject to certain volume and other restrictions will be eligible for sale at various times beginning on March 21, 2006 pursuant to Rules 144, 144(k) and 701 of the Securities Act; and

  •
  restricted shares will be available for sale in the public market, subject to certain volume and other restrictions 90 days (subject to an extension of up to 18 days) after the date of this prospectus.

Rule 144

        In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of ours at least one year prior to the proposed sale is entitled to sell upon expiration of the lock-up described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after the offering; or

  •
  the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate of ours, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the offering.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other similar written agreement will be eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration of Shares in Connection with Compensatory Benefit Plan

        As of December 31, 2005, options to purchase 3,933,243 shares of common stock and 12,000 restricted stock units were issued and outstanding under our stock plans, all of which will be freely tradeable under the Securities Act, subject to vesting provisions and Rule 144 volume limitations, manner of sale, notice and public information requirements applicable to our affiliates, and will be available for sale in the open market immediately after the lock-up agreements expire.

Other Registration Rights

        Certain of our stockholders are parties to an agreement that obligates us to register their shares of our capital stock after this offering in specified circumstances. See "Description of Capital Stock—Registration Rights" for additional information.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

        The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock to a non-United States holder. For the purpose of this discussion, a non-United States holder is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

  •
  an individual citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

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  an estate whose income is subject to United States federal income tax regardless of its source; or

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  a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a United States person.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their tax advisors.

        This discussion assumes that non-United States holders will hold shares of our common stock issued pursuant to the offering as capital assets (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special tax situations. United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, partnerships, "controlled foreign corporations," "passive foreign investment companies" and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Code and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult his, her or its own tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

        We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent dividends on our common stock exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

        Any dividend paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide us with a properly executed IRS Form W-8BEN or other appropriate version of Form W-8 certifying qualification for the reduced rate.

        A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may generally obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed with the Internal Revenue Service, or IRS.

        Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits.

        In addition to the graduated tax described above, dividends received by corporate non-United States holders that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the gain is effectively connected with a United States trade or business of the non-United States holder (which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes);

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  the non-United States holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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  our common stock constitutes a United States real property interest in the event that we are a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We have determined that we are not and do not believe that we will become a "United States real property holding corporation" for United States federal income tax purposes.

U.S. Federal Estate Tax

        Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding (currently at a rate of 28%) unless the non-United States holder establishes an exemption, for example by properly certifying its non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

        Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is furnished to the IRS. The foregoing discussion of certain United States federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-United States holder of shares of our common stock should consult his, her or its own tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of shares of our common stock.

UNDERWRITING

        Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as joint book running managers and are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriters	Number of shares
Citigroup Global Markets Inc.
Lehman Brothers Inc.
Deutsche Bank Securities Inc.
Thomas Weisel Partners LLC
Needham & Company, LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We, our directors, executive officers and certain of our stockholders, including the selling stockholders, have agreed that, for a period of 90 days (subject to an extension of up to 18 days) from the date of this prospectus, we and they will not, without the prior written consent of Citigroup and Lehman Brothers, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, provided that, we will be permitted to issue shares of our common stock with a market value of up to $25.0 million on the date of issuance in connection with bona fide acquisitions we might make. Citigroup and Lehman Brothers may release any of the securities subject to these lock-up agreements at any time without notice.

        In connection with our initial public offering, the underwriters of such offering obtained lock-up agreements from all of our officers and directors, certain of our employees and each stockholder of at least 1% of our capital stock, under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock until March 21, 2006. The representatives of such underwriters have agreed to release the selling stockholders from their lock-up agreements to the extent they are participating in the offering.

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common stock described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

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  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

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  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

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  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of the common stock described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

France

        Neither this prospectus nor any other offering material relating to the common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Authorité des Marchés Fiananciers. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common stock has been or will be

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  released, issued, distributed or caused to be released, issued or distributed to the public in France or

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  used in connection with any offer for subscription or sale of the common stock to the public in France.

        Such offers, sales and distributions will be made in France only

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  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

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  to investment services providers authorized to engage in portfolio management on behalf of third parties or

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  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The common stock may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong SAR

        Each underwriter has represented and agreed that (1) it has not offered or sold and will not offer or sell our common stock in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the common stock, otherwise than with respect to common stock intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent.

Japan

        Each underwriter has represented and agreed that the shares included in this offering have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        We are listed on the Nasdaq National Market under the symbol "IKAN."

        The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

Paid by selling stockholders
Paid by Ikanos
		No exercise	Full exercise
Per share	$	$	$
Total	$	$	$

        In connection with the offering, Citigroup and Lehman Brothers on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup and Lehman Brothers repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In connection with the offering, the underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.

        We estimate that our total expenses of the offering will be approximately $                  .

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C., own an interest representing less than 0.15% of the shares of our common stock.

EXPERTS

        The consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Broadband Products Product Line at October 29, 2005 and October 30, 2004, and for each of the three years in the period ended October 29, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE CAN YOU FIND ADDITIONAL INFORMATION

        We have filed with the SEC under the Securities Act of 1933 a registration statement on Form S-1 relating to the common stock to be sold in the offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement, including the exhibits and schedules filed with the registration statements. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. You may inspect a copy of the registration statement and the exhibits and schedules filed with the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from such offices at prescribed rates. You may also obtain information on the operation of the Public reference Room by calling the SEC at 1-800-SEC-0300. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including our information which we file electronically with the SEC.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. We maintain a web site at www.Ikanos.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 with the SEC, free of charge at our web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ikanos Communications, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Ikanos Communications, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

San Jose, California
February 27, 2006

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$91,932	$25,428
Short-term investments	1,988	—
Accounts receivable—trade	11,015	127
Inventories	9,125	7,994
Prepaid expenses and other current assets	2,235	460

Total current assets	116,295	34,009
Property and equipment, net	8,384	5,813
Other assets	916	2,209

Total assets	$125,595	$42,031

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,371	$8,199
Accrued liabilities	11,284	6,189
Capital lease obligations, current portion	315	838
Notes payable, current portion	698	486

Total current liabilities	20,668	15,712
Capital lease obligations, net of current portion	223	355
Notes payable, net of current portion	728	1,016

Total liabilities	21,619	17,083

Contingencies and Commitments (Note 12)
Redeemable convertible preferred stock; 15,843,667 shares authorized; none and 15,311,840 shares issued and outstanding at December 31, 2005 and 2004, (Liquidation value of none and $102,985 at December 31, 2005 and December 31, 2004 respectively)	—	101,633

Stockholders' equity (deficit):
Preferred stock; $0.001 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2005 and 2004	—	—

Common stock: 100,000,000 and 20,620,833 shares authorized; $0.001 par value; 23,720,170 and 1,811,952 issued and oustanding at December 31, 2005 and 2004,	24	2
Additional paid-in capital	195,398	16,131
Warrants	914	914
Notes receivable from stockholders	(19)	(137)
Deferred stock-based compensation	(5,699)	(4,255)
Accumulated other comprehensive loss	(65)	(21)
Accumulated deficit	(86,577)	(89,319)

Total stockholders' equity (deficit)	103,976	(76,685)

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$125,595	$42,031

The accompanying notes are an integral part of these financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year ended December 31,
	2005	2004	2003
Net revenues	$85,071	$66,676	$29,045
Costs and expenses:
Cost of revenue (1)	39,281	40,215	28,677
Research and development (1)	28,439	21,732	21,419
Selling, general and administrative (1)	15,532	13,299	8,841

Total costs and expenses	83,252	75,246	58,937

Income (loss) from operations	1,819	(8,570)	(29,892)
Interest income, net	1,218	106	22

Income (loss) before income taxes	3,037	$(8,464)	$(29,870)
Provision for income taxes	(295)	$—	$—

Net income (loss)	2,742	(8,464)	(29,870)

Basic net income (loss) per share	$0.14	$(5.59)	$(43.16)
Diluted net income (loss) per share	$0.13	$(5.59)	$(43.16)
Weighted-average number of shares in calculating net income (loss) per share:
Basic	19,002	1,515	692
Diluted	21,161	1,515	692

(1)
Amounts include stock-based compensation as follows:

	Year ended December 31,
	2005	2004	2003
Cost of revenue	271	40	74
Research and development	3,832	1,054	2,415
Selling, general and administrative	4,120	3,876	3,154

	$8,223	$4,970	$5,643

The accompanying notes are an integral part of these financial statements.

IKANOS COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS)

	Redeemable convertible preferred stock
			Common stock				Notes receivable from stockholders		Accumulated other comprehensive loss		Total stockholders' equity (deficit)
					Additional paid-in capital			Deferred stock-based compensation		Accumulated deficit		Comprehensive income (loss)
	Shares	Amount	Shares	Amount		Warrants
Balance at December 31, 2002	4,484	$52,074	683	$1	$685	$664	$(213)	$—	$—	$(50,985)	$(49,848)
Net loss	—	—	—	—		—	—		—	(29,870)	(29,870)	$(29,870)
Currency translation adjustment	—	—	—	—		—	—		(8)	—	(8)	(8)

Comprehensive loss												$(29,878)

Deferred stock-based compensation	—	—	—	—	9,746	—	—	(9,746)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—		—	—	5,265	—	—	5,265
Issuance of common stock for stockholders' notes receivable	—	—	26	—	29	—	(29)	—	—	—	—
Stock based compensation	—	—	6	—	378	—	—	—	—	—	378
Issuance of common stock upon exercise of stock options	—	—	82	—	84	—	—	—	—	—	84
Issuance of Series D Redeemable Convertible Preferred Stock, net of issuance costs	8,069	30,624	—	—		—	—	—	—	—	—
Conversion of notes payable into Series D Redeemable Convertible Preferred Stock	597	2,265	—	—		—	—	—	—	—	—

Balance at December 31, 2003	13,150	84,963	797	1	10,922	664	(242)	(4,481)	(8)	(80,855)	(73,999)
Net loss	—	—	—	—	—	—	—	—	—	(8,464)	(8,464)	$(8,464)
Cumulative translation adjustment	—	—	—	—	—	—	—	—	(13)	—	(13)	(13)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	$(8,477)

Deferred stock-based compensation	—	—	—	—	3,899	—	—	(3,899)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	4,298	—	—	4,298
Stock based compensation	—	—	46	—	636	—	—	(173)	—	—	463
Issuance of common stock for stockholders' notes receivable	—	—	10	—	11	—	(11)	—	—	—	—
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	2,085	15,910	—	—	—	—	—	—	—	—	—
Issuance of warrants in connection with consultancy services	—	—	—	—	—	250	—	—	—	—	250
Issuance of Series C Redeemable Convertible Preferred Stock upon exercise of warrants	77	760	—	—	—	—	—	—	—	—	—
Repayment of stockholder's notes receivables	—	—	—	—	—	—	116	—	—	—	116
Issuance of common stock upon exercise of stock options	—	—	1,195	1	820	—	—	—	—	—	821
Repurchase of common stock	—	—	(7)	—	(45)	—	—	—	—	—	(45)
Common stock subject to repurchase	—	—	(229)	—	(112)	—	—	—	—	—	(112)

Balance at December 31, 2004	15,312	$101,633	1,812	$2	$16,131	$914	$(137)	$(4,255)	$(21)	$(89,319)	$(76,685)

The accompanying notes are an integral part of these financial statements.

IKANOS COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS) (CONTINUED)

	Redeemable convertible preferred stock
			Common stock				Notes receivable from stockholders		Accumulated other comprehensive loss		Total stockholders' equity (deficit)
					Additional paid-in capital			Deferred stock-based compensation		Accumulated deficit		Comprehensive income (loss)
	Shares	Amount	Shares	Amount		Warrants
Balance at December 31, 2004	15,312	$101,633	1,812	$2	$16,131	$914	$(137)	$(4,255)	$(21)	$(89,319)	$(76,685)
Net income	—	—	—	—	—	—	—	—	—	2,742	2,742	$2,742
Cumulative translation adjustment	—	—	—	—	—	—	—	—	(59)	—	(59)	(59)
Comprehensive income	—	—	—	—	—	—	—	—	15	—	15	15

Unrealized gains on marketable securities	—	—	—	—	—	—	—	—	—	—	—	$2,698

Deferred stock-based compensation	—	—	—	—	9,088	—	—	(9,088)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	7,658	—	—	7,658
Stock based compensation	—	—	23	—	538	—	—	(14)	—	—	524
Issuance of common stock for stockholders' notes receivable	—	—	1	—	—	—	(1)	—	—	—	(1)
Issuance of common stock for public offering, proceeds, after deducting underwriting discounts and commissions and issuance costs	—	—	6,400	6	67,901	—		—	—	—	67,907
Issuance of common stock upon exercise of warrants	—	—	14	—	—	—	—	—	—	—	—
Conversion of Preferred Stock	(15,312)	(101,633)	15,312	15	101,618	—	—	—	—	—	101,633
Issuance of common stock upon exercise of stock options	—	—	51	—	71	—	—	—	—	—	71
Repurchase of common stock	—	—	(44)	—	(25)	—	—	—	—	—	(25)
Common stock subject to repurchase	—	—	151	1	76	—	—	—	—	—	77
Repayment of notes receivable from stockholders	—	—	—	—	—	—	119	—	—	—	119

Balance at December 31, 2005	—	$—	23,720	$24	$195,398	$914	$(19)	$(5,699)	$(65)	$(86,577)	$103,976

The accompanying notes are an integral part of these financial statements.

IKANOS COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	2005	2004	2003
Cash flows from operating activities
Net income (loss)	$2,742	$(8,464)	$(29,870)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,903	1,823	1,351
Loss on disposal of property and equipment	—	—	2
Stock-based compensation expense	8,223	4,970	5,643
Non-cash interest expense	—	—	11
Changes in assets and liabilities:
Accounts receivable	(10,888)	1,115	(294)
Inventories	(1,131)	(2,875)	(2,927)
Prepaid expenses and other current assets	(1,818)	(152)	245
Other assets	1,259	(2,045)	(52)
Accounts payable	172	3,421	2,435
Accrued liabilities	5,173	2,906	1,524

Net cash provided by (used in) operating activities	6,635	699	(21,932)

Cash flows from investing activities
Purchase of short-term investments	(1,973)	—	—
Purchases of property and equipment	(5,219)	(3,993)	(692)

Net cash used in investing activities	(7,192)	(3,993)	(692)

Cash flows from financing activities
Proceeds from redeemable convertible preferred stock issuance, net	—	16,670	30,624
Repayment of notes receivable from stockholders	119	115	—
Proceeds from exercise of stock options	71	821	84
Payments of obligations under capital lease	(910)	(1,574)	(968)
Proceeds from initial public offering, after deducting underwriting discounts and commissions and issuance costs	67,907	—	—
Repurchase of common stock	(25)	(45)	—
Borrowings under notes payable	552	1,541	—
Payments on notes payable	(628)	(39)	(653)

Net cash provided by financing activities	67,086	17,489	29,087

Effect of exchange rate on cash and cash equivalents	(25)	(3)	(8)
Net increase in cash and cash equivalents	66,504	14,192	6,455
Cash and cash equivalents, at beginning of period	25,428	11,236	4,781

Cash and cash equivalents, at end of period	$91,932	$25,428	$11,236

Supplemental disclosure of cash flow information
Cash paid for interest	$138	$86	$197
Supplemental disclosure of non-cash investing and financing activities:
Property and equipment acquired under capital leases	$255	$932	$2,102
Exercise of stock options by notes receivable	1	11	29
Conversion of note payable into preferred stock	—	—	2,265
Conversion of preferred stock into common stock	101,633	—	—

The accompanying notes are an integral part of these financial statements.

IKANOS COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—IKANOS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

        Ikanos Communications, Inc. (the "Company"), was incorporated in the state of California in April 1999 and reincorporated in the State of Delaware in September 2005. The Company provides highly programmable semiconductors that enable fiber-fast broadband access over telephone companies' existing copper wires. The Company's chipsets integrate analog, mixed-signal and digital signal processing functions onto a single chipset. In September 2005, the Company sold 6,400,000 shares of its common stock in its initial public offering at an offering price of $12.00 per share resulting in net proceeds to the Company of $67.9 million, after deducting underwriting discounts and commissions and issuance costs of totalling $8.9 million.

        The Company's fiscal year ends on the Sunday closest to December 31. The Company's fiscal quarters end on the Sunday closest to the end of the applicable calendar quarter, except in a 53-week fiscal year, in which case the additional week falls into the fourth quarter of that fiscal year. For presentation purposes, the financial statements and notes have been presented as ending on the last day of the nearest calendar month.

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, is translated at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the monthly average rates of exchange prevailing during the year. Adjustments resulting from translating the financial statements of such foreign subsidiaries in accumulated other comprehensive income (loss), which is reflected as a separate component of stockholders' equity. Foreign currency transaction gains and losses, which have not been significant to date, are included as a component of interest and other income, net, in our consolidated statements of operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Revenue Recognition

        The performance of the Company's semiconductor products is reliant upon firmware. Accordingly, revenue from the sale of semiconductors is recognized in accordance with EITF 03-05 "Application of AICPA Statement of Position 97-2 to non-software deliverables in an arrangement containing more-than-incidental software."

        Revenue from sales of semiconductors is recognized upon shipment when persuasive evidence of an arrangement exists, the required firmware is delivered, legal title and risk of ownership has transferred, the price is fixed or determinable and collection of the resulting receivable is probable.

        In instances where semiconductors are shipped prior to the release of the related production level firmware, revenue is deferred as we have not established vendor-specific objective evidence of fair value for the undelivered firmware. Revenue related to these products is recognized when the firmware is delivered or otherwise made available to the customer.

        The Company records reductions to revenue for estimated product returns and pricing adjustments, such as competitive pricing programs and volume purchase incentives, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in volume purchase incentives agreements, and other factors known at the time.

Cash, Cash Equivalents and short-term investments

        The Company invests its cash, cash equivalents and short-term investments through various banks and investment banking institutions. All short-term investments are classified as available-for-sale. The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents. Short-term investments generally consist of highly liquid securities with original maturities in excess of 90 days. Such investments are carried at fair value with unrealized gains and losses net of related tax effects, reported within accumulated other comprehensive income (loss). Further, the Company reviews the investment portfolio for declines that may be other than temporary.

Fair Value of Financial Instruments

        The carrying amounts of certain of the Company's financial instruments including, cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to the relatively short maturity periods. Based on the interest rates available to the Company for debt with comparable maturities, the carrying values of the company's notes payable and obligations under capital leases approximate fair values.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method and market represents the estimated net realizable value. The Company records inventory write-downs for estimated obsolescence of unmarketable inventory based upon assumptions about future demand and market conditions. Once inventory is written down, a new accounting basis is established and accordingly, it is not written back up in future periods. Additionally, the Company specifically reserves for lower of cost or market if pricing trends or forecasts indicate that the carrying value of inventory exceeds its estimated selling price.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Equipment held under capital lease is classified as a capital asset and amortized using the straight-line method over the term of the lease or the estimated useful life, whichever is shorter. All repairs and maintenance costs are expensed as incurred.

        The depreciation and amortization periods for property and equipment categories are as follows:

Software	2.5 to 3 years
Computer equipment	3 years
Lab equipment	3 to 4 years
Furniture and fixtures	4 years

Impairment of Long-lived Assets

        The Company evaluates the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability using undiscounted cash flows attributed to that asset. If an asset is impaired, it is written down to its estimated fair market value.

Software Development Costs

        Software development costs, including firmware, are included in research and development and are expensed as incurred. Software development costs are capitalized beginning when technological feasibility has been established and ending when a product is available for general release to customers. To date, the period between achieving technological feasibility and the issuing of such software has been short and software development costs qualifying for capitalization have been insignificant.

Research and Development

        Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to materials, supplies and equipment depreciation. All research and development costs are expensed as incurred.

Advertising costs

        Advertising costs are expensed as incurred. To date, advertising costs have been insignificant.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents and accounts receivable. Cash and cash equivalents are held with a limited number of financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits. Management believes that the financial institutions that hold the Company's investments are credit worthy and, accordingly, minimal credit risk exists with respect to those investments. Short-term investments consist of a diversified portfolio of commercial paper, and government agency bonds with maturities less than one year or specifically identified to fund current operations. All investments are classified as available-for-sale. The Company does not hold or issue financial instruments for trading purposes

        Credit risk with respect to accounts receivable is concentrated due to the number of large orders recorded in any particular reporting period. Three customers represented 33.0%, 30.0% and 29.6%, respectively, of accounts receivable at December 31, 2005. Three customers represented 49.7%, 12.0% and 11.8%, respectively, of accounts receivable at December 31, 2004. The Company reviews credit evaluations of its customers but does not require collateral or other security to support customer receivables. Three customers accounted for 44.2%, 27.8% and 23.9%, respectively, of net revenue for the period ended December 31, 2005. Three customers accounted for 44.9%, 26.7%, and 22.9% of net revenue for the year ended December 31, 2004. Three customers accounted for 43.3%, 26.1%, and 18.2% of net revenue for the year ended December 31, 2003.

Concentration of Other Risk

        The semiconductor industry is characterized by rapid technological change, competitive pricing pressures, and cyclical market patterns. The Company's results of operations are affected by a wide variety of factors, including general economic conditions, both at home and abroad; economic conditions specific to the semiconductor industry; demand for the Company's products; the timely introduction of new products; implementation of new manufacturing technologies; manufacturing capacity; the availability of materials and supplies; competition; the ability to safeguard patents and intellectual property in a rapidly evolving market; and reliance on assembly and wafer fabrication subcontractors and on independent distributors and sales representatives. As a result, the Company may experience substantial period-to-period fluctuations in future periods due to the factors mentioned above or other factors.

Warranty

        The Company generally warrants its products against defects in materials and workmanship and non-conformance to its specifications for varying lengths of time, generally one year. If there is a material increase in customer claims compared with historical experience, or if costs of servicing warranty claims are greater than expected, the Company may record additional charges against cost of revenue.

Comprehensive Income (Loss)

        Comprehensive loss is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. The difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 2005, 2004 and 2003 was not material and related primarily to foreign currency translation.

Stock-based Compensation

        The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the

Company's stock and the amount an employee must pay to acquire the stock. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services and complies with the disclosure provisions of SFAS 148, Accounting for Stock-Based Compensation—an Amendment of SFAS 123. The Company has also issued restricted stock awards and restricted stock units (hereafter sometimes collectively called "restricted stock"). The fair market value of the restricted stock is amortized over the projected remaining vesting period.

        The Company amortizes deferred stock-based compensation on the graded vesting method over the vesting periods of the stock options, generally four years. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in accelerated vesting as compared to the straight-line method. Had compensation cost for the Company's stock compensation plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2005	2004	2003
Net income (loss) as reported:	$2,742	$(8,464)	$(29,870)
Add: Stock-based compensation expense included in net income (loss), net	$7,766	$4,447	$5,511
Deduct: Employee stock-based compensation expense determined under the fair value method, net	$(7,767)	$(4,882)	$(5,539)

Pro forma net income (loss)	2,741	(8,899)	(29,898)

Pro forma net income (loss) per share
Basic	$0.14	$(5.87)	$(43.21)

Diluted	$0.13	$(5.87)	$(43.21)

Net income (loss) per share
Basic	$0.14	$(5.59)	$(43.16)

Diluted	$0.13	$(5.59)	$(43.16)

        The weighted average fair value of the stock options granted during the years ended December 31, 2005, 2004 and 2003 was $6.76, $4.63, $4.12 per share.

        Through June 25, 2004, the date of the Company's initial filing with the Securities and Exchange Commission ("SEC") related to its initial public offering, the Company used the minimum value method to estimate the fair value of options granted to employees. Options granted subsequent to June 25, 2004 were valued using the Black-Scholes valuation model using estimated volatility of 90%.

The fair value of the Company's stock-based awards to employees was estimated using the following weighted-average assumptions:

	Stock Option Plans Year ended December 31,
				Stock Purchase Plan 2005
	2005	2004	2003
Dividend yield	0%	0%	0%	0%
Expected life (years)	4.0 years	4.2 years	3.0 years	0.50 years
Expected annualized volatility	90%	45%	0%	90%
Risk-free interest rate	3.9%	3.1%	1.9%	4.1%

Net Income (loss) per share

        Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Basic net income (loss) per share excludes the dilutive effect of stock options, warrants and unvested common shares as these shares are contingently issuable.

        The following table sets forth the computation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Year Ended December 31,
	2005	2004	2003
Numerator:
Net income (loss)	$2,742	$(8,464)	$(29,870)
Denominator:
Weighted-average common shares outstanding	19,084	1,783	720
Less: Unvested common shares subject to repurchase	(82)	(268)	(28)

Total shares, basic	19,002	1,515	692

Effective of dilutive securities
Stock options and warrants	2,043	—	—
Unvested common shares subject to repurchase	82	—	—
Redeemable convertible preferred particpating stock warrants	34	—	—

Total shares, diluted	21,161	1,515	692

Net income (loss) per share:
Basic	$0.14	$(5.59)	$(43.16)

Diluted	$0.13	$(5.59)	$(43.16)

        The potential shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Weighted-average redeemable convertible preferred stock	4,333	14,849	12,396
Warrants to purchase common stock	6	45	103
Options to purchase common stock	104	2,792	2,816

Income Taxes

        The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Public companies will be required to apply SFAS No. 123(R) as of the first annual reporting period beginning after June 15, 2005. The Company will adopt SFAS No. 123(R) in the first quarter of fiscal 2006. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or SAB 107. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. We are evaluating the requirements of SFAS No. 123R and SAB 107 to assess what impact its adoption will have on our financial position and results of operations.

        In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (FAS 154). FAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. FAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. FAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of FAS 154 will have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 2—RELATED PARTY TRANSACTIONS:

        At December 31, 2004, the Company held full recourse notes receivable from five employees with a total balance of $137,000.

        The Company has a consulting agreement with Texan Ventures, LLC entered into on November 7, 2001. G. Venkatesh, who is also a member of the Company's board of directors, is the Managing Member of Texan Ventures, LLC. Under the consulting agreement, Texan Ventures, LLC is entitled to $3,000 per month and reimbursement for reasonable expenses, and an option grant of 13,333 shares that vested monthly over a period of 12 months commencing on November 7, 2001. The Company paid Texan Ventures LLC, $39,000 in 2005, $36,000 in 2004, and $57,000 in 2003 for consulting services. The Company also paid $39,000 to another director during 2003 for consulting services.

NOTE 3—BALANCE SHEET COMPONENTS:

        As of December 31, 2005, our available-for-sale securities consisted of the following (in thousands)

Investments

	Cost basis	Gross Unrealized gains	Fair Value
U.S. Treasury and other U.S. government agencies	$1,973	$15	$1,988

Total available-for-sale securities	1,973	15	1,988

        There were no sales of marketable securities in 2005.

        Interest income on marketable securities was insignificant for the year ended December 31, 2005.

	December 31,
	2005	2004
	(in thousands)
Inventory:
Finished Goods	$1,955	$4,623
Work-in-Process	4,762	3,231
Purchased parts and raw materials	2,408	140

	$9,125	$7,994

	December 31,
	2005	2004
	(in thousands)
Property and equipment, net:
Software	$9,201	$8,104
Computer equipment	2,541	2,116
Machinery and equipment	6,602	3,408
Furniture and fixtures	367	351
Leasehold improvements	269	258
Construction in Progress	863	137

	19,843	14,374
Less: Accumulated depreciation and amortization	(11,459)	(8,561)

	$8,384	$5,813

        Depreciation expense for property and equipment was $2,903,000, $1,823,000 and $1,351,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Included in property and equipment are assets acquired under capital lease obligations with an original cost of $3,531,000, $3,308,000 and $2,102,000 and as of December 31, 2005, 2004 and 2003, respectively. Related accumulated depreciation and amortization of these assets was $2,903,000, $2,035,000 and $1,096,000 as of December 31, 2005, 2004 and 2003, respectively.

	December 31,
	2005	2004
	(in thousands)
Accrued liabilities:
Warranty accrual	$2,189	$1,084
Accrued rebates	2,909	458
Accrued compensation and related benefits	2,919	2,071
Accrued accounting and legal	813	505
Other accrued liabilities	2,454	2,071

	$11,284	$6,189

        The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities in the Company's consolidated balance sheets, at December 31, 2005, 2004 and 2003 (in thousands):

Warranty accrual at December 31, 2002	$70
Accrual for warranties during the year	70
Settlements made during the year	(14)

Warranty accrual at December 31, 2003	126
Accrual for warranties during the year	1,340
Settlements made during the year	(382)

Warranty accrual at December 31, 2004	$1,084
Accrual for warranties during the period	1,641
Settlements made during the period	(536)

Warranty accrual at December 31, 2005	$2,189

NOTE 4—INTEREST INCOME, NET

        Interest income, net included the following (in thousands):

	Year Ended December 31,
	2005	2004	2003
Interest income	$1,375	$230	$220
Interest expense	(157)	(124)	(198)

Interest income, net	$1,218	$106	$22

NOTE 5—STOCKHOLDERS' EQUITY:

Common Stock Offering

        In September 2005, the Company sold 6,400,000 shares of its common stock in its initial public offering at an offering price of $12.00 per share resulting in net proceeds of $67.9 million, after deducting underwriting discounts and commissions and offering costs totalling $8.9 million. Upon the closing of the initial public offering 15,311,840 shares of redeemable convertible preferred stock outstanding automatically converted into 15,311,840 shares of common stock.

Reverse stock split

        On September 20, 2005, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-12 reverse stock split of its common and preferred stock. All information related to common stock, preferred stock, options and warrants to purchase preferred stock and earnings (loss) per share included in the accompanying consolidated financial statements has been retroactively adjusted to give effect to the reverse stock split.

Preferred Stock

        The Company is authorized to issue 5,000,000 shares of undesignated preferred stock at a $.0001 par value per share. The board of directors may determine the rights, preferences, privileges, qualifications, limitations and restrictions granted or imposed upon any series of preferred stock. As of December 31, 2005, no preferred stock was outstanding.

        At December 31, 2004, the Company had authorized 15,843,667 shares of redeemable convertible preferred stock of which 15,311,840 shares had been issued in series, designated as follows (in thousands, except issue price):

Series	Shares Authorized	Shares Outstanding	Liquidation Amount	Proceeds Net of Issuance Costs
A	347	347	$1,250	$1,198
B	686	679	16,069	16,024
C	3,775	3,535	36,536	35,612
D	8,667	8,667	33,030	32,889
E	2,369	2,084	16,100	15,910

	15,844	15,312	$102,985	$101,633

Common Stock Reserved:

        As of December 31, 2005, the Company has reserved the following shares of common stock for future issuance (in thousands):

Stock plans	5,051
Warrants	6
Repurchasable Common Stock	80

5,137

NOTE 6—STOCK OPTION PLAN:

1999 Stock Option Plan

        On September 24, 1999, the Company adopted the 1999 Stock Plan (the "Plan") under which 5,716,833 shares of the Company's common stock have been reserved for issuance to employees, directors and consultants. Options granted under the Plan may be incentive stock options or non statutory stock options. Incentive stock options may only be granted to employees. Options to purchase shares of the Company's common stock are granted at a price equal to the fair market value of the stock at the date of grant, as determined by the Board of Directors. Options generally vest at a rate of 25.0% on the first anniversary of the grant date and 1/48 per month thereafter. Generally, options terminate ten years after the date of grant. Incentive stock options granted to employees who own more than ten percent of the total combined voting power of all classes of stock of the Company terminate five years from the date of the grant. Should an employee subsequently leave, the Company has the right to repurchase the shares that had not vested at the departure date. Upon completion of the Company's initial public offering, the 1999 Plan was terminated and no shares are available for future issuance under the 1999 Plan.

2004 Equity Incentive Plan

        On September 21, 2005, the Company adopted the 2004 Equity Incentive Plan, (the "2004 Plan"), upon the closing of its initial public offering. The 2004 Plan allows for the issuance of incentive and nonqualified stock options, restricted stock, stock appreciation rights, deferred stock units, performance units and performance shares to the Company's employees, directors and consultants. Options generally vest at a rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. Generally, options terminate ten years after the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.

        The 2004 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Each non-employee director appointed to the board will receive an initial option to purchase 30,000 shares upon such appointment except for those directors who become non-employee directors by ceasing to be employee directors. Initial option grants shall vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 12,000 shares on the date of each annual meeting of our stockholders. These subsequent option grants shall vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date. All options granted under these automatic grant provisions have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant.

2004 Employee Stock Purchase Plan

        On September 21, 2005, the Company adopted the 2004 Employee Stock Purchase Plan, (the "ESPP"), upon the closing of its initial public offering. A total of 1,000,000 shares of the Company's common stock will be made available for sale under the ESPP. All of the Company's employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than 5 months in any calendar year. The Company's 2004 ESPP is intended to qualify under Section 423 of the Internal Revenue Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except that the first offering period will commence on the first trading day on or after the effective date of this offering and will end on the earlier of (1) the first trading day on or after November 1, 2006 and (2) twenty-seven months after the offering period commences, and the second offering period will commence on the first trading day on or after May 1, 2005.

        A summary of the activity under the Plan and Stand-Alone Stock Option Agreements is as follows (in thousands, except per share amounts):

	Options Available for Future Issuance	Outstanding Shares	Weighted Average Exercise Price
Balances, December 31, 2002	43	659	$1.74
Authorized	2,377	—	—
Granted	(2,619)	2,619	0.48
Exercised	—	(82)	1.03
Canceled	380	(380)	0.67

Balances, December 31, 2003	181	2,816	$0.73
Authorized	1,417	—	—
Granted	(1,237)	1,237	5.25
Unvested shares repurchased	5	—	8.04
Exercised	—	(1,195)	0.69
Canceled	66	(66)	2.15

Balances, December 31, 2004	432	2,792	$2.72
Authorized	834	—	—
Granted	(2,027)	2,027	6.82
Unvested shares repurchased	44	—	0.58
Exercised	—	(51)	1.40
Canceled	823	(823)	7.24

Balances, December 31, 2005	106	3,945	$3.92

        Option grants outstanding as of December 31, 2005 and the related weighted average price and contractual life information are as follows (shares in thousands):

	Options Outstanding
Weighted Average Exercise Price	Options at December 31, 2005	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Vested at December 31, 2005	Weighted Average Exercise Price
$ 0.36 - $ 0.48	1,486	7.66	$0.48	1,065	$0.48
$ 1.08 - $ 3.84	1,513	6.95	3.36	579	2.60
$ 4.80 - $ 9.85	68	8.64	5.60	23	5.60
$10.20 - $14.38	866	9.59	$10.65	102	$10.28

	3,933			1,769

        As of December 31, 2005 and 2004, options to purchase 3,933,243 and 2,790,819 shares respectively were exercisable. In addition, at December 31, 2005, 12,000 restricted stock units were also outstanding.

        In addition to the above, in connection with options granted to employees to purchase common stock, the Company recorded deferred stock compensation of $3.5 million, $3.9 million and $9.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. Such amounts represent, for employee stock options, the difference between the exercise price and the deemed fair market value of the Company's common stock at the date of grant. The deferred charges for employee options are being amortized to expense over the vesting period, using a multiple option valuation approach, an accelerated basis in accordance with FASB Interpretation No. 28. Net stock-based compensation expense related to these grants was $4.2 million, $4.3 million and $5.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Deferred Stock Compensation Expense

        During the first quarter of fiscal 2005, the Company completed an employee stock option exchange program. The voluntary program allowed eligible employees, consultants and directors, to return to the Company existing options with an exercise price greater than $3.84 per share and exchange them for new options that were granted on March 1, 2005. Participants in the exchange program exchanged options to purchase 633,002 shares of common stock with average exercise price of $7.53 per share for options to purchase 633,002 shares of common stock with an exercise price of $3.84 per share. The new option grants have a vesting period identical to the exchanged options and carry an exercise price of $3.84.

        Under the intrinsic value method, used for reporting purposes, the modification of these options is treated as an exchange of the original award for a new award and the resulting expense is recorded as stock-based compensation expense. As a result of the modification to the exercise price of the stock options, the replacement options are accounted for as variable from the date of modification and are required to be revalued at the end of each accounting period based upon the then current market price of the underlying common stock. Such re-valuation until the option is either exercised, forfeited, canceled or expired. The Company recorded $5.6 million of additional deferred stock-based compensation expense during the year ended December 31, 2005 in connection with the exchange program. Net stock compensation expense related to the repricing was $3.4 million, $0 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 7—EMPLOYEE BENEFIT PLAN:

        The Company has a retirement savings plan (the "Savings Plan") which qualifies as a deferred savings plan under section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Savings Plan and allowed to contribute up to 60.0% of their total compensation, not to exceed the maximum amount allowed by the applicable statutory prescribed limit. The Company is not required to contribute, nor has it contributed, to the Savings Plan for any of the periods presented.

NOTE 8—INCOME TAXES:

        The provision for income taxes consists solely of federal and state alternate minimum taxes as follows (in thousands):

Year ended December 31, 2005
Current:
Federal	$237
State and local	58

$295

        The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate of 34% for 2005 to income before income taxes (in thousands):

	Year ended December 31,
	2005	2004	2003
Provision at statutory rate	$1,032	(2,878)	(10,156)
Permanent differences:
Change in valuation allowance	(2,480)	2,764	11,375
Stock-based compensation	2,234	1,618	—
Tax credits	(516)	(1,424)	(1,154)
Others	25	(80)	(65)

	$295	$0	$0

        The temporary differences that give rise to significant components of the net deferred tax assets are as follows (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$22,682	$26,997
Depreciation and amortization	1,764	2,359
Research and development credits	5,619	5,640
Accruals and other	4,014	1,563

	34,079	36,559
Valuation allowance	(34,079)	(36,559)

	$—	$—

        At December 31, 2005, the Company had approximately $61.7 million and $29.0 million of federal and state net operating loss carry forwards, respectively, available to reduce future taxable income which will begin to expire in 2019 for federal and 2009 for state tax purposes, respectively. The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carry forwards in the case of an "ownership change" of a corporation. An ownership change, as defined, may restrict utilization of tax attribute carry forwards. The Company experienced two such ownership changes in May 1999 and in July 2001. The first ownership change limited approximately $93,000 of federal net operating losses and credits to an annual utilization of approximately $32,000 for each of the 3 years following May 1999.

The second ownership change limited approximately $21 million of federal net operating losses and credits to an annual utilization of approximately $853,000 for each of the 19 years following July 2001.

        Similarly, the first ownership change limited approximately $116,000 of California net operating losses and credits to an annual utilization of approximately $32,000 for each of the 4 years following May 1999. The second ownership change limited approximately $23.4 million of California net operating losses and credits to an annual utilization of approximately $853,000 for each of the 18 years following July 2001. Due to the ownership change, approximately $6.7 million of California net operating losses and credits will expire unutilized.

        At December 31, 2005, the Company has research and development tax credits of approximately $3.6 million and $2.0 million for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning 2019. The California credit can be carried forward indefinitely.

        Federal income taxes have not been provided for on unremitted earnings of foreign subsidiaries because such earnings are intended to be permanently reinvested. The amount of unremitted earnings as of December 31, 2005 is approximately $377,000.

        Currently, management believes it is more likely than not that the net deferred tax asset will not be realized and, accordingly, has recorded a valuation allowance for the entire balance. This is due to the history of net operating losses that the Company has incurred. The amount of the deferred tax asset considered realizable, however, may change if actual future taxable income differs from estimated amounts.

NOTE 9—BORROWINGS:

        On October 21, 2004, the Company entered into a loan agreement with Silicon Valley Bank that provides the Company the ability to finance up to $5,000,000 of working capital requirements (subject to certain limitations) and $2,000,000 of equipment purchases. The working capital line of credit matures on October 21, 2006 and Silicon Valley Bank's commitment to extend working capital loans terminates. Borrowings under the agreement are capitalized by a first priority lien on substantially all of the assets of the Company, excluding intellectual property. The agreement contains financial covenants related to liquidity and profitability as well as other nonfinancial covenants. The Company was not in compliance with the minimum profitability financial covenant during the quarter ended March 31, 2005. Silicon Valley Bank agreed to forebear its rights to call the equipment financing facility as a result of the non-compliance. This forbearance pertains to the covenant violation during the quarter ended March 31, 2005 in perpetuity; however, it does not extend to any future non-compliance with covenants. Based on expected future operating results, the Company believes it will continue to be in full compliance with the amended covenants for at least 12 months from the balance sheet date. Accordingly, the Company has classified the amounts due under the facility beyond 12 months from the balance sheet date as non-current.

        As of December 31, 2005, no balance was outstanding under the working capital facility and $1.4 million was outstanding under the equipment financing facility. Interest on borrowings under the working capital line is payable monthly and is calculated at a floating rate of interest equal Silicon Valley Bank's prime rate plus 0.50%, while interest on the equipment financing facility is payable monthly at a fixed rate of interest equal to Silicon Valley Bank's prime rate plus 1.0%, Interest rates on the amounts drawn under the equipment financing facility range from 5.95% to 6.31%.

        Capital lease obligations were as follows (in thousands):

	December 31,
	2005	2004
Capital lease for software and maintenance	$538	$1,193
Less current portion	(315)	(838)

Capital lease obligations, net of current portion	$223	$355

        During 2005 and 2004, the Company acquired equipment, software tools and related maintenance contracts from various vendors, which are paid by installment payments on a monthly or quarterly basis through September 2007, bearing interest at rates ranging from 2.2% to 5.8% per year.

NOTE 10—OPERATING SEGMENT AND GEOGRAPHIC INFORMATION:

        The Company operates in one segment, comprising the design, development and marketing of semiconductors.

        The following table summarizes net revenue by geographic region, based on the country in which the customer is located:

	Year Ended December 31,
	2005	2004	2003
Japan	72.0%	69.5%	61.5%
Korea	23.9%	27.1%	35.8%
Other	4.1%	3.4%	2.7%

Total revenue	100.0%	100.0%	100.0%

        The distribution of long lived assets, net as of December 31, 2005 and 2004 was as follows (in thousands):

	December 31,
	2005	2004
United States	4,082	3,717
Taiwan	3,329	1,459
Other	973	637

	8,384	5,813

NOTE 11—WARRANTS

        Upon the closing of the initial public offering, all warrants to purchase shares of redeemable convertible preferred stock outstanding became exercisable for common stock.

Series B Warrants

        In conjunction with a capital lease, the Company issued a warrant to purchase 1,267 shares of Series B convertible preferred stock at $23.6712 per share in April 2000. The warrant is outstanding at December 31, 2005 and will expire in April 2007. Using the Black-Scholes option pricing model, the Company determined that the fair value of the warrant was $21,000 at the date of issuance, which was amortized to interest expense over the life of the lease.

        In conjunction with the Loan and Security Agreement entered into in May 2000, the Company issued a warrant to purchase 1,791 shares of Series B convertible preferred stock at $23.6712 per share. The warrant is outstanding at December 31, 2005 and will expire in May 2007. Using the Black-Scholes option pricing model with a term of seven years, volatility of 90.0%, no dividend yield and risk-free interest rate of 6.8%, the Company determined that the fair value of the warrant was $31,000 at the date of issuance, which was amortized to interest expense over the loan commitment term.

        In conjunction with the Loan and Security Agreement in January 2001, the Company issued warrants to purchase 3,332 shares of Series B convertible preferred stock at exercise prices from $34.008 to $47.40 per share. The warrants are outstanding at December 31, 2005 and will expire in January 2007. Using the Black-Scholes option pricing model with a term of six years, volatility of 90.0%, no dividend yield and risk-free interest rate of 5.0% per year, the Company determined that the fair value of the warrants were $55,000 at the date of issuance, which was amortized to interest expense over the life of the loan commitment term.

Series E Warrants

        In connection with advisory services, the Company issued warrants to 38,844 shares of Series E convertible preferred stock at $7.7232 per share in June 30, 2004. The warrant was exercised on a cashless basis at the time of the initial public offering. Using the Black-Scholes option pricing model, with a term of five years, volatility of 90.0%, no dividend yield and risk-free interest rate of 4.1% per year, the Company determined that the initial fair value of the warrant was $210,000. The unvested warrants were revalued at each period end until vesting occurred. The resulting charges were recorded as stock-based compensation expense over the vesting period.

NOTE 12—CONTINGENCIES AND COMMITMENTS:

        The Company leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2005. Rent expense for the years ended December 31, 2005 and 2004 was $1,025,000 and $605,000, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid. In February 2006, the Company entered into a lease agreement for office facilities, which expires in 2011.

        Future minimum lease payments under non-cancelable operating (including the February 2006 lease commitment) and capital leases are as follows (in thousands):

Year Ended December 31,	Capital Leases	Operating Leases
2006	$330	$579
2007	156	678
2008	71	745
2009	—	782
2010	—	664
2011	—	168

Total minimum lease payments	557	$3,616

Less: Amount representing interest	(19)

Present value of minimum lease payments	538
Less: Current portion	(315)

Obligations under capital lease, net of current portion	$223

Indemnities, Commitments and Guarantees

        During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company's customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties' technology based upon the Company's products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of California. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable.

NOTE 13—SUBSEQUENT EVENT

  Business Acquisition

        On February 17, 2006, the Company acquired the Broadband Products Product Line (which includes network processing and ADSL assets) of Analog Devices, Inc. for $32.4 million in cash including estimated transaction related costs of $1.8 million.

•	Ernst & Young LLP 200 Clarendon Street Boston Massachusetts 02116-5072	•	Phone: (617) 266-2000 Fax: (617) 266-5843 www.ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders of
Broadband Products Product Line

        We have audited the accompanying consolidated balance sheets of Broadband Products Product Line as of October 29, 2005 and October 30, 2004, and the related consolidated statements of operations, parent company investment, and cash flows for each of the three years in the period ended October 29, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadband Products Product Line at October 29, 2005 and October 30, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 2005, in conformity with U.S. generally accepted accounting principles.

February 8, 2006

A Member Practice of Ernst & Young Global

BROADBAND PRODUCTS PRODUCT LINE

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended October 29, 2005, October 30, 2004 and November 1, 2003

	2005	2004	2003
Revenue
Net sales	$53,239,949	$56,364,002	$64,181,251
Costs and expenses
Cost of sales	34,853,007	41,312,163	45,068,812

Gross margin	18,386,942	15,051,839	19,112,439
Operating expenses:
Research and development	17,653,786	21,659,982	25,480,892
Selling, marketing, general, and administrative	11,344,964	11,580,098	12,756,503

	28,998,750	33,240,080	38,237,395
Earnings
Loss before income taxes	(10,611,808)	(18,188,241)	(19,124,956)
Provision for income taxes:
Payable currently	607,406	118,220	463,649
Deferred	(12,466)	(19,864)	(15,693)

	594,940	98,356	447,956

Loss before cumulative effect of change in accounting principle	(11,206,748)	(18,286,597)	(19,572,912)
Cumulative effect of change in accounting principle	—	—	(30,390,068)

Net loss	$(11,206,748)	$(18,286,597)	$(49,962,980)

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE

CONSOLIDATED BALANCE SHEETS

October 29, 2005 and October 30, 2004

	2005	2004
Assets
Current assets
Cash and cash equivalents	$105,935	$400,886
Accounts receivable less allowances of $600,358 ($571,608 in 2004)	10,734,029	12,207,953
Inventories	3,257,858	4,901,604
Deferred compensation plan investments	—	692,026
Prepaid expenses and other current assets	1,302,788	1,055,366

Total current assets	15,400,610	19,257,835

Property, plant, and equipment, at cost
Machinery and equipment	4,162,433	3,505,568
Office equipment	805,606	587,519

	4,968,039	4,093,087
Less accumulated depreciation and amortization	3,312,903	2,374,790

Net property, plant, and equipment	1,655,136	1,718,297

Other assets
Deferred compensation plan investments	3,260	—
Deferred tax assets	48,023	35,557
Other assets	64,248	88,392
Goodwill	7,461,316	7,461,316

Total other assets	7,576,847	7,585,265

	$24,632,593	$28,561,397

Liabilities and parent company investment
Current liabilities
Accounts payable	$4,375,516	$3,507,631
Deferred income on shipments to distributors	137,149	57,547
Income taxes payable	607,406	118,220
Deferred compensation plan liability	—	692,026
Accrued liabilities	2,673,304	2,917,048

Total current liabilities	7,793,375	7,292,472

Noncurrent liabilities
Deferred compensation plan liability	3,260	—

Total noncurrent liabilities	3,260	—

Parent Company investment in BBP	16,835,958	21,268,925

	$24,632,593	$28,561,397

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE

STATEMENT OF PARENT COMPANY INVESTMENT

Years Ended October 29, 2005, October 30, 2004, and November 1, 2003
(THOUSANDS)

	Parent Company Accounts	Deferred Stock Compensation	Parent Company Investment
BALANCE, NOVEMBER 2, 2002	$62,632,264	$(14,242,197)	$48,390,067
Activity in Fiscal 2003
Deferred stock compensation		5,373,454	5,373,454
Net transfers to BPP	9,905,165		9,905,165
Net loss—2003	(49,962,980)		(49,962,980)

BALANCE, NOVEMBER 1, 2003	22,574,449	(8,868,743)	13,705,706

Activity in Fiscal 2004
Deferred stock compensation		5,373,455	5,373,455
Net transfers to BPP	20,476,361		20,476,361
Net loss—2004	(18,286,597)		(18,286,597)

BALANCE, OCTOBER 30, 2004	24,764,213	(3,495,288)	21,268,925

Activity in Fiscal 2005
Deferred stock compensation		3,062,031	3,062,031
Net transfers to BPP	3,711,750		3,711,750
Net loss—2005	(11,206,748)		(11,206,748)

BALANCE, OCTOBER 29, 2005	$17,269,215	(433,257)	$16,835,958

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

	2005	2004	2003
Operating activities
Cash flows from operations:
Loss from continuing operations, including cumulative effect of change in accounting principle	$(11,206,748)	$(18,286,597)	$(49,962,980)
Adjustments to reconcile net income to net cash provided by operations:
Write-down of goodwill	—	—	30,390,068
Depreciation	938,113	708,599	609,683
Noncash compensation expense	3,062,031	5,373,455	5,373,454
Allowance for bad debts	28,750	202,608	369,000
Deferred income taxes	(12,466)	(19,864)	(15,693)
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,445,174	(3,242,952)	517,105
Decrease (increase) in inventories	1,643,746	(451,027)	4,531,879
(Increase) decrease in prepaid expenses and other current assets	(247,422)	(1,019,097)	11,598
Decrease (increase) in investments — trading	688,766	(246,563)	(194,102)
Decrease (increase) in other assets	24,144	(78,507)	7,691
Increase (decrease) in accounts payable, deferred income, deferred compensation plan and accrued liabilities	14,977	(1,353,133)	(1,835,097)
Increase (decrease) in income taxes payable	489,186	(345,429)	410,633

Total adjustments	8,074,999	(471,910)	40,176,219

Net cash used by operations	(3,131,749)	(18,758,507)	(9,786,761)

Investing activities
Cash flows from investments:
Additions to property, plant, and equipment	(874,952)	(1,375,832)	(137,466)

Net cash used by investing activities	(874,952)	(1,375,832)	(137,466)

Financing activities
Cash flows from financing activities:
Payments from parent	3,711,750	20,476,361	9,905,165

Net cash provided from financing activities	3,711,750	20,476,361	9,905,165

Net (decrease) increase in cash and cash equivalents	(294,951)	342,022	(19,062)
Cash and cash equivalents at beginning of year	400,886	58,864	77,926

Cash and cash equivalents at end of year	$105,935	$400,886	$58,864

See accompanying notes.

BROADBAND PRODUCTS PRODUCT LINE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended October 29, 2005, October 30, 2004, and November 1, 2003

1. Description of Business

        The accompanying consolidated financial statements represent the business of the Broadband Products Product Line ("Product Line"), on a carved out basis from Analog Devices, Inc. ("ADI"). The Product Line develops silicon and system solutions which companies can use to build products that enable access to services over the internet. Typical services include access to the World Wide Web (Web surfing and gaming), Voice over IP (low cost voice calls over the internet), and Internet TV (Video-on-demand). The products developed include the physical media access device (Asymmetric Digital Subscriber Line—ADSL) used for the physical connection to the network and the higher layer network processor device which is used to transport the internet protocol and voice data between the end user and the service provider.

        On January 12, 2006, ADI announced that it had signed a definitive agreement with Ikanos Communications, Inc. to sell the Product Line.

2. Summary of Significant Accounting Policies

  a.    Basis of Presentation

        The financial statements include the accounts of the Product Line. Upon consolidation, all intercompany accounts and transactions are eliminated. The Product Line's fiscal year ends on the 52-week or 53-week period ending on the Saturday closest to the last day in October. Fiscal years 2005, 2004, and 2003 were 52-week years.

        ADI provides various administrative services to the Product Line, including legal assistance, acquisitions analysis, and marketing and advertising services. Included in the consolidated statement of operations in selling, marketing, general, and administrative are parent company charges of approximately $5.6 million, $5.4 million, and $6.7 million for the years ended October 29, 2005, October 30, 2004, and November 1, 2003, respectively. It is ADI's policy to charge these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among the parent's subsidiaries on the basis of their respective annual sales. In the opinion of management, this method of allocation is reasonable.

  b.    Cash and Cash Equivalents

        Cash and cash equivalents are highly liquid investments with insignificant interest rate risk and maturities of three months or less at the time of acquisition.

  c.    Supplemental Cash Flow Statement Information

	2005	2004	2003
Cash paid during the fiscal year for:
Income taxes	$118,220	$463,649	$53,016

        Any tax liabilities related to the Product Line were paid by ADI and are reflected in the financial statements in the Due to Parent account.

        The Product Line's primary noncash financing activities in fiscal 2005 and fiscal 2004 resulted from the amortization of unearned stock compensation expense associated with the 2001 acquisition of

ChipLogic, Inc. for which 1,462,066 shares of ADI's common stock were issued (valued at approximately $81.8 million) and unvested stock options with an intrinsic value of approximately $11.1 million were assumed. As a result, the Product Line recognized stock-based compensation expense of approximately $3.1 million in fiscal 2005 and $5.4 million in both fiscal 2004 and 2003.

  d.    Inventories

        Inventories are valued at the lower of cost (first-in, first-out method) or market. Inventories at October 29, 2005 and October 30, 2004 were as follows:

	2005	2004
Work-in-process	$1,759,060	$3,289,396
Finished goods	1,498,798	1,612,208

Total inventories	$3,257,858	$4,901,604

  e.    Property, Plant, and Equipment

        Property, plant and equipment are recorded at cost less allowances for depreciation. The straight-line method of depreciation is used for all classes of assets for financial statement purposes; both straight-line and accelerated methods are used for income tax purposes. Capitalized leases and leasehold improvements are amortized based upon the lesser of the term of the lease or the useful life of the asset. Depreciation and amortization are based on the following useful lives:

Machinery and equipment	2-8 years
Office equipment	2-8 years

        Total depreciation of property, plant, and equipment was $938 thousand, $709 thousand, and $610 thousand in fiscal 2005, 2004, and 2003, respectively. The Product Line did not capitalize interest in fiscal 2005, 2004 or 2003.

        The Product Line reviews property, plant, and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate over their remaining economic lives. If such assets are considered to be impaired, the impairment to be recognized in earnings equals the amount by which the carrying value of the assets exceeds their fair market value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. If such assets are not impaired, but their useful lives have decreased, the remaining net book value is amortized over the revised useful life.

  f.    Goodwill and Intangible Assets

        The Product Line annually evaluates goodwill for impairment as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated discounted future cash flows. Based upon impairment tests performed, there was no impairment of goodwill in fiscal 2005 or 2004. In fiscal 2003, our adoption of Statements of Financial Accounting Standards (SFAS) SFAS No. 142 resulted in a write-off of goodwill that arose from the acquisition of ChipLogic, resulting in a charge totaling $30.4 million in fiscal 2003 reported as a cumulative effect of a change in accounting principle.

  g.    Fair Values of Financial Instruments

        The following estimated fair value amounts have been determined by the Product Line using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts that the Product Line could realize in a current market exchange.

	October 29, 2005		October 30, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$105,935	$105,935	$400,886	$400,886
Deferred compensation investments	3,260	3,260	692,026	692,026

        The following methods and assumptions were used by the Product Line in estimating its fair value disclosures for financial instruments:

        Cash, cash equivalents and short-term investments—These investments, except for those classified as held-to-maturity, which are carried at amortized cost, are adjusted to fair value based on quoted market values.

        Deferred compensation plan investments—The fair value of these investments is based on quoted market values and are designated as trading.

  h.    Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates relate to the useful lives of fixed assets, allowances for doubtful accounts and customer returns, the net realizable value of inventory, potential reserves relating to litigation matters, accrued liabilities, accrued taxes, deferred tax valuation allowances, and other reserves. Actual results could differ from those estimates, and such differences may be material to the financial statements.

  i.    Concentrations of Credit Risk

        Financial instruments that potentially subject the Product Line to concentrations of credit risk consist principally of trade accounts receivable.

        The Product Line maintains cash and cash equivalents with high credit quality financial institutions and monitors the amount of credit exposure to any one financial institution and issuer.

        The Product Line sells its products to distributors and original equipment manufacturers. The Product Line performs continuing credit evaluations of its customers' financial condition and although the Product Line generally does not require collateral, letters of credit may be required from its customers in certain circumstances. Reserves are provided for estimated amounts of accounts receivable that may not be collected.

  j.    Concentration of Other Risks

        Approximately 73% of fiscal 2005 revenues were derived from one customer. Approximately 73% and 69% of fiscal 2004 and 2003 revenues, respectively, were derived from three customers.

        The semiconductor industry is characterized by rapid technological change, competitive pricing pressures, and cyclical market patterns. The Product Line's financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, the timely implementation of new manufacturing technologies, the ability to safeguard patents and intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators, and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. The Product Line is exposed to the risk of obsolescence of its inventory depending on the mix of future business. Additionally, the Product Line utilizes third-party wafer fabricators as sole-source suppliers, primarily Taiwan Semiconductor Manufacturing Company. As a result, the Product Line may experience significant period-to-period fluctuations in future operating results due to the factors mentioned above or other factors.

  k.    Revenue Recognition

        Revenue and the related cost of sales on shipments to distributors are deferred until the distributors resell the products to end users. Deferred amounts are presented net and included as "Deferred income on shipments to distributors" in the Product Line's consolidated balance sheets. Revenue from product sales to end users is recognized when title passes, which for shipments to certain foreign countries is subsequent to product shipment. Title for these shipments ordinarily passes within a week of shipment. A reserve for sales returns and allowances for customers is recorded based on historical experience or specific identification of an event necessitating a reserve.

        Shipping costs are charged to cost of sales as incurred.

        The Product Line generally offers a 12-month warranty for its products. The Product Line's warranty policy provides for replacement of the defective product. Specific accruals are recorded for known product warranty issues. Product warranty expenses during fiscal 2005, 2004, and 2003 were not material.

  l.    Advertising Expense

        Advertising costs are expensed as incurred. Advertising expense was $260 thousand in fiscal 2005, $205 thousand in fiscal 2004, and $181 thousand in fiscal 2003.

  m.    Income Taxes

        The Product Line is not a separate taxable entity for U.S. or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by ADI. Income tax expense in the financial statements has been calculated as if the Product Line filed on a separate tax return basis.

        Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted income tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. Additionally, deferred tax assets and liabilities are separated into current and noncurrent amounts based on the classification of the related assets and liabilities for financial reporting purposes.

  n.    Stock-Based Compensation

        As permitted by SFAS No. 148 and SFAS No. 123, the Product Line applies the accounting provisions of Accounting Principle Board Opinion No. 25, Accounting for Stock Issues to Employees, and related interpretations with regard to the measurement of compensation cost for options granted under ADI's equity compensation plans, consisting of the 2001 Broad-Based Stock Option Plan, the 1998 Stock Option Plan, the Restated 1994 Director Option Plan and the Restated 1988 Stock Option Plan.

        On March 29, 2005 the SEC released Staff Accounting Bulletin No. 107 Share-Based Payment, which interpreted SFAS No. 123(R). Based on this regulatory guidance, the Product Line has reevaluated the methods and assumptions used to estimate the value of employee stock options granted in fiscal 2005. Management believes that implied volatility more accurately measures expected volatility due to the fact that it generally reflects the markets' expectations of the future volatility of the underlying security. Options in ADI's stock are traded on several exchanges. Management believes that using implied volatility will result in a more accurate estimate of the value of employee stock options. ADI uses a third-party specialist to calculate the implied volatility for the period that is commensurate with its expected term assumption. Because this term often exceeds the period for which there are exchange traded options in ADI's stock, the specialist uses statistical techniques to derive the implied volatility. This calculation of implied volatility is based on the most recent five-day period of trades of ADI's exchange traded options as of the day of grant.

        On October 18, 2005, ADI accelerated the vesting of all unvested stock options granted after December 31, 2000 awarded to employees under its stock option plans that had exercise prices of $40.00 or greater. Options issued to corporate officers and directors were not accelerated. Unvested options issued to employees of the Product Line to purchase approximately 300 thousand shares became exercisable as a result of the vesting acceleration.

        In connection with the modification of the terms of these options to accelerate their vesting, approximately $3 million is included in the pro forma table below for the fiscal year ended October 29, 2005 representing the remaining unamortized value of the impacted, unvested options. Because the exercise price of all the modified options was greater than the market price of ADI's underlying common stock on the date of their modification, no compensation expense was recorded in the statement of income in accordance with APB No. 25.

        The primary purpose for modifying the terms of these options to accelerate their vesting was to eliminate the need to recognize remaining unrecognized noncash compensation expense in the Product Line's statement of income associated with these options as measured under SFAS No. 123(R). The approximately $3 million of future expense associated with these options would have been disproportionately high compared to the economic value of the options as of the date of modification. SFAS No. 123(R) is required to be adopted by the Product Line effective the beginning of fiscal 2006 and will require that compensation expense associated with stock options be recognized in the statement of income, rather than being disclosed in a pro forma footnote to the Product Line's consolidated financial statements.

        The fair value of the Product Line's stock-based awards to employees was estimated using the following weighted average assumptions.

	Options
	2005	2004	2003
Expected life (years)	5.0	5.8	5.2
Expected stock price volatility	27.4%	69.2%	72.2%
Risk-free interest rate	3.6%	3.5%	2.7%
Dividend yield	0.68%	0.36%	0%

        The following is a summary of weighted-average grant date fair values generated by application of the Black-Scholes model:

	Weighted-Average Grant Date Fair Value
	2005	2004	2003
Stock option plans	$10.87	$27.94	$22.86

        Had expense been recognized using the fair value method described in SFAS No. 123, using the Black-Scholes option-pricing model, the Product Line would have reported the following results of operations:

	2005	2004	2003
Net loss, as reported	$(11,206,748)	$(18,286,597)	$(49,962,980)
Add stock-based employee compensation expense included in reported net income, net of related tax effects	3,062,031	5,373,455	5,373,454
Deduct total stock-based compensation expense determined under the fair value-based method for all awards, net of related tax effects	(9,151,598)	(9,224,131)	(8,358,580)

Pro forma net loss	$(17,296,315)	$(22,137,273)	$(52,948,106)

        SFAS No. 123(R) clarifies the timing for recognizing compensation expense for awards subject to acceleration of vesting on retirement. This compensation expense must be recognized over the period from the date of grant to the date retirement eligibility is met if it is shorter than the vesting term. Upon adoption of SFAS No. 123(R) in the first quarter of fiscal 2006, the Product Line's policy regarding the timing of option expense recognition for employees eligible for retirement will be changed to recognize compensation cost over the period through the date that the employee is no longer required to provide service to earn the award. Prior to the adoption of SFAS No. 123(R), the Product Line's policy was to recognize these compensation costs over the vesting term. Had the Product Line applied these nonsubstantive vesting provisions required by SFAS No. 123(R), the effect on the pro forma net earnings presented above would have been immaterial for all fiscal years presented.

  o.    New Accounting Standards

Accounting Changes and Error Corrections

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections which supersedes Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retroactively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by this statement. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Product Line does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated results of operations and financial condition.

Asset Retirements

        In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. FIN 47 clarifies the term conditional asset retirement obligation as used in SFAS 143, Accounting for Asset Retirement Obligations, and refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Product Line is currently analyzing FIN 47 and believes the adoption of FIN 47 will not have a material effect on the Product Line's financial condition, results of operations, or liquidity.

Nonmonetary Assets

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29. SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 by ADI in the fourth fiscal quarter of fiscal 2005 did not affect the Product Line's financial condition, results of operations or liquidity.

Inventory Costs

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4. SFAS No. 151 amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, "Inventory Pricing," to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. The Product Line is currently evaluating the provisions of SFAS No. 151 and does not believe that its adoption will have a material effect on the Product Line's financial condition, results of operations or liquidity.

Stock-Based Compensation

        On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values generally at the date of grant. Pro forma disclosure is no longer an alternative.

        SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. A "modified prospective" method recognizes compensation cost beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date. A "modified retrospective" method includes the requirements of the modified prospective method described above, but also permits entities to restate their historical financial statements based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) for all prior periods presented or (b) for prior interim periods of the year of adoption.

        As permitted by SFAS No. 123, the Product Line currently accounts for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R) will have a significant impact on the Product Line's results of operations, although it will have no impact on the Product Line's overall financial position. SFAS No. 123(R) is required to be adopted effective fiscal 2006. The Product Line adopted SFAS No. 123(R) in fiscal year 2006 on October 30, 2005 using the modified prospective application method.

3. Industry and Geographic Segment Information

        The Product Line operates and tracks its results in one reportable segment. The Product Line designs, develops, manufactures and markets a broad range of integrated circuits. The Chief Executive Officer of ADI has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

  Geographic Information

        The Product Line operates in the following major geographic areas. Trade sales data is based upon point of sale and property, plant, and equipment data is based upon physical location. The predominant countries comprising European operations are Ireland, England, France, and Germany. The predominant countries comprising Rest of Asia are Taiwan and Korea.

	2005	2004	2003
Sales
United States	$567,885	$947,433	$4,871,267
Europe	38,437,421	35,254,839	30,155,801
Japan	897,742	474,694	—
China	11,713,234	17,459,079	18,685,233
Rest of Asia	1,623,667	2,227,957	10,468,950

Total sales	$53,239,949	$56,364,002	$64,181,251

Significant customer information
Safran	$39,035,610	$25,703,784	$15,712,575
Comtrend	—	6,278,131	15,362,078
ECI Telecom Ltd.	—	9,350,500	13,189,969

Total sales	$39,035,610	$41,332,415	$44,264,622

Property, plant, and equipment
Ireland	$437,460	$360,411
All other European Countries	46,524	99,545

Subtotal Europe	483,984	459,956

United States	530,511	579,867
Canada	282,338	402,723
Rest of Asia	358,303	275,751

Total property, plant and equipment	$1,655,136	$1,718,297

4. Deferred Compensation Plan Investments

        Certain employees of the Product Line participate in the ADI Deferred Compensation Plan. Deferred compensation plan investments are classified as trading and the components of the investments as of October 29, 2005 and October 30, 2004 were as follows:

	2005	2004
Corporate obligations	2,931	$394,068
Money market funds	168	73,571
Mutual funds	161	50,245
U.S. Government agency	—	174,142

Total deferred compensation plan investments—short- and-long term	$3,260	$692,026

        The fair values of these investments are based on published market quotes on October 29, 2005 and October 30, 2004, respectively. Adjustments to fair value of, and income pertaining to, deferred compensation plan investments are recorded in operating expenses. Gross realized and unrealized gains and losses from trading securities were not material in fiscal 2005, fiscal 2004, and fiscal 2003.

        Investments are offset by a corresponding liability to the plan participants (Note 9). These investments are specifically designated as available to the Product Line solely for the purpose of paying benefits under the Product Line's deferred compensation plan. However, in the event the Product Line became insolvent, the investments would be available to all unsecured general creditors.

5. Accrued Liabilities

        Accrued liabilities at October 29, 2005 and October 30, 2004 consisted of the following:

	2005	2004
Accrued compensation and benefits	$717,553	$529,076
Accrued royalties	1,219,843	1,752,000
Other	735,908	635,972

Total accrued liabilities	$2,673,304	$2,917,048

6. Debt and Credit Facilities

        The Product Line had no debt or short-term borrowings outstanding at October 29, 2005 and October 30, 2004.

7. Deferred Compensation Plan Liability

        The deferred compensation plan liability relates to obligations due under the Analog Devices, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan allows certain members of management and other highly-compensated employees and nonemployee directors to defer receipt of all or any portion of their compensation. Prior to January 1, 2005, participants could also defer gains on stock options and restricted stock granted before July 23, 1997.

The balance represents Deferred Compensation Plan participant accumulated deferrals, and earnings thereon, since the inception of the Deferred Compensation Plan, net of withdrawals. The total expense to the Product Line of the Deferred Compensation Plan was $12 thousand in fiscal 2005, $28 thousand in fiscal 2004 and $22 thousand in fiscal 2003. The Product Line's liability under the Deferred Compensation Plan is an unsecured general obligation of the Product Line.

8. Lease Commitments

        The Product Line leases one of its facilities under an operating lease that expires in 2007. Total rental expense under the operating lease was approximately $79 thousand in fiscal 2005, $86 thousand in fiscal 2004, and $22 thousand in fiscal 2003.

        The following is a schedule of future minimum rental payments required under long-term operating leases at October 29, 2005:

Fiscal Years	Operating Leases
2006	$68,045
2007	22,682

Total	$90,727

9. Commitments and Contingencies

        From time to time as a normal incidence of the nature of ADI's business, various claims, charges and litigation are asserted or commenced against the Product Line arising from, or related to, contractual matters, patents, trademarks, personal injury, environmental matters, product liability, insurance coverage, and personnel and employment disputes. As to such claims and litigation, the Product Line can give no assurance that it will prevail.

        ADI does not believe that any of the matters above will have a material adverse effect on the Product Line's consolidated results of operations or financial position, although an adverse outcome of any of these matters is possible and could have a material adverse effect on the Product Line's consolidated results of operations or cash flows in the period in which one or more of these matters are resolved.

10. Retirement Plans

        ADI has various savings and retirement plans covering substantially all employees, including those of the Product Line. ADI maintains a defined contribution plan for the benefit of its eligible United States employees. This plan provides for contributions of up to 5% of each participant's total eligible compensation. In addition, ADI contributes an amount equal to each participant's pretax contribution, if any, up to a maximum of 3% of each participant's total eligible compensation. The total expense related to the defined contribution plan for the Product Line was $286 thousand in fiscal 2005, $223 thousand in fiscal 2004, and $366 thousand in fiscal 2003.

11. Income Taxes

        The reconciliation of income tax computed at the U.S. federal statutory rates to income tax expense is as follows:

	2005	2004	2003
Income tax provision reconciliation:
Tax at statutory rate	$(3,714,133)	$(6,365,884)	$(6,693,735)
United States losses not available for use	4,344,510	6,605,460	7,178,373
Foreign research and development tax credits	(35,437)	(141,220)	(36,682)

Total income tax provision	$594,940	$98,356	$447,956

        For financial reporting purposes, income before income taxes includes the following components:

	2005	2004	2003
Pretax income:
Domestic	$(14,733,859)	$(18,671,481)	$(22,566,383)
Foreign	4,122,051	483,240	3,441,427

Total income before income taxes	$(10,611,808)	$(18,188,241)	$(19,124,956)

        The components of the provision for income taxes are as follows:

	2005	2004	2003
Current:
Federal	$—	$—	$—
Foreign	607,406	118,220	463,649
State	—	—	—

Total current	$607,406	$118,220	$463,649

Deferred (prepaid):
Federal	$—	$—	$—
Foreign	(12,466)	(19,864)	(15,693)

Total deferred	$(12,466)	$(19,864)	$(15,693)

        The significant components of the Company's deferred tax assets and liabilities for the fiscal years ended October 29, 2005 and October 30, 2004 are as follows:

	2005	2004
Deferred tax assets:
Depreciation	$—	$27,380
NOL carryforwards	19,590,103	14,433,253
Tax credit carryovers	112,057	28,670
Reserves for compensation and benefits	35,890	5,793
Other	27,442	2,384

Total gross deferred tax assets	19,765,492	14,497,480
Valuation allowance	(18,026,969)	(13,634,510)

Total deferred tax assets	1,738,523	862,970
Deferred tax liabilities:
Earnings of foreign subsidiaries	(1,675,191)	(827,413)
Depreciation	(15,309)	—

Total gross deferred tax liabilities	(1,690,500)	(827,413)

Net deferred tax assets	$48,023	$35,557

        Deferred tax assets and liabilities reflect activity only for the periods presented. The amount of federal loss and foreign research and development (R&D) tax credit carryforwards as of October 29, 2005 and October 30, 2004 are $56 million and $41 million, and $112 thousand and $29 thousand, respectively, which expire beginning in fiscal 2023 and 2013, respectively. At October 29, 2005, the Product Line has provided a full valuation allowance for NOLs and foreign R&D credit carryovers as the NOLs may not be realized due to continued operating losses and foreign R&D tax credits are being generated in excess of current taxes. All NOLs, foreign R&D tax credits and foreign earnings have been used in ADI's tax return and will remain with ADI.

12. Related-Party Transactions

        Certain of ADI's directors are affiliated with companies that sell products to the Product Line. Management believes the terms and prices for the purchases of these products are no less favorable than those that could be obtained from unaffiliated parties. One of ADI's directors became a director of Taiwan Semiconductor Manufacturing Company (TSMC) during fiscal 2002. The Company purchased approximately $24.1 million, $29.5 million, and $27.4 million of product from TSMC in fiscal year 2005, 2004, and 2003, respectively, and approximately $2.7 million and $1.4 million was payable to TSMC as of October 29, 2005 and October 30, 2004, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq National Market listing fee.

	Amount To Be Paid
SEC registration fee		$16,050
NASD filing fee		$15,500
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		$15,000
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

        The registrant's certificate of incorporation and bylaws will provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        In addition, the registrant intends to enter into separate indemnification agreements with its directors and officers which will require the registrant, among other things, to indemnify them against expenses, judgments, fines, settlements, and other amounts and certain liabilities (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, which may arise by reason of their status as directors, officers or certain other employees. This indemnification obligation is conditioned on such person having acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

        The registrant intends to maintain a directors' and officers' insurance policy. The policy is expected to insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy will contain various exclusions, none of which apply to the offering.

        These indemnification provisions and the indemnification agreements to be entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

        Since February 1, 2003, the registrant has sold and issued the following unregistered securities:

          (1)   In January 2003 and February 2003, the registrant sold an aggregate of 8,666,641 shares of series D preferred stock at a price of $3.8112 per share for an aggregate offering price of $33,030,400.00 to 55 individual and institutional investors including funds affiliated with Greylock Limited Partners, Walden International, TeleSoft Partners, Ridgewood Ikanos, LLC, G. Venkatesh and entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C.

          (2)   In March 2004, April 2004 and May 2004, the registrant sold an aggregate of 2,084,615 shares of series E preferred stock at a price of $7.7232 per share for an aggregate offering price of $16,099,999.04 to 34 individual and institutional investors including funds affiliated with Greylock Limited Partners, Walden International, TeleSoft Partners and Ridgewood Ikanos, LLC.

          (3)   In March 2004, in connection with the series E preferred stock financing, the registrant issued a warrant to purchase an aggregate of 38,844 shares of series E preferred stock to Copan, Inc. The warrants have an exercise price of $7.7232 per share.

          (4)   From September 30, 2001 through June 30, 2005, the registrant had issued 62,886 shares of common stock to various consultants and service providers in connection with services rendered to the registrant with a fair market value ranging from $1.08 to $11.43 per share

        The registrant claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (1) above under Section 4(2) under the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

        The registrant claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (1), (2), (3) and (4) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which the registrant relied on Regulation D and/or Section 4(2) were accredited investors as defined under the Securities Act. The registrant claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the registrant or had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibit

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
2.1		Form of Agreement and Plan of Merger between the Registrant and Ikanos Communications, Inc., a Delaware corporation. Incorporated by reference to Exhibit 2.1 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
2.2		Asset Purchase Agreement, dated January 12, 2006, between the Registrant, Analog Devices, Inc. and Analog Devices Canada Ltd. Incorporated by reference to Exhibit 2.2 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
2.3		Amended and Restated Asset Purchase Agreement, dated February 17, 2006, between the Registrant, Analog Devices, Inc., Analog Devices Canada Ltd., and Analog Devices B.V. Incorporated by reference to Exhibit 2.3 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
3.1		Form of Bylaws. Incorporated by reference to Exhibit 3.3 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
3.2		Form of Certificate of Incorporation. Incorporated by reference to Exhibit 3.6 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
4.1		Form of Registrant's Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
4.2		Fourth Amended and Restated Investor Rights Agreement, dated as of March 5, 2004, between the Registrant and the parties named therein. Incorporated by reference to Exhibit 3.6 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
5.1	*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1		Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers. Incorporated by reference to Exhibit 10.1 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.2		1999 Stock Option Plan and related form agreements thereunder. Incorporated by reference to Exhibit 10.2 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.3		Amended and Restated 2004 Equity Incentive Plan and related form agreements thereunder. Incorporated by reference to Exhibit 10.3 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.4		Amended and Restated 2004 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.4 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.5		Lease Agreement, dated as of February 7, 2006, between Registrant and ProLogis, and addendums thereto. Incorporated by reference to Exhibit 10.5 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.6		Offer letter, dated August 6, 1999, between the Registrant and Rajesh Vashist. Incorporated by reference to Exhibit 10.6 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).

10.7	Offer letter, dated August 29, 2003, between the Registrant and Daniel K. Atler. Incorporated by reference to Exhibit 10.7 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.8	Offer letter, dated November 29, 2001, between the Registrant and Lionel Bonnot. Incorporated by reference to Exhibit 10.8 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.9	Offer letter, dated February 17, 2005, between the Registrant and Chris H. Smith. Incorporated by reference to Exhibit 10.9 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.10	Offer letter, dated October 8, 2003, between the Registrant and Derek Obata. Incorporated by reference to Exhibit 10.10 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.11	Offer letter, dated November 19, 1999, between the Registrant and Anoop Khurana. Incorporated by reference to Exhibit 10.11 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.12	Offer letter, dated March 10, 2000, between the Registrant and Rouben Toumani. Incorporated by reference to Exhibit 10.12 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.13	Offer letter, dated July 24, 2001, between the Registrant and Yehoshua Rom. Incorporated by reference to Exhibit 10.13 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.14	Offer letter, dated January 29, 2005, between the Registrant and Dean Grumlose. Incorporated by reference to Exhibit 10.14 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.15†	Product Development Agreement, dated October 30, 2003, between Registrant and Sasken Communication Technologies Ltd. Incorporated by reference to Exhibit 10.15 to Amendment No. 2 of the Registrant's registration statement on Form S-1 dated September 3, 2004 (Registration No. 333-116880).
10.16	Loan and Security Agreement, dated as of October 21, 2004, between Registrant and Silicon Valley Bank. Incorporated by reference to Exhibit 10.16 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.17	Amendment No. 1 and Forbearance, dated June 30, 2005 to the Loan and Security Agreement, dated October 21, 2004, between the Registrant and Silicon Valley Bank. Incorporated by reference to Exhibit 10.17 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.18	Change of Control Agreement, dated August 22, 2005, between Registrant and Chris Smith. Incorporated by reference to Exhibit 10.18 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.19	Change of Control Agreement, dated August 22, 2005, between Registrant and Dean Grumlose. Incorporated by reference to Exhibit 10.19 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.20	Change of Control Agreement, dated August 22, 2005, between Registrant and Rouben Toumani, Ph.D. Incorporated by reference to Exhibit 10.20 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).

10.21		Change of Control Agreement, dated August 23, 2005, between Registrant and Anoop Khurana. Incorporated by reference to Exhibit 10.21 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.22		Employment Agreement, dated August 31, 2005, between Registrant and Rajesh Vashist. Incorporated by reference to Exhibit 10.22 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.23		Summary of Registrant's 2006 Executive Bonus Plan. Incorporated by reference to Exhibit 10.23 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.24		Summary of Registrant's 2006 Sales Compensation Plan. Incorporated by reference to Exhibit 10.24 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.25		Form of Notice of Grant of Restricted Stock Units. Incorporated by reference to Exhibit 10.25 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.26		Lease Agreement, dated as of February 7, 2006, between Registrant and ProLogis, and addendums thereto. Incorporated by reference to Exhibit 10.26 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.27		Patent and Technology License Agreement, effective as of February 17, 2006, by and among the Registrant and Analog Devices, Inc. Incorporated by reference to Exhibit 10.27 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
21.1		Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
23.1	*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1		Power of Attorney (See page II-7 of this Registration Statement).

*
To be filed by amendment.

†
Confidential treatment has been granted as to certain portions of this Exhibit.

(b)
Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 27th day of February, 2006.

IKANOS COMMUNICATIONS

By:	/s/ RAJESH VASHIST Rajesh Vashist President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Rajesh Vashist and Daniel K. Atler and each one of them acting individually, his true and lawful attorney-in-fact and agents, each with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ RAJESH VASHIST (Rajesh Vashist)	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 27, 2006
/s/ DANIEL K. ATLER (Daniel K. Atler)	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2006
/s/ DANIAL FAIZULLABHOY (Danial Faizullabhoy)	Director	February 27, 2006
/s/ MICHAEL GOGUEN (Michael Goguen)	Director	February 27, 2006

/s/ MICHAEL GULETT (Michael Gulett)	Director	February 27, 2006
/s/ PAUL G. HANSEN (Paul G. Hansen)	Director	February 27, 2006
/s/ G. VENKATESH (G. Venkatesh)	Director	February 27, 2006

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
2.1		Form of Agreement and Plan of Merger between the Registrant and Ikanos Communications, Inc., a Delaware corporation. Incorporated by reference to Exhibit 2.1 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
2.2		Asset Purchase Agreement, dated January 12, 2006, between the Registrant, Analog Devices, Inc. and Analog Devices Canada Ltd. Incorporated by reference to Exhibit 2.2 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
2.3		Amended and Restated Asset Purchase Agreement, dated February 17, 2006, between the Registrant, Analog Devices, Inc., Analog Devices Canada Ltd., and Analog Devices B.V. Incorporated by reference to Exhibit 2.3 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
3.1		Form of Bylaws. Incorporated by reference to Exhibit 3.3 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
3.2		Form of Certificate of Incorporation. Incorporated by reference to Exhibit 3.6 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
4.1		Form of Registrant's Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to Amendment No. 1 of the Registrant's registration statement on Form S-1 dated August 6, 2004 (Registration No. 333-116880).
4.2		Fourth Amended and Restated Investor Rights Agreement, dated as of March 5, 2004, between the Registrant and the parties named therein. Incorporated by reference to Exhibit 3.6 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
5.1	*	Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1		Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers. Incorporated by reference to Exhibit 10.1 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.2		1999 Stock Option Plan and related form agreements thereunder. Incorporated by reference to Exhibit 10.2 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.3		Amended and Restated 2004 Equity Incentive Plan and related form agreements thereunder. Incorporated by reference to Exhibit 10.3 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.4		Amended and Restated 2004 Employee Stock Purchase Plan. Incorporated by reference to Exhibit 10.4 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.5		Lease Agreement, dated as of February 7, 2006, between Registrant and ProLogis, and addendums thereto. Incorporated by reference to Exhibit 10.5 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.6		Offer letter, dated August 6, 1999, between the Registrant and Rajesh Vashist. Incorporated by reference to Exhibit 10.6 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.7		Offer letter, dated August 29, 2003, between the Registrant and Daniel K. Atler. Incorporated by reference to Exhibit 10.7 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).

10.8	Offer letter, dated November 29, 2001, between the Registrant and Lionel Bonnot. Incorporated by reference to Exhibit 10.8 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.9	Offer letter, dated February 17, 2005, between the Registrant and Chris H. Smith. Incorporated by reference to Exhibit 10.9 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.10	Offer letter, dated October 8, 2003, between the Registrant and Derek Obata. Incorporated by reference to Exhibit 10.10 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.11	Offer letter, dated November 19, 1999, between the Registrant and Anoop Khurana. Incorporated by reference to Exhibit 10.11 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.12	Offer letter, dated March 10, 2000, between the Registrant and Rouben Toumani. Incorporated by reference to Exhibit 10.12 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.13	Offer letter, dated July 24, 2001, between the Registrant and Yehoshua Rom. Incorporated by reference to Exhibit 10.13 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
10.14	Offer letter, dated January 29, 2005, between the Registrant and Dean Grumlose. Incorporated by reference to Exhibit 10.14 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.15†	Product Development Agreement, dated October 30, 2003, between Registrant and Sasken Communication Technologies Ltd. Incorporated by reference to Exhibit 10.15 to Amendment No. 2 of the Registrant's registration statement on Form S-1 dated September 3, 2004 (Registration No. 333-116880).
10.16	Loan and Security Agreement, dated as of October 21, 2004, between Registrant and Silicon Valley Bank. Incorporated by reference to Exhibit 10.16 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.17	Amendment No. 1 and Forbearance, dated June 30, 2005 to the Loan and Security Agreement, dated October 21, 2004, between the Registrant and Silicon Valley Bank. Incorporated by reference to Exhibit 10.17 to Amendment No. 4 of the Registrant's registration statement on Form S-1 dated July 18, 2005 (Registration No. 333-116880).
10.18	Change of Control Agreement, dated August 22, 2005, between Registrant and Chris Smith. Incorporated by reference to Exhibit 10.18 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.19	Change of Control Agreement, dated August 22, 2005, between Registrant and Dean Grumlose. Incorporated by reference to Exhibit 10.19 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.20	Change of Control Agreement, dated August 22, 2005, between Registrant and Rouben Toumani, Ph.D. Incorporated by reference to Exhibit 10.20 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.21	Change of Control Agreement, dated August 23, 2005, between Registrant and Anoop Khurana. Incorporated by reference to Exhibit 10.21 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).

10.22		Employment Agreement, dated August 31, 2005, between Registrant and Rajesh Vashist. Incorporated by reference to Exhibit 10.22 to Amendment No. 6 of the Registrant's registration statement on Form S-1 dated September 1, 2005 (Registration No. 333-116880).
10.23		Summary of Registrant's 2006 Executive Bonus Plan. Incorporated by reference to Exhibit 10.23 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.24		Summary of Registrant's 2006 Sales Compensation Plan. Incorporated by reference to Exhibit 10.24 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.25		Form of Notice of Grant of Restricted Stock Units. Incorporated by reference to Exhibit 10.25 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.26		Lease Agreement, dated as of February 7, 2006, between Registrant and ProLogis, and addendums thereto. Incorporated by reference to Exhibit 10.26 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
10.27		Patent and Technology License Agreement, effective as of February 17, 2006, by and among the Registrant and Analog Devices, Inc. Incorporated by reference to Exhibit 10.27 of the Registrant's annual report on Form 10-K filed on February 27, 2006 (File No. 000-51532).
21.1		Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 of the Registrant's registration statement on Form S-1 dated June 25, 2004 (Registration No. 333-116880).
23.1	*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm.
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1		Power of Attorney (See page II-7 of this Registration Statement).

*
To be filed by amendment.

†
Confidential treatment has been granted as to certain portions of this Exhibit.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Summary Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF OUR COMMON STOCK
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE CAN YOU FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
IKANOS COMMUNICATIONS, INC. CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
IKANOS COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
IKANOS COMMUNICATIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
IKANOS COMMUNICATIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BROADBAND PRODUCTS PRODUCT LINE CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended October 29, 2005, October 30, 2004 and November 1, 2003
BROADBAND PRODUCTS PRODUCT LINE CONSOLIDATED BALANCE SHEETS October 29, 2005 and October 30, 2004
BROADBAND PRODUCTS PRODUCT LINE STATEMENT OF PARENT COMPANY INVESTMENT Years Ended October 29, 2005, October 30, 2004, and November 1, 2003 (THOUSANDS)
BROADBAND PRODUCTS PRODUCT LINE CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended October 29, 2005, October 30, 2004, and November 1, 2003
BROADBAND PRODUCTS PRODUCT LINE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended October 29, 2005, October 30, 2004, and November 1, 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX